Exhibit 4.1

EXECUTION VERSION

____________________________________

GENCORP INC.,

THE SUBSIDIARY GUARANTORS

AND

U.S. BANK NATIONAL ASSOCIATION

AS TRUSTEE AND COLLATERAL AGENT

7.125% SECOND-PRIORITY SENIOR SECURED NOTES DUE 2021

____________________________________

Indenture

Dated as of January 28, 2013

____________________________________

Reconciliation and tie between Trust Indenture Act
of 1939 and Indenture, dated as of January 28, 2013

Trust Indenture Act Section		Indenture Section
§ 310	(a)(1)	7.10
	(a)(2)	7.10
	(a)(3)	Not Applicable
	(a)(4)	Not Applicable
	(a)(5)	Not Applicable
	(b)	7.08, 7.10
	(c)	Not Applicable
§ 311	(a)	7.11
	(b)	7.11
	(c)	Not Applicable
§ 312	(a)	2.05
	(b)	10.03
	(c)	10.03
§ 313	(a)	7.06
	(b)(1)	Not Applicable
	(b)(2)	7.06
	(c)	7.06
	(d)	7.06
§ 314	(a)	402, 403
	(c)(1)	10.04
	(c)(2)	10.04
	(c)(3)	Not Applicable
	(e)	4.03
	(f)	Not Applicable
§ 315	(a)	7.01
	(b)	7.05
	(c)	7.01
	(d)	7.01
	(e)	6.11
§ 316	(a) (last sentence)	2.10
	(a)(l)(A)	6.05
	(a)(l)(B)	6.04
	(a)(2)	Not Applicable
	(b)	6.07
§ 317	(a)(1)	6.08
	(a)(2)	6.09
	(b)	2.04
§ 318	(a)	10.01

Note:  This reconciliation and tie shall not, for any purpose, be deemed to be a part of the Indenture.

i

TABLE OF CONTENTS

v

Page
ARTICLE XIV RANKING OF NOTE LIENS
Section 14.01.	Relative Rights	108

EXHIBIT A:	FORM OF NOTE

EXHIBIT B:	FORM OF CERTIFICATION FOR TRANSFER

EXHIBIT C:	FORM OF CERTIFICATE OF EXCHANGE

EXHIBIT D:	FORM OF SUPPLEMENTAL INDENTURE

THIS INDENTURE, dated as of January 28, 2013, is between GenCorp Inc., an Ohio corporation (the “Company”), the Subsidiary Guarantors listed as signatories hereto and U.S. Bank National Association, a national banking association organized and existing under the laws of the United States, as trustee (the “Trustee”) and collateral agent (the “Collateral Agent”).  The Company has duly authorized the creation of its 7.125% Second-Priority Secured Notes due 2021 (the “Notes”) and to provide therefor the Company and the Trustee have duly authorized the execution and delivery of this Indenture.  Each party agrees as follows for the benefit of the other party and for the equal and ratable benefit of the Holders from time to time of the Notes:

ARTICLE I

DEFINITIONS

SECTION 1.01.          Definitions.

“144A Global Note” means a global note substantially in the form of Exhibit A hereto bearing the Global Note Legend and the Private Placement Legend and deposited with or on behalf of, and registered in the name of, the Depositary or its nominee that shall be issued in a denomination equal to the outstanding principal amount at maturity of the Notes sold in reliance on Rule 144A.

“Acquired Debt” means, with respect to any specified Person:

(1)           Indebtedness of any other Person existing at the time such other Person is merged with or into, or becomes a Subsidiary of, such specified Person, whether or not such Indebtedness is incurred in connection with, or in contemplation of, such other Person merging with or into, or becoming a Subsidiary of, such specified Person; and

(2)           Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.

“Acquisition” means the acquisition of United Technologies Corporation’s Pratt & Whitney Rocketdyne business (referred to in this Indenture as “Rocketdyne”) by certain wholly-owned subsidiaries of the Company as contemplated under the Acquisition Agreement.

“Acquisition Agreement” means the Stock and Purchase Agreement, by and among the Company and United Technologies Corporation dated as of July 22, 2012 and, unless otherwise expressly stated or the context otherwise requires, as in effect on the date of the Offering Memorandum.

“Additional Notes” has the meaning set forth in Section 2.02(d).

“Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person.  For purposes of this definition, “control,” as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise.  For purposes of this definition, the terms “controlling,” “controlled by” and “under common control with” shall have correlative meanings.

“Agent” means any Registrar, Paying Agent or co-registrar.

“Agent Member” means any member of, or participant in, the Depositary.

“Applicable Premium” means, with respect to any Note on any redemption date, the greater of:

(1)           1.0% of the principal amount of such Note; and

(2)           the excess, if any, of (a) the present value at such redemption date of (i) the redemption price of such Note at March 15, 2016 (such redemption price being set forth in the table appearing in paragraph 6(b) of the Global Note attached hereto as Exhibit A, plus (ii) all required interest payments due on such Note through March 15, 2016 (excluding accrued but unpaid interest to the redemption date), computed using a discount rate equal to the Treasury Rate as of such redemption date plus 50 basis points; over (b) the then outstanding principal amount of such Note.

“Applicable Procedures” means, with respect to any transfer or exchange of or for beneficial interests in any Global Note, the rules and procedures of the Depositary, Euroclear and Clearstream that apply to such transfer or exchange.

“Asset Sale” means any sale, issuance, conveyance, transfer, lease, assignment or other disposition by the Company or any Restricted Subsidiary to any Person other than the Company or any Restricted Subsidiary (including by means of a Sale and Leaseback Transaction or a merger or consolidation) (collectively, for purposes of this definition, a “transfer”), in one transaction or a series of related transactions, of any assets of the Company or any of its Restricted Subsidiaries (including Equity Interests in any Subsidiary of the Company or another Restricted Subsidiary) other than in the ordinary course of business.  For purposes of this definition, the term “Asset Sale” shall not include:

(1)           transfers of cash or Cash Equivalents;

(2)           transfers of assets (including Equity Interests) that are governed by, and made in accordance with, Section 4.15 or Section 5.01;

(3)           Permitted Investments and Restricted Payments permitted under Section 4.10;

(4)           the creation of or realization on any Lien permitted under this Indenture and any disposition of assets resulting from the enforcement or foreclosure of any such Lien;

(5)           transfers of damaged, worn-out or obsolete equipment or assets that, in the Company’s reasonable judgment, are no longer used or useful in the business of the Company or its Restricted Subsidiaries;

(6)           sales or grants of licenses or sublicenses to use the patents, trade secrets, know-how and other intellectual property, and licenses, leases or subleases of other assets, of the Company or any Restricted Subsidiary to the extent not materially interfering with the business of Company and the Restricted Subsidiaries;

(7)           the trade or exchange by the Company or any Restricted Subsidiary of any asset for any other asset or assets; provided that the fair market value of the asset or assets received by the Company or any Restricted Subsidiary in such trade or exchange (including any such cash or Cash Equivalents) is at least equal to the fair market value (as determined in good faith by the Board of Directors or an executive officer of the Company or of such Restricted Subsidiary with responsibility for such transaction, which determination shall be conclusive evidence of compliance with this provision) of the asset or assets disposed of by the Company or any Restricted Subsidiary pursuant to such trade or exchange; and provided, further, that if any cash or Cash Equivalents are used in such trade or exchange to achieve an exchange of equivalent value, that the amount of such cash and/or Cash Equivalents shall be deemed proceeds of an “Asset Sale,” subject to the following clause (8);

(8)           any transfer or series of related transfers that, but for this clause, would be Asset Sales, if after giving effect to such transfers, the aggregate fair market value of the assets transferred in such transaction or any such series of related transactions does not exceed $20.0 million;

(9)           a Sale and Leaseback Transaction with respect to any assets within 180 days of the acquisition of such assets or a Sale and Leaseback Transaction with respect to any assets;

(10)           foreclosures on assets held as security pledged in accordance with the terms of this Indenture;

(11)           any sale or transfer of any assets of, or any Equity Interests in, an Excluded Subsidiary;

(12)           sales of accounts receivable, or participations therein, or Securitization Assets (other than royalties or other revenues (except accounts receivable)) or related assets in connection with any Qualified Securitization Facility or the disposition of an account receivable in connection with the collection or compromise thereof in the ordinary course of business; and

(13)           any sale, discount, transfer or other disposition of receivables arising in the ordinary course of business or any sale, transfer or other disposition of property or assets in the ordinary course of business.

“Beneficial Owner” has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that in calculating the beneficial ownership of any particular “person” (as that term is used in Section 13(d)(3) of the Exchange Act), such “person” shall be deemed to have beneficial ownership of all securities that such “person” has the right to acquire by conversion or exercise of other securities, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition.  The terms “Beneficially Owns” and “Beneficially Owned” shall have a corresponding meaning.

“Board of Directors” means:

(1)           with respect to a corporation, the board of directors of the corporation;

(2)           with respect to a partnership, the board of directors of the general partner of the partnership; and

(3)           with respect to any other Person, the board or committee of such Person serving a similar function.

“Broker-Dealer” means any broker or dealer registered under the Exchange Act.

“Business Day” means any day other than a Saturday, a Sunday or a day on which the Federal Reserve Bank of New York or banking institutions in the state of California or Minnesota are authorized or required by law or executive order to close or be closed.

“Calculation Date” means the date on which the event for which the calculation of the Consolidated First Priority Leverage Ratio, the Consolidated Secured Leverage Ratio or the Fixed Charge Coverage Ratio shall occur.

“Capital Lease Obligation” means, at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease that would at that time be required to be capitalized on a balance sheet in accordance with GAAP.

“Capital Stock” means:

(1)           in the case of a corporation, corporate stock;

(2)           in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

(3)           in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited); and

(4)           any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

“Cash Equivalents” means:

(1)           United States dollars;

(2)           securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality thereof (provided that the full faith and credit of the United States is pledged in support thereof) having maturities of not more than twelve (12) months from the date of acquisition;

(3)           certificates of deposit and eurodollar time deposits with maturities of six (6) months or less from the date of acquisition, bankers’ acceptances with maturities not exceeding six (6) months and overnight bank deposits, in each case, with any domestic commercial bank having capital and surplus in excess of $500.0 million and a Thomson Bank Watch Rating of “B” or better;

(4)           repurchase obligations with a term of not more than 30 days for underlying securities of the types described in clauses (2) and (3) above entered into with any financial institution meeting the qualifications specified in clause (3) above;

(5)           commercial paper and variable or fixed rate notes issued by banks, financial institutions and corporations rated A-1 (or the equivalent thereof) by S&P or P-1 (or the equivalent thereof) by Moody’s and in each case maturing within twelve (12) months after the date of acquisition;

(6)           auction preferred stock rated in the highest short-term credit rating category by S&P or Moody’s with maturities of six (6) months or less;

(7)           investments in money market and tax-exempt mutual funds that (i) comply with Rule 2a-7 under the Investment Company Act of 1940, as amended, and (ii) invest substantially all their assets in securities of the types described in clauses (1) through (6) of this definition.

“Cash Management Obligations” means, with respect to any Person, all obligations (including fees, expenses and overdrafts and related liabilities) of such Person to any other Person that arise from Treasury Management Arrangements.

“Change of Control” means the occurrence of one or more of the following events:

(1)           a “person” or “group” other than the Company or its Subsidiaries files a Schedule 13D or Schedule TO (or any successor schedule, form or report) pursuant to the Exchange Act accurately disclosing that such person or group has become the direct or indirect Beneficial Owner of Voting Stock of the Company representing more than 50% of the voting power of the Voting Stock of the Company;

(2)           the consummation of any binding share exchange, consolidation or merger of the Company with or into any other Person pursuant to which the Voting Stock of the Company will be converted into cash, securities or other property, or the sale, lease, transfer, conveyance or other disposition, in one or a series of related transactions, of all or substantially all of the Company’s assets and those of its Subsidiaries taken as a whole to any Person, other than:

(a)           any transaction pursuant to which the holders of more than 50% of the voting power of the Voting Stock of the Company immediately prior to such transaction have the right to exercise, directly or indirectly, more than 50% of the total voting power of all shares of Capital Stock or other securities entitled to vote generally in elections of members of the Board of Directors of the continuing, surviving or successor Person immediately after giving effect to such transaction, or have the power, directly or indirectly, to elect a majority of the members of the Board of Directors of any such Person, and such holders’ proportional voting power immediately after such transaction vis-à-vis each other with respect to the securities received in such transaction shall be in substantially the same proportions as their respective voting power vis-à-vis each other immediately prior to such transaction; or

(b)           any such transaction effected primarily for the purpose of changing the Company’s jurisdiction of incorporation and resulting in a reclassification, conversion or exchange of outstanding shares of Voting Stock of the Company, if at all, solely into shares of common stock of the surviving entity or a direct or indirect parent of the surviving entity;

(3)           the Company’s shareholders approve any plan or proposal for the liquidation or dissolution of the Company (whether or not in compliance with this Indenture).

For purposes of this definition of “Change of Control,” the terms “person” and “group” have the meanings given them for purposes of Section 13(d) and 14(d) of the Exchange Act or any successor provisions, and the term “group” includes any group acting for the purposes of acquiring, holding, voting or disposing of securities within the meaning of Rule 13d-5(b)(1) under the Exchange Act, or any successor provision.

“Collateral” means all of the assets of the Company and the Subsidiary Guarantors, whether now owned or hereafter acquired, with respect to which a Lien is granted (or purported to be granted) as security for any Second Priority Obligations (including proceeds and products thereof).

“Collateral Agent” means U.S. Bank National Association, in its capacity as Collateral Agent under the Security Documents, together with its successors.

“Clearstream” means Clearstream Banking, société anonyme, Luxembourg.

“Commission” means the U.S. Securities and Exchange Commission.

“Company” means the party named as such above until a successor replaces it in accordance with Article V and thereafter means the successor.

“Company Order” means a written order of the Company signed by an Officer of the Company.

“Consolidated Cash Flow” means, with respect to any specified Person for any period, the Consolidated Net Income of such Person for such period plus (without duplication), to the extent the same was deducted in computing such Consolidated Net Income (other than with respect to clause (9) below):

(1)           provision for taxes based on income or profits of such Person and its Restricted Subsidiaries for such period; plus

(2)           Fixed Charges; plus

(3)           depreciation, amortization (including amortization of goodwill and other intangibles but excluding amortization of prepaid cash expenses that were paid in a prior period) and other non-cash expenses or charges (excluding amortization of a prepaid cash expense that was paid in a prior period, and provided that if any such other non-cash charges represent an accrual or reserve for potential cash items in any future period, (A) the Company may determine not to add back such non-cash charge in the current period and (B) to the extent the Company does decide to add back such non-cash charge, the cash payment in respect thereof in such future period shall be subtracted from Consolidated Cash Flow to such extent) of such Person and its Subsidiaries for such period; plus

(4)           all extraordinary or non-recurring gains or losses (net of fees and expense relating to the event or transaction giving rise thereto); plus

(5)           any fees, charges and expenses, or any amortization or write-off thereof, incurred in connection with the Transactions or any acquisition, investment, asset disposition, issuance or repayment of debt, issuance of equity securities, refinancing transaction (including the termination of existing Hedging Obligations in connection therewith) or amendment or other modification of any debt instrument; and any charges incurred as a result of any such transaction; plus

(6)           the amount of any restructuring charges or reserves (which shall include retention, severance, systems establishment cost, excess pension charges, contract termination costs, including future lease commitments, costs related to start up, closure, relocation or consolidation of facilities, costs to relocate employees, consulting fees, one time information technology costs, one time branding costs and losses on the sale of assets and from closures); plus

(7)           the amount of any minority interest expense consisting of Subsidiary income attributable to minority equity interest of third parties in any non-wholly owned subsidiary; plus

(8)           charges related to legal matters involving the Company and its Subsidiaries with respect to the Specified Legal Claims in an amount not to exceed $30 million in the aggregate after the Issue Date; plus

(9)           the amount of net cost savings and synergies projected by the Company, as determined by a responsible financial or accounting officer of the Company, to be realized as a result of specified actions taken or are reasonably expected to be taken within 12 months after the date of determination to take such action, in the reasonable judgment of a responsible financial or accounting officer of the Company (calculated on a pro forma basis as though such cost savings or synergies had been realized on the first day of such period and as if such cost savings and synergies were realized during the entirety of such period), net of the amount of actual benefits realized during such period from such actions; provided that such cost savings or synergies are reasonably identifiable and factually supportable (which adjustments may be incremental to pro forma adjustments made pursuant to the definition of “Fixed Charge Coverage Ratio,” “Consolidated First Priority Leverage Ratio,” or “Consolidated Secured Leverage Ratio”); plus

(10)           earn-out and contingent consideration obligations (including to the extent accounted for as bonuses or otherwise) and adjustments thereof and purchase price adjustments; minus

(11)           non-cash items increasing such Consolidated Net Income for such period, other than revenue and expense accruals consistent with past practice;

in each case, on a consolidated basis and determined in accordance with GAAP.

Notwithstanding the preceding, the provision for taxes based on the income or profits of, and the depreciation and amortization and other non-cash expenses of, a Restricted Subsidiary of the Company shall be added to Consolidated Net Income to compute Consolidated Cash Flow of the Company only to the extent (and in the same proportion, including by reason of minority interests) that a corresponding amount would be permitted at the date of determination to be dividended to the Company by such Restricted Subsidiary without prior governmental approval (that has not been obtained), and without direct or indirect restriction pursuant to the terms of its charter and all agreements, instruments, judgments, decrees, orders, statutes, rules and governmental regulations applicable to that Subsidiary or its stockholders.

“Consolidated First Priority Leverage Ratio” means, with respect to any specified Person on any Calculation Date, the ratio, on a pro forma basis, of (1) the sum of the aggregate outstanding amount of Indebtedness of such Person and its Restricted Subsidiaries secured by a First Priority Lien, determined on a consolidated basis as of the last day of the most recent fiscal quarter for which internal financial statements are available immediately preceding the Calculation Date, to (2) the Consolidated Cash Flow of such Person and its Restricted Subsidiaries for the most recently ended four fiscal quarters for which internal financial statements are available immediately preceding the Calculation Date.

For purposes of calculating the Consolidated First Priority Leverage Ratio:

(1)           acquisitions and dispositions of business entities or property and assets constituting a division or line of business of any Person that have been made by the specified Person or any of its Restricted Subsidiaries, including through mergers or consolidations and including any related financing transactions, during the four-quarter reference period or subsequent to such reference period and on or prior to the Calculation Date shall be given pro forma effect as if they had occurred on the first day of the four-quarter reference period and Consolidated Cash Flow for such reference period shall be calculated on a pro forma basis in accordance with Regulation S-X under the Exchange Act and as otherwise permitted in accordance with the definition of “Consolidated Cash Flow”; and

(2)           in the event that such Person or any Restricted Subsidiary incurs, assumes, guarantees, redeems, repays, retires or extinguishes any Indebtedness (other than Indebtedness incurred or repaid under any revolving credit facility in the ordinary course of business) or issues, redeems, repays or retires Preferred Stock, in each case, subsequent to such reference period and on or prior to the Calculation Date, then the Consolidated First Priority Leverage Ratio shall be calculated giving pro forma effect to such incurrence, assumption, guarantee, redemption, repayment, retirement or extinguishment of Indebtedness, or such issuance, redemption, repayment or retirement of Preferred Stock, as if they had occurred on the first day of the four-quarter reference period.

“Consolidated Net Income” means, with respect to any specified Person for any period, the aggregate of the Net Income of such Person and its Restricted Subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP; provided that:

(1)           the Net Income of any Person that is not a Restricted Subsidiary (including, without limitation, Unrestricted Subsidiaries) or that is accounted for by the equity method of accounting shall be included only to the extent of the amount of dividends or distributions paid in cash to the specified Person or a Restricted Subsidiary thereof;

(2)           the Net Income of any Restricted Subsidiary shall be excluded to the extent that the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of that Net Income is not at the date of determination permitted without any prior governmental approval (that has not been obtained) or, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Restricted Subsidiary or its equityholders; and

(3)           the cumulative effect of a change in accounting principles shall be excluded.

“Consolidated Secured Leverage Ratio” means, with respect to any specified Person on any Calculation Date, the ratio, on a pro forma basis, of (1) the sum of the aggregate outstanding amount of Indebtedness of such Person and its Restricted Subsidiaries secured by a Lien, determined on a consolidated basis as of the last day of the most recent fiscal quarter for which internal financial statements are available immediately preceding the Calculation Date, to (2) the Consolidated Cash Flow of such Person and its Restricted Subsidiaries for the most recently ended four fiscal quarters for which internal financial statements are available immediately preceding the Calculation Date.

For purposes of calculating the Consolidated Secured Leverage Ratio:

(1)           acquisitions and dispositions of business entities or property and assets constituting a division or line of business of any Person that have been made by the specified Person or any of its Restricted Subsidiaries, including through mergers or consolidations and including any related financing transactions, during the four-quarter reference period or subsequent to such reference period and on or prior to the Calculation Date shall be given pro forma effect as if they had occurred on the first day of the four-quarter reference period and Consolidated Cash Flow for such reference period shall be calculated on a pro forma basis in accordance with Regulation S-X under the Exchange Act and as otherwise permitted in accordance with the definition of “Consolidated Cash Flow”; and

(2)           in the event that such Person or any Restricted Subsidiary incurs, assumes, guarantees, redeems, repays, retires or extinguishes any Indebtedness (other than Indebtedness incurred or repaid under any revolving credit facility in the ordinary course of business) or issues, redeems, repays or retires Preferred Stock, in each case, subsequent to such reference period and on or prior to the Calculation Date, then the Consolidated Secured Leverage Ratio shall be calculated giving pro forma effect to such incurrence, assumption, guarantee, redemption, repayment, retirement or extinguishment of Indebtedness, or such issuance, redemption, repayment or retirement of Preferred Stock, as if they had occurred on the first day of the four-quarter reference period.

“Consolidated Total Assets” of any Person means, as of any date, the amount which, in accordance with GAAP, would be set forth under the caption “Total Assets” (or any like caption) on a consolidated balance sheet of such Person and its Restricted Subsidiaries, as of the end of the most recently ended fiscal quarter for which internal financial statements are available.

“Corporate Trust Office” means the designated office of the Trustee at which, at any particular time, its duties under this Indenture shall be administered, which office at the date of original execution of this Indenture is located at Global Corporate Trust Services, One California Street, Suite 1000, San Francisco, CA 94111 Attention: A. Fung (GenCorp), or such other address as the Trustee may designate from time to time by notice to the Holders and the Company, or the principal corporate trust office of any successor Trustee (or such other address as such successor Trustee may designate from time to time by notice to the Holders and the Company).

“Credit Agreement” means the Second Amended and Restated Credit Agreement, dated as of November 18, 2011, as amended by the First Amendment dated as of May 30, 2012, as further amended by the Second Amendment dated as of August 16, 2012, and as further amended by the Third Amendment dated as of January 14, 2013 by and among the Company, the guarantor subsidiaries named therein, Wells Fargo Bank, National Association, as Administrative Agent, the other lenders named therein and the other arrangers or agents party thereto, including any related letters of credit, notes, Guarantees, collateral documents, instruments and agreements executed in connection therewith, and in each case as amended, restated, modified, renewed, refunded, replaced or refinanced (including by means of sales of debt securities to institutional investors) in whole or in part from time to time, in which case, the credit agreement or other debt agreement (including any indenture in the case of debt securities) together with all other documents and instruments related shall constitute the “Credit Agreement,” whether with the same or different agents and lenders or institutional investors.

“Credit Facilities” means, one or more debt facilities (including, without limitation, the Credit Agreement and any hedging arrangements with the lenders thereunder or Affiliates of such lenders, secured by the collateral securing the Company’s Obligations under the Credit Agreement), indentures or commercial paper facilities, in each case with banks or other institutional lenders or a trustee providing for revolving credit loans, term loans, receivables financing (including through the sale of receivables to such lenders or to special purpose entities formed to borrow from such lenders against such receivables) or letters of credit or issuances of notes, in each case, as amended, restated, modified, renewed, refunded, replaced or refinanced (including by means of sales of debt securities to institutional investors) in whole or in part from time to time.

“Default” means any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default.

“Depositary” means, with respect to any Global Notes, a clearing agency that is registered as such under the Exchange Act and is designated by the Company to act as Depositary for such Global Notes (or any successor securities clearing agency so registered), which shall initially be DTC.

“Designated Non-Cash Consideration“ means the fair market value (as determined in good faith by the Company) of non-cash consideration received by the Company or one of its Restricted Subsidiaries in connection with an Asset Sale that is so designated as Designated Non-Cash Consideration pursuant to an Officers’ Certificate, setting forth the basis of such valuation, less the amount of cash or Cash Equivalents received in connection with a subsequent payment, redemption, retirement, sale or other disposition of such Designated Non-Cash Consideration.

“Disqualified Stock” means any Capital Stock that, by its terms (or by the terms of any security into which it is convertible, or for which it is exchangeable, in each case at the option of the holder thereof), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder thereof, in whole or in part, on or prior to the date that is one year after the date on which the Notes mature.  Notwithstanding the preceding sentence, any Capital Stock that would constitute Disqualified Stock solely because the holders thereof have the right to require the Company to repurchase such Capital Stock upon the occurrence of a change of control or an asset sale shall not constitute Disqualified Stock if the terms of such Capital Stock provide that the Company may not repurchase or redeem any such Capital Stock pursuant to such provisions unless and until the Company complies with Section 4.10.  The term “Disqualified Stock” shall also include any options, warrants or other rights that are convertible into Disqualified Stock or that are redeemable at the option of the holder, or required to be redeemed, prior to the date that is one year after the date on which the Notes mature.

“Domestic Subsidiary” means any Subsidiary of the Company that was formed under the laws of the United States or any state thereof or the District of Columbia.

“DTC” means The Depository Trust Company, a New York corporation.

“Eligible Escrow Investments” means (1) Government Securities maturing no later than the Business Day preceding the Escrow End Date and (2) securities representing an interest or interests in money market funds registered under the Investment Company Act of 1940 whose shares are registered under the Securities Act as investing exclusively in direct obligations of the United States and (3) such other short-term liquid investments in which the Escrowed Property may be invested in accordance with the Escrow Agreement.

“Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

“Escrow Account” has the meaning set forth in Section 4.25(a).

“Escrow Agent” means U.S. Bank National Association, as escrow agent under the Escrow Agreement or any successor escrow agent as set forth in the Escrow Agreement.

“Escrow Agreement” means the Escrow Agreement to be dated as of the Issue Date, among the Company, the Trustee and the Escrow Agent, as amended, supplemented, modified, extended, renewed, restated or replaced in whole or in part from time to time.

“Escrow End Date” has the meaning set forth in the Escrow Agreement.

“Escrowed Property” has the meaning set forth in Section 4.25(a).

“Escrow Release Date” has the meaning set forth in Section 4.25(b).

“Euroclear” means Euroclear S.A./N.V., as operator of the Euroclear System.

“Event of Loss” means, with respect to any property or asset (tangible or intangible, real or personal) constituting Collateral, any of the following:

                (i)any loss, destruction or damage of such property or asset;

                (ii)any institution of any proceeding for the condemnation or seizure of such property or asset or for the exercise of any right of eminent domain;

                (iii)any actual condemnation, seizure or taking by exercise of the power of eminent domain or otherwise of such property or asset, or confiscation of such property or asset or the requisition of the use of such property or asset; or

                (iv)any settlement in lieu of clause (ii) or (iii) above.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Exchange Notes” means the Notes issued in the Exchange Offer in accordance with Section 2.07(i) hereof.

“Exchange Offer” has the meaning set forth in the Registration Rights Agreement.

“Exchange Offer Registration Statement” has the meaning set forth in the Registration Rights Agreement.

“Excluded Property” has the meaning set forth in the Security Agreement.

“Excluded Subsidiaries” means (i) Easton Development Company, LLC and (ii) any other direct or indirect Subsidiary or Joint Venture of the Company (whether now or hereafter existing) formed for the sole purpose of holding, managing, developing or monetizing any of the real property assets of such Person and any other activity reasonably related thereto and designated as an Excluded Subsidiary by the Company; provided that (a) such Excluded Subsidiary shall not guaranty the Credit Agreement or any replacements or refinancing thereof and (b) in the case of any Excluded Subsidiary formed after the Issue Date, such Excluded Subsidiary, if a Subsidiary of the Company, shall have been and continue to be an Unrestricted Subsidiary designated as such in accordance with this Indenture.

“Existing 2.25% Convertible Subordinated Debentures” means the Company’s existing convertible subordinated debentures due 2024 pursuant to that certain debenture, dated as of November 23, 2004 (as amended, supplemented or otherwise modified from time to time), among the Company, the subsidiary guarantors party thereto, and The Bank of New York Mellon Trust Company, N.A., as trustee.

“Existing 4.0625% Convertible Subordinated Debentures” means the Company’s existing convertible subordinated debentures due 2039 pursuant to that certain debenture, dated as of December 21, 2009 (as amended, supplemented or otherwise modified from time to time), among the Company, the subsidiary guarantors party thereto, and The Bank of New York Mellon Trust Company, N.A., as trustee.

“Existing Indebtedness” means the aggregate principal amount of Indebtedness of the Company and its Subsidiaries (other than Indebtedness under the Credit Agreement and the Notes but including the Existing Subordinated Notes in existence on the date of this Indenture, until such amounts are repaid.

“Existing Subordinated Notes” means (i) the Existing 2.25% Convertible Subordinated Debentures and (ii) the Existing 4.0625% Convertible Subordinated Debentures.

“fair market value” means the price that would be paid in an arm’s-length transaction between an informed and willing seller under no compulsion to sell and an informed and willing buyer under no compulsion to buy, as determined in good faith by the Company in good faith; provided that if the fair market value exceeds $25.0 million, such determination shall be made by the Board of Directors of the Company or an authorized committee thereof in good faith (including as to the value of all non-cash consideration).

“First Lien Agent” means Wells Fargo Bank, National Association, a national banking association, in its capacity as agent (together with its successors and assigns in such capacity) pursuant to the Credit Agreement for the First Priority Lenders.

“First Priority Credit Documents” means the Credit Agreement, the other Loan Documents (as defined in the Credit Agreement), and each of the other agreements, documents, and instruments providing for or evidencing any other First Priority Obligation and any other document or instrument executed or delivered at any time in connection with any First Priority Obligation (including any security, intercreditor or joinder agreement among holders of First Priority Obligations but excluding documents governing the Hedging Obligations), to the extent such are effective at the relevant time, as each may be amended, modified, restated, supplemented, replaced or refinanced from time to time.

“First Priority Documents” means the First Priority Credit Documents and any and all documents governing the Hedging Obligations.

“First Priority Lenders” means the “Lenders” from time to time party to, and as defined in, the Credit Agreement, together with their respective successors and assigns; provided that the term “First Priority Lender” shall also include each letter of credit issuer and swingline lender under the Credit Agreement, any affiliate of a Lender that is a holder of First Priority Obligations and the “Issuing Bank,” the “Swingline Lender,” the “Administrative Agent” and the “Syndication Agent,” or similar agency position thereof, under (and each as defined in) the Credit Agreement and any other lender or investor that is a holder of a First Priority Obligation.

“First Priority Liens” means all Liens that secure the First Priority Obligations.

“First Priority Obligations” means (1) (a) (i) the principal and premium, if any, and interest (including any Post-Petition Interest, whether or not allowable) on all loans or advances made pursuant to, or the issuance of any Indebtedness under, the Credit Agreement (or any financing replacing, renewing or refinancing the Credit Agreement), when and as due, whether at maturity, by acceleration, upon one or more dates set for prepayment or otherwise, (ii) each payment required to be made by the Company or any Subsidiary Guarantor in respect of any letter of credit or similar instrument issued under the Credit Agreement, when and as due, including payments in respect of reimbursement of disbursements made by any “Issuing Bank” (as defined in the Credit Agreement) with respect thereto, interest thereon and obligations to provide cash collateral in connection therewith and (iii) all other monetary obligations of the Company or any Subsidiary Guarantor to any of the First Priority Lenders under the First Priority Documents, including obligations to pay fees, expense reimbursement obligations and indemnification obligations, whether primary, secondary, direct, contingent, fixed or otherwise (including monetary obligations incurred during the pendency of any insolvency proceeding, regardless of whether allowed or allowable in such proceeding), (b) the due and punctual payment and performance of all other obligations of the Company under or pursuant to the First Priority Documents, (c) the due and punctual payment and performance of all the obligations of each Subsidiary Guarantor under or pursuant to the First Priority Documents, (d) all Hedging Obligations to First Priority Lenders and (e) all Cash Management Obligations to First Priority Lenders and (2) all Obligations of the type described in clause (1) under any other Credit Facilities governing Indebtedness incurred under clause (1) or (2) of Section 4.09(b) (or Permitted Refinancing Indebtedness incurred under clause (5) thereof).  To the extent any payment with respect to any First Priority Obligation (whether by or on behalf of any of the Company or any Subsidiary Guarantor, as proceeds of security, enforcement of any right of setoff or otherwise) is declared to be a fraudulent conveyance or a preference in whole or in part, or is otherwise set aside or required to be returned or paid to a debtor in possession, any holder of Second Priority Obligations, any receiver or any similar Person, then the obligation or part thereof originally intended to be satisfied by such payment shall, for the purposes of the Intercreditor Agreement and the rights and obligations of the First Priority Lenders and the holders of Second Priority Obligations, be deemed to be reinstated and outstanding as if such payment had not occurred.

“First Priority Secured Parties” means the First Lien Agent and the First Priority Lenders.

“Fixed Charge Coverage Ratio” means with respect to any specified Person for any period, the ratio of the Consolidated Cash Flow of such Person for such period to the Fixed Charges of such Person for such period.  In the event that the specified Person or any of its Restricted Subsidiaries incurs, assumes, Guarantees, repays, repurchases or redeems any Indebtedness or issues, repurchases or redeems preferred stock subsequent to the commencement of the period for which the Fixed Charge Coverage Ratio is being calculated and on or prior to the date on which the event for which the calculation of the Fixed Charge Coverage Ratio is made (the “Calculation Date”), then the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect to such incurrence, assumption, Guarantee, repayment, repurchase or redemption of Indebtedness, or such issuance, repurchase or redemption of preferred stock, and the use of the proceeds therefrom as if the same had occurred at the beginning of the applicable four-quarter reference period.

In addition, for purposes of calculating the Fixed Charge Coverage Ratio:

(1)           acquisitions and dispositions of business entities or property and assets constituting a division or line of business of any Person that have been made by the specified Person or any of its Restricted Subsidiaries, including through mergers or consolidations and including any related financing transactions, during the four-quarter reference period or subsequent to such reference period and on or prior to the Calculation Date shall be given pro forma effect as if they had occurred on the first day of the four-quarter reference period and Consolidated Cash Flow for such reference period shall be calculated on a pro forma basis in accordance with Regulation S-X under the Exchange Act and as otherwise permitted in accordance with the definition of “Consolidated Cash Flow”;

(2)           the Consolidated Cash Flow attributable to discontinued operations, as determined in accordance with GAAP shall be excluded;

(3)           the Fixed Charges attributable to discontinued operations, as determined in accordance with GAAP shall be excluded, but only to the extent that the obligations giving rise to such Fixed Charges will not be obligations of the specified Person or any of its Subsidiaries following the Calculation Date; and

(4)           consolidated interest expense attributable to interest on any Indebtedness (whether existing or being incurred) computed on a pro forma basis and bearing a floating interest rate shall be computed as if the rate in effect on the Calculation Date (taking into account any interest rate option, swap, cap or similar agreement applicable to such Indebtedness if such agreement has a remaining term in excess of 12 months or, if shorter, at least equal to the remaining term of such Indebtedness) had been the applicable rate for the entire period.

“Fixed Charges” means, with respect to any specified Person for any period, the sum, without duplication, of:

(1)           the consolidated interest expense of such Person and its Restricted Subsidiaries for such period, whether paid or accrued, including, without limitation, amortization of original issue discount, non-cash interest payments (but excluding (x) any non-cash interest payments attributable to the movement in the mark-to-market valuation of Hedging Obligations or other derivative instruments pursuant to GAAP and (y) any non-cash imputed interest component of Obligations not constituting Indebtedness), the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, imputed interest with respect to attributable debt in connection with Sale and Leaseback Transactions, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers’ acceptance financings, and net of the effect of all payments made or received pursuant to Hedging Obligations, but excluding amortization of deferred financing fees, debt issuance costs, debt discount and premium and any interest obligations paid in shares of Capital Stock (other than Disqualified Stock) of the Company; plus

(2)           the consolidated interest of such Person and its Restricted Subsidiaries that was capitalized during such period; plus

(3)           any interest expense on Indebtedness of another Person that is Guaranteed by such Person or one of its Restricted Subsidiaries or secured by a Lien on assets of such Person or one of its Restricted Subsidiaries, whether or not such Guarantee or Lien is called upon; plus

(4)           the product of (a) all dividends, whether paid or accrued and whether or not in cash, on any series of Disqualified Stock or preferred stock of such Person or any of its Restricted Subsidiaries, other than dividends on Equity Interests payable solely in Equity Interests of the Company (other than Disqualified Stock) or to the Company or a Restricted Subsidiary of the Company, times (b) a fraction, the numerator of which is one and the denominator of which is one minus the then current combined federal, state and local statutory tax rate of such Person, expressed as a decimal, in each case, on a consolidated basis and in accordance with GAAP.

“Foreign Subsidiary” means a Restricted Subsidiary that is incorporated in a jurisdiction other than the United States or a State thereof or the District of Columbia and with respect to which a majority of its sales (determined on a consolidated basis in accordance with GAAP) is generated from or derived from operations outside the United States of America and a majority of its assets is located outside the United States of America.

“GAAP” means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants, the opinions and pronouncements of the Public Company Accounting Oversight Board and in the statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, which are in effect from time to time, provided that solely for purposes of the definition of “Capital Lease Obligations,” the term “GAAP” shall mean generally accepted accounting principles which are in effect on the date of this Indenture.

“Global Note Legend” means the legend set forth in Section 2.07(g)(ii).

“Global Notes” means Notes represented by a certificate in definitive, fully registered form of securities without interest coupons in global form, that is deposited with the Depositary or its custodian, and registered in the name of the Depositary or its nominee.

“Government Securities” means securities that are:

(1)           direct obligations of the United States of America for the timely payment of which its full faith and credit is pledged; or

(2)           obligations of a Person controlled or supervised by and acting as an agency or instrumentality of the United States of America the timely payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States of America, which, in either case, are not callable or redeemable at the option of the issuers thereof, and shall also include a depository receipt issued by a bank (as defined in Section 3(a)(2) of the Securities Act), as custodian with respect to any such Government Securities or a specific payment of principal of or interest on any such Government Securities held by such custodian for the account of the holder of such depository receipt; provided that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depository receipt from any amount received by the custodian in respect of the Government Securities or the specific payment of principal of or interest on the Government Securities evidenced by such depository receipt.

“Guarantee” means a guarantee, other than by endorsement of negotiable instruments for collection in the ordinary course of business, direct or indirect, in any manner including, without limitation, by way of a pledge of assets or through letters of credit or reimbursement agreements in respect thereof, of all or any part of any Indebtedness.

“Hedging Obligations” means, with respect to any specified Person, the obligations of such Person under:

(1)           interest rate swap agreements, interest rate cap agreements, interest rate collar agreements and other agreements or arrangements designed to protect such Person against fluctuations in interest rates;

(2)           commodity swap agreements, commodity option agreements, forward contracts and other agreements or arrangements designed to protect such Person against fluctuations in commodity prices; and

(3)           foreign exchange contracts, currency swap agreements and other agreements or arrangements designed to protect such Person against fluctuations in foreign currency exchange rates.

“Holder” means the Person in whose name a Note is registered on the registrar’s books.

“incur” means, with respect to any Indebtedness, to incur, create, issue, assume, Guarantee or otherwise become directly or indirectly liable for or with respect to, or become responsible for, the payment of, contingently or otherwise, such Indebtedness; provided that (1) any Indebtedness of a Person existing at the time such Person becomes a Restricted Subsidiary will be deemed to be incurred by such Restricted Subsidiary at the time it becomes a Restricted Subsidiary and (2) neither the accrual of interest nor the accretion of original issue discount nor the payment of interest in the form of additional Indebtedness (to the extent provided for when the Indebtedness on which such interest is paid was originally issued) shall be considered an incurrence of Indebtedness.

“Indebtedness” means, with respect to any specified Person, any indebtedness of such Person, whether or not contingent, in respect of:

(1)           borrowed money;

(2)           evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof), but excluding obligations with respect to letters of credit (including trade letters of credit) securing obligations of such Person described in clause (5) below or entered into in the ordinary course of business of such Person to the extent such letters of credit are not drawn upon or, if drawn upon, to the extent such drawing is reimbursed no later than the third Business Day following receipt by such Person of a demand for reimbursement;

(3)           banker’s acceptances;

(4)           Capital Lease Obligations;

(5)           the balance deferred and unpaid of the purchase price of any property which purchase price is due more than six months after the date of placing such property in service or taking delivery and title thereto or the completion of such services, except any such balance that constitutes an accrued expense or trade payable;

(6)           Hedging Obligations, other than Hedging Obligations that are incurred for the purpose of protecting the Company or its Restricted Subsidiaries against fluctuations in interest rates, commodity prices or foreign currency exchange rates, and not for speculative purposes, and that do not increase the Indebtedness of the obligor outstanding at any time other than as a result of fluctuations in interest rates, commodity prices or foreign currency exchange rates or by reason of fees, indemnities and compensation payable thereunder; or

(7)           Disqualified Stock valued at the greater of its voluntary or involuntary maximum fixed repurchase price plus accrued dividends.

In addition, the term “Indebtedness” includes (x) all Indebtedness of others secured by a Lien on any asset of the specified Person (whether or not such Indebtedness is assumed by the specified Person), provided that the amount of such Indebtedness shall be the amount of such Indebtedness, and (y) to the extent not otherwise included, the Guarantee by the specified Person of any Indebtedness of any other Person.  For purposes hereof, the “maximum fixed repurchase price” of any Disqualified Stock which does not have a fixed repurchase price shall be calculated in accordance with the terms of such Disqualified Stock as if such Disqualified Stock were purchased on any date on which Indebtedness shall be required to be determined pursuant to this Indenture, and if such price is based upon, or measured by, the fair market value of such Disqualified Stock, such fair market shall be determined in good faith by the Board of Directors of the issuer of such Disqualified Stock.

The amount of any Indebtedness outstanding as of any date shall be the outstanding balance at such date of all unconditional obligations as described above and, with respect to contingent obligations, the maximum liability upon the occurrence of the contingency giving rise to the obligation, and shall be:

(1)           the accreted value thereof, in the case of any indebtedness issued with original issue discount; and

(2)           the principal amount thereof, together with any interest thereon that is more than 30 days past due, in the case of any other Indebtedness;

provided that the obligation to repay money borrowed and set aside at the time of the incurrence of any Indebtedness in order to pre-fund the payment of the interest on such Indebtedness shall be deemed not to be “Indebtedness” so long as such money is held to secure the payment of such interest.

“Indenture” means this Indenture as amended or supplemented from time to time.

“Indirect Participant” means a Person who holds a beneficial interest in a Global Note through a Participant.

“Initial Purchasers” means Morgan Stanley & Co. LLC, Citigroup Global Markets Inc., Wells Fargo Securities, LLC and SunTrust Robinson Humphrey, Inc.

“Institutional Accredited Investor” means an institution that is an “accredited investor” as defined in Rule 501(a)(1), (2), (3) or (7) under the Securities Act, who are not also QIBs.

“Intercreditor Agreement” means that certain intercreditor agreement, to be entered into on the Escrow Release Date, by and among the Collateral Agent, the First Lien Agent and the other parties thereto from time to time in accordance with its terms and the terms of this Indenture, as the same may be amended, amended and restated, replaced, modified or supplemented from time to time in accordance with its terms and the terms of this Indenture.

“Interest Payment Date” means March 15 and September 15 of each year, commencing March 15, 2013.

“Investment Grade Rating” means a rating equal to or higher than Baa3 (or the equivalent) by Moody’s and BBB- (or the equivalent) by S&P, or, in either case, an equivalent rating by any other Rating Agency.

“Investments” means, with respect to any Person, all direct or indirect investments by such Person in other Persons (including Affiliates) in the forms of loans or other extensions of credit (including Guarantees or other arrangements, but excluding advances to customers or suppliers in the ordinary course of business that are, in conformity with GAAP, recorded as accounts receivable, prepaid expenses, deposits or other similar accounting classifications customarily used by the Company, on the balance sheet of the Company or its Restricted Subsidiaries and endorsements for collection or deposit arising in the ordinary course of business), advances (excluding commission, travel and similar advances to officers and employees made consistent with past practices), capital contributions (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities, together with all items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP.  If the Company or any Restricted Subsidiary of the Company sells or otherwise disposes of any Equity Interests of any direct or indirect Restricted Subsidiary of the Company such that, after giving effect to any such sale or disposition, such Person is no longer a Restricted Subsidiary of the Company, the Company shall be deemed to have made an Investment on the date of any such sale or disposition equal to the fair market value of the Investment in such Restricted Subsidiary not sold or disposed of in an amount determined as provided in Section 4.10(d).  The acquisition by the Company or any Restricted Subsidiary of the Company of a Person that holds as its principal assets Investments in a third Person shall be deemed to be an Investment by the Company or such Restricted Subsidiary in such third Person in an amount equal to the fair market value of the Investment held by the acquired Person in such third Person in an amount determined as provided in Section 4.10(d).

“Issue Date” means the date on which the Notes are originally issued.

“Joint Venture” means any corporation, partnership, limited liability company, joint venture or other similar legal arrangement (whether created by contract or conducted through a separate legal entity) now or hereafter formed by the Company or any of its Subsidiaries with another Person that is not the Company or any Subsidiary in order to conduct a common venture or enterprise with such Person.

“Letter of Transmittal” means the Letter of Transmittal to be prepared by the Company and sent to all Holders of the Notes for use by such Holders in connection with the Exchange Offer.

“Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction.

“Moody’s” means Moody’s Investors Service, Inc. and any successor to its rating agency business.

“Net Income” means, with respect to any specified Person, the net income (loss) of such Person, determined in accordance with GAAP and before any reduction in respect of preferred stock dividends, excluding, without duplication, however:

(1)           any gain (or loss), together with any related provision for taxes on such gain (or loss), realized in connection with:  (a) any asset sale outside the ordinary course of business; or (b) the disposition of any securities by such Person or any of its Restricted Subsidiaries or the extinguishment of any Indebtedness of such Person or any of its Restricted Subsidiaries;

(2)           any non-cash restructuring charges or reserves (which shall include retention, severance, systems establishment cost, excess pension charges, contract termination costs, including future lease commitments, costs related to start up, closure, relocation or consolidation of facilities, costs to relocate employees, consulting fees, one time information technology costs, one time branding costs and losses on the sale of assets and from closures);

(3)           any extraordinary, non-recurring or unusual gain (or loss), expense or charge, together with any related provision for taxes on such gain (or loss), expense or charge including (a) acquisition-related pension or employee benefit expenses and (b) fees and expenses related to equity and debt issuances, acquisitions or Permitted Investments;

(4)           any net income or loss attributable to discontinued operations (including, without limitation, operations disposed of during such period);

(5)           any gain (or loss), together with any related provision for taxes on such gain (or loss), attributable to the early repurchase, extinguishment or conversion of Indebtedness, hedging obligations or other derivative instruments (including any premiums paid) and the write-off of any issuance costs incurred by such Person in connection with the refinancing or repayment of any Indebtedness;

(6)           any after-tax effect of income (or loss) from the early extinguishment or conversion of Indebtedness or Hedging Obligations or other derivative instruments;

(7)           any non-cash charge, expense or other impact or adjustment attributable to application of the purchase method of accounting (including the total amount of depreciation and amortization, cost of sales or other non-cash expense resulting from the write-up of assets to the extent resulting from such purchase accounting adjustments);

(8)           any non-cash asset impairment charge, including with respect to goodwill or other intangible assets and equity method investments and any write-ups, write-downs or write-offs of assets (including intangible assets, goodwill and deferred financing costs but excluding accounts receivable);

(9)           any non-cash compensation expense realized for grants of performance shares, stock options or other rights to officers, directors and employees of such Person, provided, that such shares, options or other rights can be redeemed at the option of the holder only for Capital Stock of the Company (other than Disqualified Stock);

(10)           any non-cash gains or losses, together with any related provision for taxes on such gains or losses, related to retirement benefit plans of such Person and any non-cash employee-related benefit expenses;

(11)           accruals and reserves that are established within 12 months after the Escrow Release Date that are established as a result of the Acquisition in accordance with GAAP, or changes as a result of adoption or modification of accounting policies;

(12)           any unrealized foreign currency translation or transaction gains or losses in respect of Indebtedness or other obligations of any Person denominated in a currency other than the functional currency of such Person;

(13)           the non-cash portion of “straight-line” rent expense; and

(14)           non-cash charges for deferred tax asset allowances.

In addition, to the extent not already included in the Net Income of such Person and its Restricted Subsidiaries, notwithstanding anything to the contrary in the foregoing, Net Income shall include the amount of proceeds received from business interruption insurance and reimbursements of any expenses and charges that are covered by indemnification or other reimbursement provisions in connection with any acquisition, Investment or any sale, conveyance, transfer or other disposition of assets permitted under this Indenture.

“Net Loss Proceeds” means the aggregate cash proceeds received by the Company or any Subsidiary Guarantor in respect of any Event of Loss, including, without limitation, insurance proceeds, condemnation awards or damages awarded by any judgment, net of (x) the direct cost in recovery of such Net Loss Proceeds (including, without limitation, legal, accounting, appraisal and insurance adjuster fees and any relocation expenses incurred as a result thereof), (y) amounts required to be applied to the repayment of Indebtedness secured by any Permitted Lien on the asset or assets that were the subject of such Event of Loss (other than any Lien which does not rank prior to the Second Priority Liens) and (z) any taxes paid or payable as a result thereof.

“Net Proceeds” means the aggregate cash proceeds received by the Company or any of its Restricted Subsidiaries in respect of any Asset Sale (including, without limitation, any cash received in respect of or upon the sale or other disposition of any Designated Non-Cash Consideration received in any Asset Sale and any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or otherwise, but only as and when received, but excluding the assumption by the acquiring person of Indebtedness relating to the disposed assets or other consideration received in any other non-cash form), net of: (i) the direct costs relating to such Asset Sale and the sale or disposition of such Designated Non-Cash Consideration (including, without limitation, legal, accounting and investment banking fees, and brokerage and sales commissions), and any relocation expenses incurred as a result thereof; (ii) taxes paid or payable as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements related solely to such disposition); (iii) amounts required to be applied to the repayment of principal, premium (if any) and interest on Indebtedness secured by a Lien on the asset or assets that were the subject of such Asset Sale; (iv) distributions and other payments required to be made to non-controlling interest holders in Subsidiaries or Joint Ventures as a result of such Asset Sale; (v) the amount of any purchase price or similar adjustment claimed, owed or otherwise paid or payable by the Company or a Restricted Subsidiary in respect to such Asset Sale; and (vi) the amount of any liability or obligations in respect of appropriate amounts to be provided by the Company or any Restricted Subsidiary of the Company, as the case may be, as a reserve required in accordance with GAAP against any liabilities associated with such Asset Sale and retained by the Company or any Restricted Subsidiary of the Company, as the case may be, after such Asset Sale, including, without limitation, pension and other post-employment benefit liabilities, liabilities related to environmental matters and liabilities under any indemnification obligations associated with such Asset Sale, all as reflected in an Officers’ Certificate delivered to the Trustee.

“New Term Loans” means the Delayed Draw Term Loans under (and as defined in) the Credit Agreement in an aggregate principal amount of $50 million.

“Non-U.S. Person” means a Person who is not a U.S. Person.

“Notes” means the 7.125% Second-Priority Senior Secured Notes due 2021 of the Company issued on the date hereof.  For all purposes of this Indenture, the term “Notes” shall include the Notes initially issued on the Issue Date, any Exchange Notes to be issued and exchanged for any Notes pursuant to the Registration Rights Agreement and this Indenture and any other Notes issued after the Issue Date under this Indenture.  For purposes of this Indenture, all Notes shall vote together as one series of Notes under this Indenture.

“Obligations” means any principal, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing any Indebtedness.

“Offering Memorandum” means the Company’s offering memorandum dated January 18, 2013, relating to the Notes.

“Officer” means the President, the Chief Executive Officer, any Executive Vice President, any Senior Vice President, any Vice President, the Chief Financial Officer, the Treasurer or the Secretary of the Company or a Guarantor.

“Officers’ Certificate” means a certificate signed by two officers of the Company or a Guarantor, as applicable, one of whom must be the principal executive officer, the principal financial officer or the principal accounting officer of the Company or such Guarantor, as applicable.

“Opinion of Counsel” means an opinion from legal counsel who is reasonably acceptable to the Trustee, that meets the requirements of this Indenture.

“Participant” means, with respect to the Depositary, Euroclear or Clearstream, a Person who has an account with the Depositary, Euroclear or Clearstream, respectively (and with respect to DTC, shall include Euroclear and Clearstream).

“Paying Agent” means the Person so designated by the Company in accordance with this Indenture, initially, the Trustee.

“Permitted Additional Pari Passu Obligations” means obligations under any Additional Notes or other Indebtedness permitted to be incurred under this Indenture secured by the Second Priority Liens in an amount not to exceed an amount such that, for the Company’s most recently ended four fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is incurred, the Company’s Consolidated Secured Leverage Ratio would not exceed 3.75 to 1, determined on a pro forma basis (including a pro forma application of the net proceeds therefrom) as if such additional Indebtedness had been incurred at the beginning of such four-quarter period; provided that (i) the representative of such Permitted Additional Pari Passu Obligation executes a joinder agreement to the Security Agreement and the Intercreditor Agreement, in each case in the form attached thereto, agreeing to be bound thereby and (ii) the Company has designated such Indebtedness as “Permitted Additional Pari Passu Obligations” under the Security Agreement.

“Permitted Business” means any business conducted or proposed to be conducted by the Company and its Restricted Subsidiaries on the date of this Indenture and other businesses reasonably related or ancillary thereto.

“Permitted Investments” means:

(1)           any Investment in the Company or in a Restricted Subsidiary (including, without limitation, Guarantees of Obligations with respect to any Credit Facilities);

(2)           any Investment in Cash Equivalents;

(3)           any Investment by the Company or any Restricted Subsidiary of the Company in a Person, if as a result of such Investment:

(a)           such Person becomes a Restricted Subsidiary; or

(b)           such Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, the Company or a Restricted Subsidiary;

(4)           any Investment made as a result of the receipt of non-cash consideration from an Asset Sale that was made pursuant to and in compliance with Section 4.11;

(5)           Investments acquired solely in exchange for the issuance of Equity Interests (other than Disqualified Stock) of the Company;

(6)           Hedging Obligations that are incurred for the purpose of protecting the Company or its Restricted Subsidiaries against fluctuations in interest rates, commodity prices or foreign currency exchange rates, and not for speculative purposes, and that do not increase the Indebtedness of the obligor outstanding at any time other than as a result of fluctuations in interest rates, commodity prices or foreign currency exchange rates or by reason of fees, indemnities and compensation payable thereunder;

(7)           loans and advances to directors, employees and officers of the Company and the Restricted Subsidiaries (i) in the ordinary course of business (including payroll, travel and entertainment related advances) (other than any loans or advances to any director or executive officer (or equivalent thereof) that would be in violation of Section 402 of the Sarbanes Oxley Act) and (ii) to purchase Equity Interests of the Company, in each case, not in excess of $2.5 million at any one time outstanding;

(8)           receivables owing to the Company or any Restricted Subsidiary if created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms; provided, however, that such trade terms may include such concessionary trade terms as the Company or any such Restricted Subsidiary deems reasonable under the circumstances;

(9)           Investments in securities of trade creditors or customers received pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of such trade creditors or customers;

(10)           Investments made by the Company or a Restricted Subsidiary for consideration consisting only of Equity Interests of the Company or any of its Subsidiaries;

(11)           Investments existing on the Issue Date;

(12)           repurchases of, or other Investments in, the Notes;

(13)           advances, deposits and prepayments for purchases of any assets, including any Equity Interests;

(14)           other Investments (including Investments in Unrestricted Subsidiaries) having an aggregate fair market value (measured on the date each such Investment was made and without giving effect to subsequent changes in value), when taken together with all other Investments made pursuant to this clause (14) since the date of this Indenture, that are at the time outstanding, not to exceed the greater of (x) $100.0 million and (y) 6.75% of the Consolidated Total Assets of the Company;

(15)           Investments in Permitted Joint Ventures and /or a Permitted Business having an aggregate fair market value, taken together with all Investments made pursuant to this clause (15), that are at the time outstanding, not to exceed the greater of (x) $50.0 million and (y) 3.25% of the Consolidated Total Assets of the Company;

(16)           Investments in Excluded Subsidiaries, provided such Investment is a non-cash Investment in the form of a contribution of real estate assets or rights or ownership in or of real property from the Company or a Restricted Subsidiary to an Excluded Subsidiary;

(17)           stock, obligations or securities received in satisfaction of judgments;

(18)           any Investment in securities having an Investment Grade Rating; and

(19)           any Eligible Escrow Investments made as contemplated by Section 4.25.

“Permitted Joint Venture” means any Person which is not a Subsidiary and is, directly or indirectly, through its Subsidiaries or otherwise, engaged principally in a Permitted Business, and a portion of the Equity Interests of which is owned by the Company or its Restricted Subsidiaries, on the one hand, and one or more Persons other than the Company or any Affiliate of the Company, on the other hand.

“Permitted Liens” means:

(1)           Liens on the assets of the Company and any Restricted Subsidiary securing Indebtedness permitted to be incurred under clause (1) of Section 4.09(b);

(2)           Liens in favor of the Company or any Subsidiary Guarantor;

(3)           Liens on property of a Person existing at the time such Person is merged with or into or consolidated with the Company or any Restricted Subsidiary of the Company (or any Lien on the proceeds from any sale, liquidation or other disposition of such property); provided that such Liens were in existence prior to the contemplation of such merger or consolidation and do not extend to any assets other than those of the Person merged into or consolidated with the Company or the Restricted Subsidiary;

(4)           Liens on property existing at the time of acquisition thereof by the Company or any Restricted Subsidiary of the Company (or any Lien on the proceeds from any sale, liquidation or other disposition of such property), provided that such Liens were in existence prior to the contemplation of such acquisition and do not extend to any property other than the property so acquired by the Company or the Restricted Subsidiary;

(5)           Liens existing on the date of this Indenture (other than under the Credit Facilities);

(6)           Liens to secure Indebtedness (including Capital Lease Obligations) permitted by clause (4) of Section 4.09(b) covering only the assets acquired with such Indebtedness (or any Lien on the proceeds from any sale, liquidation or other disposition of such assets);

(7)           Liens securing reimbursement obligations with respect to commercial letters of credit which encumber documents and other assets relating to such letters of credit and products and proceeds thereof;

(8)           Liens encumbering deposits made to secure obligations arising from statutory, regulatory, contractual or warranty requirements of the Company or any Restricted Subsidiary, including rights of offset and setoff;

(9)           bankers’ Liens, rights of setoff and other similar Liens existing solely with respect to cash and Cash Equivalents on deposit in one or more of accounts maintained by the Company or any Restricted Subsidiary, in each case granted in the ordinary course of business in favor of the bank or banks with which such accounts are maintained, securing amounts owing to such bank with respect to cash management and operating account arrangements, including those involving pooled accounts and netting arrangements;

(10)           Liens securing all of the Notes and Liens securing any Subsidiary Guarantee;

(11)           Liens securing Hedging Obligations entered into for bona fide hedging purposes of the Company or any Restricted Subsidiary not for the purpose of speculation;

(12)           Liens in favor of the Trustee as provided for in this Indenture on money or property held or collected by the Trustee in its capacity as Trustee;

(13)           other Liens with respect to obligations that do not in the aggregate exceed $30.0 million at any time outstanding;

(14)           Liens on assets or the Capital Stock of Foreign Subsidiaries securing Indebtedness of Foreign Subsidiaries incurred in accordance with clause (13) of Section 4.09(b);

(15)           Liens to secure Permitted Additional Pari Passu Obligations;

(16)           Liens to secure the performance of statutory obligations, surety or appeal bonds, performance bonds or other obligations of a like nature incurred in the ordinary course of business;

(17)           Liens for taxes, assessments or governmental charges or claims that are not yet delinquent or that are being contested in good faith by appropriate proceedings promptly instituted and diligently concluded; provided, that, any reserve or other appropriate provision as is required in conformity with GAAP has been made therefor;

(18)           Liens securing Permitted Refinancing Indebtedness incurred to refinance Indebtedness that was previously so secured, and permitted to be secured under this Indenture; provided that any such Lien is limited to all or part of the same property or assets (plus improvements, accessions, proceeds or dividends or distributions in respect thereof) that secured (or, under the written arrangements under which the original Lien arose, could secure) the Indebtedness being refinanced or is in respect of property that is or could be the security for or subject to a Permitted Lien hereunder;

(19)           attachment or judgment Liens not giving rise to a Default or an Event of Default;

(20)           Liens on the Capital Stock of Unrestricted Subsidiaries securing Indebtedness of such Unrestricted Subsidiaries;

(21)           pledges or deposits under workmen’s compensation laws, unemployment insurance laws or similar legislation, or good faith deposits in connection with bids, tenders, contracts (other than for the payment of Indebtedness) or leases to which the Company or any Restricted Subsidiary is a party, or deposits to secure public or statutory obligations of the Company or any Restricted Subsidiary or deposits or cash or Government Securities to secure surety or appeal bonds to which the Company or any Restricted Subsidiary is a party, or deposits as security for contested taxes or import or customs duties or for the payment of rent, in each case incurred in the ordinary course of business;

(22)           Liens imposed by law, including carriers’, warehousemen’s and mechanics’ Liens, in each case for sums not yet due or being contested in good faith by appropriate proceedings if a reserve or other appropriate provisions, if any, as shall be required by GAAP shall have been made in respect thereof;

(23)           encumbrances, easements or reservations of, or rights of others for, licenses, rights of way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning or other restrictions as to the use of real properties or liens incidental to the conduct of the business of the Company or a Restricted Subsidiary or to the ownership of its properties which do not in the aggregate materially adversely affect the value of said properties or materially impair their use in the operation of the business of the Company or such Restricted Subsidiary;

(24)           leases and subleases of real property which do not materially interfere with the ordinary conduct of the business of the Company or any of its Restricted Subsidiaries;

(25)           Liens on accounts receivable, Securitization Assets and related assets incurred in connection with a Qualified Securitization Facility; and

(26)           Liens ranking junior to the Liens securing the Notes and the Subsidiary Guarantees.

“Permitted Refinancing Indebtedness” means any Indebtedness of the Company or any of its Restricted Subsidiaries issued in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease or refund other Indebtedness of the Company or any of its Restricted Subsidiaries (other than intercompany Indebtedness); provided that:

(1)           the principal amount (or accreted value, if applicable) of such Permitted Refinancing Indebtedness does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness so extended, refinanced, renewed, replaced, defeased or refunded (plus all accrued interest thereon and the amount of any reasonably determined premium necessary to accomplish such refinancing and such reasonable expenses, fees and defeasance costs incurred in connection therewith);

(2)           (a) if the Stated Maturity of the Indebtedness being refinanced is earlier than the Stated Maturity of the Notes, the Permitted Refinancing Indebtedness has a Stated Maturity no earlier than the Stated Maturity of the Indebtedness being refinanced or (b) if the Stated Maturity of the Indebtedness being refinanced is later than the Stated Maturity of the Notes, the Permitted Refinancing Indebtedness has a Stated Maturity at least 91 days later than the Stated Maturity of the Notes;

(3)           if the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded is a Subordinated Obligation, such Permitted Refinancing Indebtedness is subordinated in right of payment to the Notes on terms at least as favorable to the Holders of Notes as those contained in the documentation governing the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded;

(4)           if the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded is unsecured, such Permitted Refinancing Indebtedness must be unsecured;

(5)           such Indebtedness is incurred either by the Company or by the Restricted Subsidiary who is the obligor on the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded; and

(6)           such Permitted Refinancing Indebtedness has a Weighted Average Life to Maturity at the time such Indebtedness is incurred is not less than the shorter of (x) the remaining Weighted Average Life to Maturity of the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded and (y) the Weighted Average Life to Maturity that would result if all payments of principal on the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded that were due on or after the date that is one year following the last maturity date of any Notes then outstanding were instead due on such date.

“Person” means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, limited liability company or government or other entity.

“Post-Petition Interest” means any interest or entitlement to fees or expenses or other charges that accrue after the commencement of any insolvency proceeding, whether or not allowed or allowable as a claim in any such insolvency proceeding.

“Preferred Stock” means, as applied to the Capital Stock of any corporation, Capital Stock of any class or classes (however designated) that is preferred as to the payment of dividends, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such Person, over shares of Capital Stock of any other class of such Person.

“Private Placement Legend” means the legend set forth in Section 2.07(g)(i).

“Public Equity Offering” means an offer and sale of Capital Stock (other than Disqualified Stock) of the Company pursuant to a registration statement that has been declared effective by the Commission pursuant to the Securities Act (other than a registration statement on Form S-8 or otherwise relating to equity securities issuable under any employee benefit plan of the Company).

“Qualified Securitization Facility” means any Securitization Facility constituting a securitization financing facility that meets the following conditions: (i) the board of directors of the Company shall have determined in good faith that such Securitization Facility is in the aggregate economically fair and reasonable to the Company and (ii) all sales and/or contributions of Securitization Assets and related assets to the applicable Securitization Subsidiary are made at fair market value (as determined in good faith by the Company).

“QIB” means any “qualified institutional buyer” (as defined in Rule 144A).

“Rating Agencies” means Moody’s and S&P or if Moody’s or S&P or both shall not make a rating on the Notes publicly available, a nationally recognized statistical rating agency or agencies, as the case may be, selected by the Company which shall be substituted for Moody’s or S&P or both, as the case may be.

“Registrar” means the Person so designated by the Company in accordance with this Indenture, initially, the Trustee.

“Registration Rights Agreement” means the Registration Rights Agreement related to the Notes issued on the Issue Date, among the Company, the Subsidiary Guarantors and the Initial Purchasers.

“Regulation S” means Regulation S promulgated under the Securities Act.

“Regulation S Global Note” means a Global Note bearing the Private Placement Legend and deposited with or on behalf of the Depositary and registered in the name of the Depositary or its nominee, issued in an initial denomination equal to the outstanding principal amount of the Notes initially sold in reliance on Rule 903.

“Replacement Assets” means (1) non-current tangible assets that will be used or useful in a Permitted Business or (2) substantially all the assets of a Permitted Business or a majority of the Voting Stock of any Person engaged in a Permitted Business that will become on the date of acquisition thereof a Restricted Subsidiary.

“Rescission Offer” means a rescission offer or offers to be launched by the Company under which the Company will offer (using cash and/or Capital Stock) to (a) rescind and repurchase the units (consisting, in part, of Capital Stock of the Company), including any unrealized losses with respect to such units, sold to or issued to Persons in the GenCorp Stock Fund of the GenCorp Savings Plan who may have been deemed to have purchased such units that were “sold” in violation of Section 5 of the Securities Act, or any similar state laws, (b) make payments to Persons who sold such units at a loss or who have unrealized losses with respect to such units and (c) pay interest to affected Persons; provided that the Rescission Offer shall not include the rescission of units purchased by participants after the effective date of the Company’s registration statement on Form S-8 dated June 30, 2008.

“Restricted Definitive Note” means a Definitive Note bearing the Private Placement Legend.

“Restricted Global Note” means a Global Note bearing the Private Placement Legend.

“Restricted Investment” means an Investment other than a Permitted Investment.

“Restricted Note” means a Restricted Definitive Note or a Restricted Global Note.

“Restricted Subsidiary” of a Person means any Subsidiary of the referent Person that is not an Unrestricted Subsidiary.

“Rocketdyne” has the meaning set forth in the definition of “Acquisition.”

“Rule 144” means Rule 144 promulgated under the Securities Act.

“Rule 144A” means Rule 144A promulgated under the Securities Act.

“Rule 903” means Rule 903 promulgated under the Securities Act.

“Rule 904” means Rule 904 promulgated under the Securities Act.

“S&P” means Standard & Poor’s, a division of The McGraw-Hill Companies, Inc., and any successor to its rating agency business.

“Sale and Leaseback Transaction” means, with respect to any Person, any transaction involving any of the assets or properties of such Person whether now owned or hereafter acquired, whereby such Person sells or transfers such assets or properties and then or thereafter leases such assets or properties or any part thereof or any other assets or properties which such Person intends to use for substantially the same purpose or purposes as the assets or properties sold or transferred.

“SEC” means the United States Securities and Exchange Commission.

“Second Priority Liens” means all Liens in favor of the Collateral Agent on Collateral securing the Second Priority Obligations, including, without limitation, any Permitted Additional Pari Passu Obligations.

“Second Priority Obligations” means the Indebtedness incurred and Obligations under this Indenture and any Permitted Additional Pari Passu Obligations.

“Secured Parties” means the Trustee, the Collateral Agent, the Holders of the Notes and any successor or transferee of any of the foregoing.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Securitization Assets” means the accounts receivable, royalty or other revenue streams and other rights to payment and any other assets related thereto subject to a Qualified Securitization Facility and the proceeds thereof.

“Securitization Facility” means any of one or more receivables or securitization financing facilities as amended, supplemented, modified, extended, renewed, restated or refunded from time to time, the Obligations of which are non-recourse (except for customary representations, warranties, covenants and indemnities made in connection with such facilities) to the Company or any of its Restricted Subsidiaries (other than a Securitization Subsidiary) pursuant to which the Company or any of its Restricted Subsidiaries sells or grants a security interest in its accounts receivable or Securitization Assets or assets related thereto to either (a) a Person that is not a Restricted Subsidiary or (b) a Securitization Subsidiary that in turn sells its accounts receivable to a Person that is not a Restricted Subsidiary.

“Securitization Subsidiary” means any Subsidiary formed for the purpose of, and that solely engages only in one or more Qualified Securitization Facilities and other activities reasonably related thereto.

“Security Agreement” means the security agreement to be dated as of the Escrow Release Date between the Collateral Agent, the Company and the Subsidiary Guarantors granting, among other things, a Second Priority Lien on the Collateral subject to Permitted Liens, in each case in favor of the Collateral Agent for its benefit and for the benefit of the trustee and the holders of the notes and the holders of any Permitted Additional Pari Passu Obligations, as amended, modified, restated, supplemented or replaced from time to time in accordance with its terms.

“Security Documents” means the Security Agreement, the Intercreditor Agreement and all of the security agreements, pledges, collateral assignments, deeds of trust, trust deeds or other instruments evidencing or creating or purporting to create any security interests in favor of the Collateral Agent for its benefit and for the benefit of the Trustee and the Holders of the Notes and the holders of any Permitted Additional Pari Passu Obligations, in all or any portion of the Collateral, as amended, modified, restated, supplemented or replaced from time to time.

“Shelf Registration Statement” means the registration statement filed by the Company in connection with the offer and sale of Notes pursuant to the Registration Rights Agreement.

“Significant Subsidiary” means any Subsidiary that would constitute a “significant subsidiary” within the meaning of Article 1 of Regulation S-X under the Exchange Act.

“Specified Legal Claims” means (a) claims arising from environmental and litigation matters described in the Company’s Annual Reports on Form 10−K or Quarterly Reports on Form 10−Q and (b) Esten Morgan, Shawn Morgan v. Aerojet General Corporation, Arden−Cordova Water Services, Cordova Chemical Company, McDonnell Douglas Corporation and Southern California Water Company, California Superior Court, Sacramento.

“Stated Maturity” means, with respect to any installment of interest or principal on any series of Indebtedness, the date on which such payment of interest or principal was scheduled to be paid in the original documentation governing such Indebtedness, and shall not include any contingent obligations to repay, redeem or repurchase any such interest or principal prior to the date originally scheduled for the payment thereof.

“Subordinated Obligation” means any Indebtedness of the Company or a Subsidiary Guarantor (whether outstanding on the Issue Date or thereafter incurred) which is expressly subordinated by its terms in right of payment to the Notes or the Subsidiary Guarantee of such Subsidiary Guarantor.

“Subsidiary” means, with respect to any specified Person:

(1)           any corporation, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person (or a combination thereof); and

(2)           any partnership (a) the sole general partner or the managing general partner of which is such Person or a Subsidiary of such Person or (b) the only general partners of which are such Person or one or more Subsidiaries of such Person (or any combination thereof).

“Subsidiary Guarantee” means the Guarantee by any Subsidiary Guarantor of the Company’s payment obligations under the Notes.

“Subsidiary Guarantors” means:

(1)           each direct or indirect Domestic Subsidiary of the Company that is a Restricted Subsidiary; and

(2)           any other Subsidiary that executes a Subsidiary Guarantee in accordance with Section 4.19;

and their respective successors and assigns until released from their obligations under their Subsidiary Guarantees and this Indenture in accordance with the terms of this Indenture.

“TIA” means the Trust Indenture Act of 1939 (15 U.S. Code Sections 77aaa-77bbbb) as in effect on the Issue Date, except as provided in Section 9.03.

“Transactions” means, collectively, the Acquisition, the offering of the Notes, the initial borrowings under the New Term Loans, the repayment of debt occurring on the Escrow Release Date, and the payment of related fees and expenses.

“Treasury Management Arrangement” means any agreement or other arrangement governing the provision of treasury or cash management services, deposit accounts, overdraft, credit or debit cards, stored value cards, purchase cards (including so called “procurement cards” or “P-cards”), funds transfer, automated clearinghouse, zero balance accounts, returned check concentration, controlled disbursement, lockbox, account reconciliation and reporting and trade finance services and other similar services.

“Treasury Rate” means, as of any redemption date, the yield to maturity as of such redemption date of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 (519) that has become publicly available at least two Business Days prior to the redemption date (or, if such statistical release is no longer published, any publicly available source of similar market data)) most nearly equal to the period from the redemption date to March 15, 2016; provided, however, that if the period from the redemption date to March 15, 2016 is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year will be used.

“Trustee” means the party named as such above until a successor replaces it in accordance with the applicable provisions of this Indenture and thereafter means the successor.

“Trust Officer” means when used with respect to the Trustee, any officer within the corporate trust department of the Trustee, including any vice president, assistant vice president, senior associate, assistant secretary, assistant treasurer, trust officer or any other officer of the Trustee who customarily performs functions similar to those performed by the Persons who at the time shall be such officers, respectively, or to whom any corporate trust matter is referred because of such person’s knowledge of and familiarity with the particular subject and who shall have direct responsibility for the administration of this Indenture.

“Uniform Commercial Code” means the New York Uniform Commercial Code, as in effect from time to time.

“Unrestricted Definitive Note” means one or more Definitive Notes that do not bear and are not required to bear the Private Placement Legend.

“Unrestricted Global Note” means a permanent Global Note substantially in the form of Exhibit A attached hereto that bears the Global Note Legend and that has the “Schedule of Exchanges of Interests in the Global Note” attached thereto, and that is deposited with or on behalf of and registered in the name of the Depositary, representing a series of Notes that do not bear the Private Placement Legend.

“Unrestricted Subsidiary” means (i) Easton Development Company, LLC and (ii) any Subsidiary of the Company that is designated by the Board of Directors as an Unrestricted Subsidiary pursuant to a resolution of the Board of Directors in compliance with Section 4.16, and any Subsidiary of such Subsidiary.

“U.S.” means the United States of America.

“U.S. Person” means a U.S. person as defined in Rule 902(k) under the Securities Act.

“Voting Stock” of any Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the Board of Directors of such Person.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing: (1) the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by (2) the then outstanding principal amount of such Indebtedness.

SECTION 1.02.          Other Definitions.

Defined in Section

“Affiliate Transaction”	Section 4.14
“Asset Sale Offer”	Section 4.11
“Bankruptcy Law”	Section 6.01
“Business Day”	Section 11.08
“Change of Control Offer”	Section 4.15
“Change of Control Payment”	Section 4.15
“Change of Control Payment Date”	Section 4.15
“Covenant Defeasance”	Section 10.03
“Covenant Suspension Event”	Section 4.24
“Custodian”	Section 6.01
“Definitive Note”	Section 2.07
“Event of Default”	Section 6.01
“Excess Proceeds”	Section 4.11
“Legal Defeasance”	Section 10.02
“Notes”	Preamble
“Paying Agent”	Section 2.03
“Permitted Debt”	Section 4.09
“Register”	Section 2.03
“Registrar”	Section 2.03
“Restricted Payments”	Section 4.10
“Reversion Date”	Section 4.24
“Special Mandatory Redemption”	Section 3.07
“Special Mandatory Redemption Date”	Section 3.07
“Special Mandatory Redemption Event”	Section 3.07
“Special Mandatory Redemption Price”	Section 3.07
“Suspended Covenants”	Section 4.24
“Suspension Period”	Section 4.24

SECTION 1.03.          Incorporation by Reference of Trust Indenture Act.  Whenever this Indenture refers to a provision of the TIA, the provision is incorporated by reference in and made a part of this Indenture.  The following TIA terms used in this Indenture have the following meanings:

(a)           “Commission” means the Commission;

(b)           “indenture securities” means the Notes;

(c)           “indenture security holder” means a Holder;

(d)           “indenture to be qualified” means this Indenture; “indenture trustee” or “institutional trustee” means the Trustee; and

(e)           “obligor” on the Notes means the Company or any other obligor on the Notes.

All other terms in this Indenture that are defined by the TIA, defined by TIA reference to another statute or defined by Commission rule under the TIA have the meanings so assigned to them.

SECTION 1.04.          Rules of Construction.  Unless the context otherwise requires:

(1)           a term has the meaning assigned to it;

(2)           an accounting term not otherwise defined has the meaning assigned to it in accordance with GAAP;

(3)           “or” is not exclusive;

(4)           words in the singular include the plural, and in the plural include the singular;

(5)           the male, female and neuter genders include one another;

(6)           references to the payments of interest on the Notes shall include additional interest, if any;

(7)           the word “including” wherever used will be deemed to be followed by the word “without limitation”;

(8)           references to agreements and other instruments include subsequent amendments thereto; and

(9)           the words “herein,” “hereof” and other words of similar import refer to this Indenture as a whole and not to any particular Article, Section or other subdivision.

The terms and provisions contained in the Notes shall constitute, and are hereby expressly made, a part of this Indenture and the Company and the Trustee, by their execution and delivery of this Indenture, expressly agree to such terms and provisions and to be bound thereby.  However, to the extent any provision of any Note conflicts with the express provisions of this Indenture, the provisions of this Indenture shall govern and be controlling.

ARTICLE II

THE NOTES

SECTION 2.01.          Form and Dating.

(a)           Form and Dating.

                (i)The Notes and the Trustee’s certificate of authentication shall be substantially in the form of Exhibit A hereto, as the case may be.  Each Note shall be dated the date of its authentication.  The terms and provisions of the Notes shall constitute, and are hereby expressly made, a part of this Indenture, and, to the extent applicable, the Company and the Trustee, by their execution and delivery of this Indenture, expressly agree to such terms and provisions and to be bound thereby.

                (ii)Except as otherwise expressly permitted in this Indenture, all Notes shall be identical in all respects.  Notwithstanding any differences among them, all Notes issued under this Indenture shall vote and consent together on all matters as one class.

                (iii)Notes issued in global form shall be substantially in the form of Exhibit A attached hereto (including the Global Note Legend thereon and the “Schedule of Exchanges of Interests in the Global Note” attached thereto).  Notes issued in definitive form shall be substantially in the form of Exhibit A attached hereto (but without the Global Note Legend thereon and without the “Schedule of Exchanges of Interests in the Global Note” attached thereto).  Each Global Note shall represent such of the outstanding Notes as shall be specified therein and each shall provide that it shall represent the aggregate principal amount of outstanding Notes from time to time endorsed thereon and that the aggregate principal amount of outstanding Notes represented thereby may from time to time be reduced or increased, as appropriate, to reflect exchanges and redemptions.  Any endorsement of a Global Note to reflect the amount of any increase or decrease in the aggregate principal amount of outstanding Notes represented thereby shall be made by the Trustee in accordance with instructions given by the Holder thereof as required by Section 2.07 hereof.

                (iv)Any Global Note shall be deposited on behalf of the purchasers of the Notes represented thereby with the Trustee, as custodian for the Depositary, and registered in the name of the Depositary or a nominee of the Depositary for the accounts of participants in the Depositary, duly executed by the Company and authenticated by the Trustee as hereinafter provided.  The aggregate principal amount of any Global Note may from time to time be increased or decreased by adjustments made on the records of the Trustee and the Depositary or its nominee as hereinafter provided.  Any Global Note may be represented by more than one certificate.

                (v)The Notes may have notations, legends or endorsements as specified in this Indenture or as otherwise required by law, stock exchange rule or Depositary rule or usage.  The Company shall approve the form of the Notes and any notation, legend or endorsement on them.

(b)           Book-Entry Provisions.  This Section 2.01(b) shall apply only to a Global Notes deposited with or on behalf of the Depositary.

The Company shall execute and the Trustee shall, in accordance with this Section 2.01(b) and upon Company Order, authenticate and deliver initially one or more Global Notes that (i) shall be registered in the name of the Depositary or a nominee of the Depositary (which, in the case of DTC, shall initially be Cede & Co.), (ii) shall be delivered by the Trustee to such Depositary or pursuant to such Depositary’s instructions or held by the Trustee as custodian for the Depositary, and (iii) shall bear appropriate legends as set forth herein.

Except as provided in Section 2.11(b)(iv), Agent Members shall have no rights under this Indenture with respect to any Global Note held on their behalf by the Depositary or by the Trustee as the custodian of the Depositary or under such Global Note, and the Depositary may be treated by the Company, the Trustee and any agent of the Company or the Trustee as the absolute owner of such Global Note for all purposes whatsoever.  Notwithstanding the foregoing, nothing herein shall prevent the Company, the Trustee or any agent of the Company or the Trustee from giving effect to any written certification, proxy or other authorization furnished by the Depositary or impair, as between the Depositary and its Agent Members, the operation of customary practices of such Depositary governing the exercise of the rights of a holder of a beneficial interest in any Global Note.

The provisions of the “Operating Procedures of the Euroclear System” and “Terms and Conditions Governing Use of Euroclear” and the “General Terms and Conditions of Clearstream” and “Customer Handbook” of Clearstream shall be applicable to transfers of beneficial interests in the Regulation S Global Notes that are held by Participants through Euroclear or Clearstream.

(c)           Definitive Notes.  Except as provided in Sections 2.07 and 2.11, owners of beneficial interests in any Global Note will not be entitled to receive physical delivery of certificated Notes in definitive form.

SECTION 2.02.          Execution and Authentication.

(a)           One Officer shall sign the Notes for the Company by manual or facsimile signature.

(b)           If an Officer whose signature is on a Note no longer holds that office at the time the Note is authenticated, the Note shall nevertheless be valid.

(c)           A Note shall not be valid until authenticated by the manual signature of the Trustee.  The signature shall be conclusive evidence that the Note has been authenticated under this Indenture.

(d)           Upon receipt of a Company Order, the Trustee shall authenticate and make available for delivery Notes for original issue on the Issue Date in the aggregate principal amount of $460,000,000.  In addition, upon receipt of a Company Order, the Trustee shall authenticate and make available for delivery additional Notes (“Additional Notes”) in an unlimited aggregate principal amount, subject to Article IV of this Indenture and applicable law, so long as such Additional Notes are part of the same issue, within the meaning of Treasury Regulations Sections 1.1275-1(f) and 1.1275-2(k)(2), as the Notes initially issued hereunder, and would be fungible with the Notes issued on the Issue Date for purposes of the Securities Act, the Exchange Act and other applicable U.S. securities laws.  If any Additional Notes are issued, the Notes issued on the Issue Date and such Additional Notes shall be treated as a single class for all purposes under this Indenture and shall vote together as one class on all matters with respect to the Notes.  Each Company Order shall specify the amount of Notes to be authenticated and the date on which each original issue of Notes is to be authenticated.

(e)           The Notes shall be issuable in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof.

(f)           The Trustee may appoint an authenticating agent acceptable to the Company to authenticate Notes.  An authenticating agent may authenticate Notes whenever the Trustee may do so.  Each reference in this Indenture to authentication by the Trustee includes authentication by such agent.  An authenticating agent has the same right as an Agent to deal with the Company or an Affiliate of the Company.

(g)           If any successor that has replaced the Company in accordance with Article V has executed an indenture supplemental hereto with the Trustee pursuant to Article V, any of the Notes authenticated or delivered prior to such transaction may, from time to time, at the request of such successor, be exchanged for other Notes executed in the name of such successor with such changes in phraseology and form as may be appropriate, but otherwise identical to the Notes surrendered for such exchange and of like principal amount; and the Trustee, upon Company Order of such successor, shall authenticate and deliver Notes as specified in such order for the purpose of such exchange.  If Notes shall at any time be authenticated and delivered in any new name of such successor pursuant to this Section 2.02(g) in exchange or substitution for or upon registration of transfer of any Notes, such successor, at the option of the Holders but without expense to them, shall provide for the exchange of all Notes then outstanding for Notes authenticated and delivered in such new name.

SECTION 2.03.          The Registrar and Paying Agent.  The Company shall maintain or cause to be maintained in such locations as it shall determine, which may be the Corporate Trust Office, an office or agency: (i) where Notes may be presented for registration of transfer or for exchange (“Registrar”); (ii) where Notes may be presented for payment (“Paying Agent”); and (iii) where notices and demands to or upon the Company in respect of Notes and this Indenture may be delivered by the Holders.  The Registrar shall keep a Register (“Register”) of the Notes and of their transfer and exchange.  The Company may appoint one or more co-registrars and one or more additional paying agents.  The term “Paying Agent” includes any additional paying agent.  The Company may change any Paying Agent, Registrar, or co-registrar without prior notice to any Holder of a Note.  The Company shall notify the Trustee and the Trustee shall, at the Company’s expense, notify the Holders of the Notes of the name and address of any Agent not a party to this Indenture and shall enter into an appropriate agency agreement with any Registrar, Paying Agent, or co-registrar not a party to this Indenture.  Such agency agreement shall implement the provisions of this Indenture that relate to such Agent (including any applicable terms of the TIA).  The Company or any of its Subsidiaries may act as Paying Agent, Registrar, or co-registrar, except that for purposes of Article VIII, neither the Company nor any of its Subsidiaries shall act as Paying Agent.  If the Company fails to appoint or maintain another entity as Registrar or Paying Agent, the Trustee shall act as such, and the Trustee shall initially act as such.  The Company designates the Corporate Trust Office of the Trustee as one such office or agency of the Company required by this Section 2.03, until such time as another office or agency located in the United States is designated as such, and appoints the Trustee as Registrar, Paying Agent, custodian with respect to the Global Notes and agent for delivery of notices in connection with the Notes and this Indenture until such time as another Person is appointed as such.

SECTION 2.04.          Paying Agent to Hold Money in Trust.  The Company shall require each Paying Agent (other than the Trustee, who hereby so agrees), to agree in writing that the Paying Agent will hold in trust for the benefit of the Holders or the Trustee all money held by the Paying Agent for the payment of principal or interest on the Notes, and will notify the Trustee of any default by the Company in respect of making any such payment.  While any such default continues, the Trustee may require a Paying Agent to pay all money held by it to the Trustee.  The Company at any time may require a Paying Agent to pay all money held by it to the Trustee.  Upon payment over to the Trustee, the Paying Agent (if other than the Company or a Subsidiary of the Company) shall have no further liability for the money.  If the Company or a Subsidiary of the Company acts as Paying Agent, it shall segregate and hold in a separate trust fund for the benefit of the Trustee and Holders of all money held by it as Paying Agent.  Upon any proceeding under any Bankruptcy Law with respect to the Company or any of its Affiliates, if the Company or such Affiliate is then acting as Paying Agent, the Trustee shall replace the Company or such Affiliate as Paying Agent.

SECTION 2.05.          Holder Lists.  The Trustee shall preserve in as current a form as is reasonably practicable the most recent list available to it of the names and addresses of Holders and shall otherwise comply with TIA Section 312(a).  If the Trustee is not the Registrar, the Company shall furnish to the Trustee at least seven Business Days before each Interest Payment Date, and as the Trustee may request in writing within fifteen (15) days after receipt by the Company of any such request (or such lesser time as the Trustee may reasonably request in order to enable it to timely provide any notice to be provided by it hereunder), a list in such form and as of such date as the Trustee may reasonably require of the names and addresses of the Holders.

SECTION 2.06.          Methods of Receiving Payments on the Notes.  If a Holder has given wire transfer instructions to the Company, the Company shall cause the Paying Agent to pay all principal, interest and premium, if any, on that Holder’s Notes in accordance with those instructions.  All other payments on Notes shall be made at the office or agency of the Paying Agent and Registrar unless the Company elects to make interest payments by check mailed to the Holders at their addresses set forth in the register of Holders.

SECTION 2.07.          Transfer and Exchange.

(a)           Transfer and Exchange of Global Notes.  A Global Note may not be transferred as a whole except by the Depositary to a nominee of the Depositary, by a nominee of the Depositary to the Depositary or to another nominee of the Depositary, or by the Depositary or any such nominee to a successor Depositary or a nominee of such successor Depositary.  All Global Notes shall be exchanged by the Company for Definitive Notes if:

(i)       the Company delivers to the Trustee notice from the Depositary that it is unwilling or unable to continue to act as Depositary or that it is no longer a clearing agency registered under the Exchange Act and, in either case, a successor Depositary is not appointed by the Company within 120 days after the date of such notice from the Depositary;

(ii)       the Company in its sole discretion determines that the Global Notes (in whole but not in part) should be exchanged for Definitive Notes and delivers a written notice to such effect to the Trustee; or

(iii)       there shall have occurred and be continuing a Default or Event of Default with respect to the Notes.

Upon the occurrence of either of the preceding events in (i), (ii) or (iii) above, Definitive Notes shall be issued in such names as the Depositary shall instruct the Trustee.  Global Notes also may be exchanged or replaced, in whole or in part, as provided in Sections 2.08 and 2.11 hereof.  Except as otherwise provided above in this Section 2.07(a), every Note authenticated and delivered in exchange for, or in lieu of, a Global Note or any portion thereof, pursuant to this Section 2.07 or Section 2.08 or 2.12 hereof, shall be authenticated and delivered in the form of, and shall be, a Global Note.  A Global Note may not be exchanged for another Note other than as provided in this Section 2.07(a), however, beneficial interests in a Global Note may be transferred and exchanged as provided in Section 2.07(b), (c) or (f) hereof.

(b)           Transfer and Exchange of Beneficial Interests in the Global Notes.  The transfer and exchange of beneficial interests in the Global Notes shall be effected through the Depositary, in accordance with the provisions of this Indenture and the Applicable Procedures.  Beneficial interests in the Restricted Global Notes shall be subject to restrictions on transfer comparable to those set forth herein to the extent required by the Securities Act.  Transfers of beneficial interests in the Global Notes also shall require compliance with either subparagraph (i) or (ii) below, as applicable, as well as one or more of the other following subparagraphs, as applicable:

(i)       Transfer of Beneficial Interests in the Same Global Note.  Beneficial interests in any Restricted Global Note may be transferred to Persons who take delivery thereof in the form of a beneficial interest in the same Restricted Global Note in accordance with the transfer restrictions set forth in the Private Placement Legend.  Beneficial interests in any Unrestricted Global Note may be transferred to Persons who take delivery thereof in the form of a beneficial interest in an Unrestricted Global Note.  No written orders or instructions shall be required to be delivered to the Registrar to effect the transfers described in this Section 2.07(b)(i).

(ii)       All Other Transfers and Exchanges of Beneficial Interests in Global Notes.  In connection with all transfers and exchanges of beneficial interests that are not subject to Section 2.07(b)(i) above, the transferor of such beneficial interest must deliver to the Registrar either (A) (1) a written order from a Participant or an Indirect Participant given to the Depositary in accordance with the Applicable Procedures directing the Depositary to credit or cause to be credited a beneficial interest in another Global Note in an amount equal to the beneficial interest to be transferred or exchanged and (2) instructions given in accordance with the Applicable Procedures containing information regarding the Participant account to be credited with such increase or (B) (1) a written order from a Participant or an Indirect Participant given to the Depositary in accordance with the Applicable Procedures directing the Depositary to cause to be issued a Definitive Note in an amount equal to the beneficial interest to be transferred or exchanged and (2) instructions given by the Depositary to the Registrar containing information regarding the Person in whose name such Definitive Note shall be registered to effect the transfer or exchange referred to in (1) above.  Upon consummation of an Exchange Offer by the Company in accordance with Section 2.07(f) hereof, the requirements of this Section 2.07(b)(ii) shall be deemed to have been satisfied upon receipt by the Registrar of the instructions contained in the Letter of Transmittal delivered by the Holder of such beneficial interests in the Restricted Global Notes.  Upon satisfaction of all of the requirements for transfer or exchange of beneficial interests in Global Notes contained in this Indenture and the Notes or otherwise applicable under the Securities Act, the Trustee shall adjust the principal amount at maturity of the relevant Global Notes pursuant to Section 2.07(h) hereof.

(iii)       Transfer of Beneficial Interests in a Restricted Global Note to Another Restricted Global Note.  A beneficial interest in any Restricted Global Note may be transferred to a Person who takes delivery thereof in the form of a beneficial interest in another Restricted Global Note if the transfer complies with the requirements of Section 2.07(b)(ii) above and the Registrar receives the following:

(A)           if the transferee shall take delivery in the form of a beneficial interest in the 144A Global Note, then the transferor must deliver a certificate in the form of Exhibit B hereto, including the certifications in item (1) thereof; and

(B)           if the transferee shall take delivery in the form of a beneficial interest in the Regulation S Global Note, then the transferor must deliver a certificate in the form of Exhibit B hereto, including the certifications in item (2) thereof.

(iv)       Transfer and Exchange of Beneficial Interests in a Restricted Global Note for Beneficial Interests in the Unrestricted Global Note.  A beneficial interest in any Restricted Global Note may be exchanged by any Holder thereof for a beneficial interest in an Unrestricted Global Note or transferred to a Person who takes delivery thereof in the form of a beneficial interest in an Unrestricted Global Note if the exchange or transfer complies with the requirements of Section 2.07(b)(ii) above and:

(A)           such exchange or transfer is effected pursuant to the Exchange Offer in accordance with the Registration Rights Agreement and the Holder of the beneficial interest to be transferred, in the case of an exchange, or the transferee, in the case of a transfer, certifies in the applicable Letter of Transmittal that it is not (1) a Broker-Dealer, (2) a Person participating in the distribution of the Exchange Notes or (3) a Person who is an affiliate (as defined in Rule 144) of the Company;

(B)           such transfer is effected pursuant to the Shelf Registration Statement in accordance with the Registration Rights Agreement;

(C)           such transfer is effected by a Broker-Dealer pursuant to the Exchange Offer Registration Statement in accordance with the Registration Rights Agreement; or

(D)           the Registrar receives the following:

(1)           if the Holder of such beneficial interest in a Restricted Global Note proposes to exchange such beneficial interest for a beneficial interest in an Unrestricted Global Note, a certificate from such Holder in the form of Exhibit C hereto, including the certifications in item (1)(a) thereof; or

(2)           if the Holder of such beneficial interest in a Restricted Global Note proposes to transfer such beneficial interest to a Person who shall take delivery thereof in the form of a beneficial interest in an Unrestricted Global Note, a certificate from such Holder in the form of Exhibit B hereto, including the certifications in item (4) thereof;

and, in each such case set forth in this subparagraph (D), if the Registrar so requests or if the Applicable Procedures so require, an Opinion of Counsel in form reasonably acceptable to the Registrar to the effect that such exchange or transfer is in compliance with the Securities Act and that the restrictions on transfer contained herein and in the Private Placement Legend are no longer required in order to maintain compliance with the Securities Act.

If any such transfer is effected pursuant to subparagraph (B) or (D) above at a time when an Unrestricted Global Note has not yet been issued, the Company shall issue and, upon receipt of an authentication order in accordance with Section 2.02 hereof, the Trustee shall authenticate one or more Unrestricted Global Notes in an aggregate principal amount equal to the aggregate principal amount of beneficial interests transferred pursuant to subparagraph (B) or (D) above.

Beneficial interests in an Unrestricted Global Note cannot be exchanged for, or transferred to Persons who take delivery thereof in the form of, a beneficial interest in a Restricted Global Note.

(c)           Transfer or Exchange of Beneficial Interests for Definitive Notes.

                (i)Beneficial Interests in Restricted Global Notes to Restricted Definitive Notes.  If any Holder of a beneficial interest in a Restricted Global Note proposes to exchange such beneficial interest for a Restricted Definitive Note or to transfer such beneficial interest to a Person who takes delivery thereof in the form of a Restricted Definitive Note, then, upon receipt by the Registrar of the following documentation:

(A)           if the Holder of such beneficial interest in a Restricted Global Note proposes to exchange such beneficial interest for a Restricted Definitive Note, a certificate from such Holder in the form of Exhibit C hereto, including the certifications in item (2)(a) thereof;

(B)           if such beneficial interest is being transferred to a QIB in accordance with Rule 144A under the Securities Act, a certificate to the effect set forth in Exhibit B hereto, including the certifications in item (1) thereof;

(C)           if such beneficial interest is being transferred to a Non-U.S. Person in an offshore transaction in accordance with Rule 903 or Rule 904 under the Securities Act, a certificate to the effect set forth in Exhibit B hereto, including the certifications in item (2) thereof;

(D)           if such beneficial interest is being transferred to an Institutional Accredited Investor in reliance on an exemption from the registration requirements of the Securities Act other than those listed in subparagraphs (B) and (C) above, a certificate to the effect set forth in Exhibit B hereto, including the certifications, certificates and Opinion of Counsel required by item (3)(d) thereof, if applicable; or

(E)           if such beneficial interest is being transferred to the Company or any of its Subsidiaries, a certificate to the effect set forth in Exhibit B hereto, including the certifications in item (3)(b) thereof, the Trustee shall cause the aggregate principal amount of the applicable Global Note to be reduced accordingly pursuant to Section 2.07(h) hereof, and the Company shall execute and the Trustee shall authenticate and deliver to the Person designated in the instructions a Definitive Note in the appropriate principal amount.  Any Definitive Note issued in exchange for a beneficial interest in a Restricted Global Note pursuant to this Section 2.07(c) shall be registered in such name or names and in such authorized denomination or denominations as the Holder of such beneficial interest shall instruct the Registrar through instructions from the Depositary and the Participant or Indirect Participant.  The Trustee shall deliver such Definitive Notes to the Persons in whose names such Notes are so registered.  Any Definitive Note issued in exchange for a beneficial interest in a Restricted Global Note pursuant to this Section 2.07(c)(i) shall bear the Private Placement Legend and shall be subject to all restrictions on transfer contained therein.

                (ii)Beneficial Interests in Restricted Global Notes to Unrestricted Definitive Notes.  A Holder of a beneficial interest in a Restricted Global Note may exchange such beneficial interest for an Unrestricted Definitive Note or may transfer such beneficial interest to a Person who takes delivery thereof in the form of an Unrestricted Definitive Note only if:

(A)           such exchange or transfer is effected pursuant to the Exchange Offer in accordance with the Registration Rights Agreement and the Holder of such beneficial interest, in the case of an exchange, or the transferee, in the case of a transfer, certifies in the applicable Letter of Transmittal that it is not (1) a Broker-Dealer, (2) a Person participating in the distribution of the Exchange Notes or (3) a Person who is an affiliate (as defined in Rule 144) of the Company;

(B)           such transfer is effected pursuant to the Shelf Registration Statement in accordance with the Registration Rights Agreement;

(C)           such transfer is effected by a Broker-Dealer pursuant to the Exchange Offer Registration Statement in accordance with the Registration Rights Agreement; or

(D)           the Registrar receives the following:

(1)           if the Holder of such beneficial interest in a Restricted Global Note proposes to exchange such beneficial interest for a Definitive Note that does not bear the Private Placement Legend, a certificate from such Holder in the form of Exhibit C hereto, including the certifications in item (1)(b) thereof; or

(2)           if the Holder of such beneficial interest in a Restricted Global Note proposes to transfer such beneficial interest to a Person who shall take delivery thereof in the form of a Definitive Note that does not bear the Private Placement Legend, a certificate from such Holder in the form of Exhibit B hereto, including the certifications in item (4) thereof;

and, in each such case set forth in this subparagraph (D), if the Registrar so requests or if the Applicable Procedures so require, an Opinion of Counsel in a form reasonably acceptable to the Registrar to the effect that such exchange or transfer is in compliance with the Securities Act and that the restrictions on transfer contained herein and in the Private Placement Legend are no longer required in order to maintain compliance with the Securities Act.

                (iii)Beneficial Interests in Unrestricted Global Notes to Unrestricted Definitive Notes.  If any Holder of a beneficial interest in an Unrestricted Global Note proposes to exchange such beneficial interest for a Definitive Note or to transfer such beneficial interest to a Person who takes delivery thereof in the form of a Definitive Note, then, upon satisfaction of the conditions set forth in Section 2.07(b)(ii) hereof, the Trustee shall cause the aggregate principal amount of the applicable Global Note to be reduced accordingly pursuant to Section 2.07(h) hereof, and the Company shall execute and the Trustee shall authenticate and deliver to the Person designated in the instructions a Definitive Note in the appropriate principal amount.  Any Definitive Note issued in exchange for a beneficial interest pursuant to this Section 2.07(c)(iii) shall be registered in such name or names and in such authorized denomination or denominations as the Holder of such beneficial interest shall instruct the Registrar through instructions from the Depositary and the Participant or Indirect Participant.  The Trustee shall deliver such Definitive Notes to the Persons in whose names such Notes are so registered.  Any Definitive Note issued in exchange for a beneficial interest pursuant to this Section 2.07(c)(iii) shall not bear the Private Placement Legend.

(d)           Transfer and Exchange of Definitive Notes for Beneficial Interests.

                (i)Restricted Definitive Notes to Beneficial Interests in Restricted Global Notes.  If any Holder of a Restricted Definitive Note proposes to exchange such Note for a beneficial interest in a Restricted Global Note or to transfer such Restricted Definitive Notes to a Person who takes delivery thereof in the form of a beneficial interest in a Restricted Global Note, then, upon receipt by the Registrar of the following documentation:

(A)           if the Holder of such Restricted Definitive Note proposes to exchange such Note for a beneficial interest in a Restricted Global Note, a certificate from such Holder in the form of Exhibit C hereto, including the certifications in item (2)(b) thereof;

(B)           if such Restricted Definitive Note is being transferred to a QIB in accordance with Rule 144A under the Securities Act, a certificate to the effect set forth in Exhibit B hereto, including the certifications in item (1) thereof; or

(C)           if such Restricted Definitive Note is being transferred to a Non-U.S. Person in an offshore transaction in accordance with Rule 903 or Rule 904 under the Securities Act, a certificate to the effect set forth in Exhibit B hereto, including the certifications in item (2) thereof;

the Trustee shall cancel the Restricted Definitive Note and increase or cause to be increased the aggregate principal amount of, in the case of clause (A) above, the appropriate Restricted Global Note, in the case of clause (B) above, the 144A Global Note, and in the case of clause (C) above, the Regulation S Global Note.

                (ii)Restricted Definitive Notes to Beneficial Interests in Unrestricted Global Notes.  A Holder of a Restricted Definitive Note may exchange such Note for a beneficial interest in an Unrestricted Global Note or transfer such Restricted Definitive Note to a Person who takes delivery thereof in the form of a beneficial interest in an Unrestricted Global Note only if:

(A)           such exchange or transfer is effected pursuant to the Exchange Offer in accordance with the Registration Rights Agreement and the Holder, in the case of an exchange, or the transferee, in the case of a transfer, certifies in the applicable Letter of Transmittal that it is not (1) a broker-dealer, (2) a Person participating in the distribution of the Exchange Notes or (3) a Person who is an affiliate (as defined in Rule 144) of the Company;

(B)           such transfer is effected pursuant to the Shelf Registration Statement in accordance with the Registration Rights Agreement;

(C)           such transfer is effected by a Broker-Dealer pursuant to the Exchange Offer Registration Statement in accordance with the Registration Rights Agreement; or

(D)           the Registrar receives the following:

(1)           if the Holder of such Definitive Notes proposes to exchange such Notes for a beneficial interest in the Unrestricted Global Note, a certificate from such Holder in the form of Exhibit C hereto, including the certifications in item (1)(c) thereof; or

(2)           if the Holder of such Definitive Notes proposes to transfer such Notes to a Person who shall take delivery thereof in the form of a beneficial interest in the Unrestricted Global Note, a certificate from such Holder in the form of Exhibit B hereto, including the certifications in item (4) thereof;

and, in each such case set forth in this subparagraph (D), if the Registrar so requests or if the Applicable Procedures so require, an Opinion of Counsel in form reasonably acceptable to the Registrar to the effect that such exchange or transfer is in compliance with the Securities Act and that the restrictions on transfer contained herein and in the Private Placement Legend are no longer required in order to maintain compliance with the Securities Act.

Upon satisfaction of the conditions of any of the subparagraphs in this Section 2.07(d)(ii), the Trustee shall cancel the Definitive Notes and increase or cause to be increased the aggregate principal amount of the Unrestricted Global Note.

                (iii)Unrestricted Definitive Notes to Beneficial Interests in Unrestricted Global Notes.  A Holder of an Unrestricted Definitive Note may exchange such Note for a beneficial interest in an Unrestricted Global Note or transfer such Definitive Notes to a Person who takes delivery thereof in the form of a beneficial interest in an Unrestricted Global Note at any time.  Upon receipt of a request for such an exchange or transfer, the Trustee shall cancel the applicable Unrestricted Definitive Note and increase or cause to be increased the aggregate principal amount of one of the Unrestricted Global Notes.

If any such exchange or transfer from a Definitive Note to a beneficial interest is effected pursuant to subparagraphs (ii)(B), (ii)(D) or (iii) above at a time when an Unrestricted Global Note has not yet been issued, the Company shall issue and, upon receipt of an authentication order in accordance with Section 2.02 hereof, the Trustee shall authenticate one or more Unrestricted Global Notes in an aggregate principal amount equal to the principal amount of Definitive Notes so transferred.

(e)           Transfer and Exchange of Definitive Notes for Definitive Notes.  Upon request by a Holder of Definitive Notes and such Holder’s compliance with the provisions of this Section 2.07(e), the Registrar shall register the transfer or exchange of Definitive Notes.  Prior to such registration of transfer or exchange, the requesting Holder shall present or surrender to the Registrar the Definitive Notes duly endorsed or accompanied by a written instruction of transfer in form satisfactory to the Registrar duly executed by such Holder or by its attorney, duly authorized in writing. In addition, the requesting Holder shall provide any additional certifications, documents and information, as applicable, required pursuant to the following provisions of this Section 2.07(e).

(i)       Restricted Definitive Notes to Restricted Definitive Notes.  Any Restricted Definitive Note may be transferred to and registered in the name of Persons who take delivery thereof in the form of a Restricted Definitive Note if the Registrar receives the following:

(A)           if the transfer is being made to a QIB in accordance with Rule 144A under the Securities Act, then the transferor must deliver a certificate in the form of Exhibit B hereto, including the certifications in item (1) thereof;

(B)           if the transfer is being made to a Non-U.S. Person in an offshore transaction in accordance with Rule 903 or Rule 904, then the transferor must deliver a certificate in the form of Exhibit B hereto, including the certifications in item (2) thereof;

(C)           if the transfer is being made to an Institutional Accredited Investor pursuant to an exemption from the registration requirements of the Securities Act, then the transferor must deliver a certificate in the form of Exhibit B hereto, including the certifications, certificates and Opinion of Counsel required by item (3)(d) thereof, if applicable; and

(D)           if the transfer is being made to the Company or any of its Subsidiaries, a certificate to the effect set forth in Exhibit B hereto, including the certifications in item 3(b) thereof.

(ii)       Restricted Definitive Notes to Unrestricted Definitive Notes.  Any Restricted Definitive Note may be exchanged by the Holder thereof for an Unrestricted Definitive Note or transferred to a Person or Persons who take delivery thereof in the form of an Unrestricted Definitive Note if:

(A)           such exchange or transfer is effected pursuant to the Exchange Offer in accordance with the Registration Rights Agreement and the Holder, in the case of an exchange, or the transferee, in the case of a transfer, certifies in the applicable Letter of Transmittal that it is not (1) a broker-dealer, (2) a Person participating in the distribution of the Exchange Notes or (3) a Person who is an affiliate (as defined in Rule 144) of the Company;

(B)           any such transfer is effected pursuant to the Shelf Registration Statement in accordance with the Registration Rights Agreement;

(C)           any such transfer is effected by a Broker-Dealer pursuant to the Exchange Offer Registration Statement in accordance with the Registration Rights Agreement; or

(D)           the Registrar receives the following:

(1)           if the Holder of such Restricted Definitive Notes proposes to exchange such Notes for an Unrestricted Definitive Note, a certificate from such Holder in the form of Exhibit C hereto, including the certifications in item (1)(d) thereof; or

(2)           if the Holder of such Restricted Definitive Notes proposes to transfer such Notes to a Person who shall take delivery thereof in the form of an Unrestricted Definitive Note, a certificate from such Holder in the form of Exhibit B hereto, including the certifications in item (4) thereof;

and, in each such case set forth in this subparagraph (D), if the Registrar so requests, an Opinion of Counsel in form reasonably acceptable to the Company to the effect that such exchange or transfer is in compliance with the Securities Act and that the restrictions on transfer contained herein and in the Private Placement Legend are no longer required in order to maintain compliance with the Securities Act.

(iii)       Unrestricted Definitive Notes to Unrestricted Definitive Notes.  A Holder of Unrestricted Definitive Notes may transfer such Notes to a Person who takes delivery thereof in the form of an Unrestricted Definitive Note.  Upon receipt of a request to register such a transfer, the Registrar shall register the Unrestricted Definitive Notes pursuant to the instructions from the Holder thereof.

(f)           Exchange Offer.  Upon the occurrence of the Exchange Offer in accordance with the Registration Rights Agreement, the Company shall issue and, upon receipt of an authentication order in accordance with Section 2.02, the Trustee shall authenticate (i) one or more Unrestricted Global Notes in an aggregate principal amount equal to the principal amount of the beneficial interests in the Restricted Global Notes tendered for acceptance by Persons that certify in the applicable Letters of Transmittal that (x) they are not Broker-Dealers, (y) they are not participating in a distribution of the Exchange Notes and (z) they are not affiliates (as defined in Rule 144) of the Company, and accepted for exchange in the Exchange Offer and (ii) Unrestricted Definitive Notes in an aggregate principal amount equal to the principal amount of the Restricted Definitive Notes accepted for exchange in the Exchange Offer.  Concurrently with the issuance of such Notes, the Trustee shall cause the aggregate principal amount of the applicable Restricted Global Notes to be reduced accordingly, and the Company shall execute and the Trustee shall authenticate and deliver to the Persons designated by the Holders of Restricted Definitive Notes so accepted Unrestricted Definitive Notes in the appropriate principal amount.  Any Notes that remain outstanding after the consummation of the Exchange Offer, and Exchange Notes issued in connection with the Exchange Offer, shall be treated as a single class of securities under this Indenture.

(g)           Legends.  The following legends shall appear on the face of all Global Notes and Definitive Notes issued under this Indenture unless specifically stated otherwise in the applicable provisions of this Indenture.

(i)       Private Placement Legend.  Except as permitted below, each Global Note and each Definitive Note (and all Notes issued in exchange therefor or substitution thereof) shall bear the legend in substantially the following form:

“THE SECURITY (OR ITS PREDECESSOR) EVIDENCED HEREBY WAS ORIGINALLY ISSUED IN A TRANSACTION EXEMPT FROM REGISTRATION UNDER SECTION 5 OF THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND THE SECURITY EVIDENCED HEREBY MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION OR AN APPLICABLE EXEMPTION THEREFROM. EACH PURCHASER OF THE SECURITY EVIDENCED HEREBY IS HEREBY NOTIFIED THAT THE SELLER MAY BE RELYING ON THE EXEMPTION FROM THE PROVISIONS OF SECTION 5 OF THE SECURITIES ACT PROVIDED BY RULE 144A THEREUNDER.  THE HOLDER OF THE SECURITY EVIDENCED HEREBY AGREES FOR THE BENEFIT OF THE COMPANY THAT (A) SUCH SECURITY MAY BE RESOLD, PLEDGED OR OTHERWISE TRANSFERRED, ONLY (1)(a) INSIDE THE UNITED STATES TO A PERSON WHO THE SELLER REASONABLY BELIEVES IS A QUALIFIED INSTITUTIONAL BUYER (AS DEFINED IN RULE 144A UNDER THE SECURITIES ACT) PURCHASING FOR ITS OWN ACCOUNT OR FOR THE ACCOUNT OF A QUALIFIED INSTITUTIONAL BUYER IN A TRANSACTION MEETING THE REQUIREMENTS OF RULE 144A UNDER THE SECURITIES ACT, (B) OUTSIDE THE UNITED STATES TO A FOREIGN PERSON IN A TRANSACTION MEETING THE REQUIREMENTS OF RULE 903 OR RULE 904 OF REGULATION S UNDER THE SECURITIES ACT, (C) PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT PROVIDED BY RULE 144 THEREUNDER (IF APPLICABLE) OR (D) IN ACCORDANCE WITH ANOTHER EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT (AND BASED UPON AN OPINION OF COUNSEL ACCEPTABLE TO THE COMPANY IF THE COMPANY SO REQUESTS), (2) TO THE COMPANY OR (3) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT AND, IN EACH CASE, IN ACCORDANCE WITH ANY APPLICABLE SECURITIES LAWS OF ANY STATE OF THE UNITED STATES OR ANY OTHER APPLICABLE JURISDICTION AND (B) THE HOLDER WILL, AND EACH SUBSEQUENT HOLDER IS REQUIRED TO, NOTIFY ANY PURCHASER OF THE SECURITY EVIDENCED HEREBY OF THE RESALE RESTRICTIONS SET FORTH IN CLAUSE (A) ABOVE. NO REPRESENTATION CAN BE MADE AS TO THE AVAILABILITY OF THE EXEMPTION PROVIDED BY RULE 144 FOR RESALE OF THE SECURITY EVIDENCED HEREBY.”

Notwithstanding the foregoing, any Global Note or Definitive Note issued pursuant to subparagraph (b)(iv), (c)(ii), (c)(iii), (d)(ii), (d)(iii), (e)(ii), (e)(iii) or (f) to this Section 2.07 (and all Notes issued in exchange therefor or substitution thereof) shall not bear the Private Placement Legend.

(ii)       Global Note Legend.  Each Global Note shall bear a legend in substantially the following form:

“THIS IS A GLOBAL NOTE WITHIN THE MEANING OF THE INDENTURE HEREINAFTER REFERRED TO AND IS REGISTERED IN THE NAME OF THE DEPOSITARY OR A NOMINEE OF THE DEPOSITARY, WHICH MAY BE TREATED BY THE COMPANY, THE TRUSTEE AND ANY AGENT THEREOF AS OWNER AND HOLDER OF THIS NOTE FOR ALL PURPOSES.

UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), TO GENCORP INC. (THE “COMPANY”) OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY THE AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OR DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

UNLESS AND UNTIL IT IS EXCHANGED IN WHOLE OR IN PART FOR SECURITIES IN DEFINITIVE REGISTERED FORM IN THE CIRCUMSTANCES REFERRED TO IN THE INDENTURE, THIS GLOBAL NOTE MAY NOT BE TRANSFERRED EXCEPT AS A WHOLE BY THE DEPOSITARY TO A NOMINEE OF THE DEPOSITARY OR BY A NOMINEE OF THE DEPOSITARY TO THE DEPOSITARY OR ANOTHER NOMINEE OF THE DEPOSITARY OR BY THE DEPOSITARY OR ANY SUCH NOMINEE TO A SUCCESSOR DEPOSITARY OR A NOMINEE OR SUCH SUCCESSOR DEPOSITARY.”

(h)           Cancellation and/or Adjustment of Global Notes.  At such time as all beneficial interests in a particular Global Note have been exchanged for Definitive Notes or a particular Global Note has been redeemed, repurchased or canceled in whole and not in part, each such Global Note shall be returned to or retained and canceled by the Trustee in accordance with Section 2.12 hereof.  At any time prior to such cancellation, if any beneficial interest in a Global Note is exchanged for or transferred to a Person who shall take delivery thereof in the form of a beneficial interest in another Global Note or for Definitive Notes, the principal amount of Notes represented by such Global Note shall be reduced accordingly and an endorsement shall be made on such Global Note by the Trustee or by the Depositary at the direction of the Trustee to reflect such reduction; and if the beneficial interest is being exchanged for or transferred to a Person who shall take delivery thereof in the form of a beneficial interest in another Global Note, such other Global Note shall be increased accordingly and an endorsement shall be made on such Global Note by the Trustee or by the Depositary at the direction of the Trustee to reflect such increase.

(i)           General Provisions Relating to Transfers and Exchanges.

                (i)To permit registrations of transfers and exchanges, the Company shall execute and the Trustee shall authenticate Global Notes and Definitive Notes upon a Company Order or at the Registrar’s request.

                (ii)No service charge shall be made to a Holder of a beneficial interest in a Global Note or to a Holder of a Definitive Note for any registration of transfer or exchange, but the Company may require payment of a sum sufficient to cover any transfer tax or similar governmental charge payable in connection therewith (other than any such transfer taxes or similar governmental charge payable upon exchange or transfer pursuant to Sections 2.11, 3.06, 4.11, 4.15 and 9.05 hereof).

                (iii)The Registrar shall not be required to register the transfer of or exchange any Note selected for redemption in whole or in part, except the unredeemed portion of any Note being redeemed in part.

                (iv)All Global Notes and Definitive Notes issued upon any registration of transfer or exchange of Global Notes or Definitive Notes shall be the valid and legally binding obligations of the Company, evidencing the same debt, and entitled to the same benefits under this Indenture, as the Global Notes or Definitive Notes surrendered upon such registration of transfer or exchange.

                (v)The Company shall not be required (A) to issue, to register the transfer of or to exchange any Notes during a period beginning at the opening of business 15 days before the day of any selection of Notes for redemption under Section 3.02 hereof and ending at the close of business on the day of selection, (B) to register the transfer of or to exchange any Note so selected for redemption in whole or in part, except the unredeemed portion of any Note being redeemed in part or (C) to register the transfer of or to exchange a Note between a record date and the next succeeding interest payment date.

                (vi)Prior to due presentment for the registration of a transfer of any Note, the Trustee, any Agent and the Company may deem and treat the Person in whose name any Note is registered as the absolute owner of such Note for the purpose of receiving payment of principal of and interest on such Notes and for all other purposes, and none of the Trustee, any Agent or the Company shall be affected by notice to the contrary.

                (vii)The Trustee shall authenticate Global Notes and Definitive Notes in accordance with the provisions of Section 2.02 hereof.

                (viii)All certifications, certificates and Opinions of Counsel required to be submitted to the Registrar pursuant to this Section 2.07 to effect a registration of transfer or exchange may be submitted by facsimile; provided that any certificate that requires a medallion signature guarantee shall be submitted as original by first class mail.

(j)           No Obligation of the Trustee.

                (i)Neither the Trustee nor any Agent shall have any responsibility or obligation to any beneficial owner in a Global Note, a member of, or a participant in the Depositary or other Person with respect to the accuracy of the records of the Depositary or its nominee or of any participant or member thereof, with respect to any ownership interest in the Notes or with respect to the delivery to any participant, member, beneficial owner or other Person (other than the Depositary) of any notice (including any notice of redemption) or the payment of any amount, under or with respect to such Notes.  All notices and communications to be given to the Holders and all payments to be made to Holders under the Notes shall be given or made only to or upon the order of the registered Holders (which shall be the Depositary or its nominee in the case of the Global Note).  The rights of beneficial owners in the Global Note shall be exercised only through the Depositary subject to the applicable rules and procedures of the Depositary.  The Trustee and each Agent may rely and shall be fully protected in relying upon information furnished by the Depositary with respect to its members, participants and any beneficial owners.

                (ii)The Trustee shall have no obligation or duty to monitor, determine or inquire as to compliance with any restrictions on transfer imposed under this Indenture or under applicable law with respect to any transfer of any interest in any Note (including any transfers between or among Depositary participants, members or beneficial owners in the Global Note) other than to make any required delivery of such certificates and other documentation or evidence as are expressly required by, and to do so if and when expressly required by, the terms of this Indenture, and to examine the same to determine substantial compliance as to form with the express requirements hereof.

SECTION 2.08.          Replacement Notes.  If the Holder of a Note claims that the Note has been lost, destroyed or wrongfully taken, the Company shall issue and the Trustee shall authenticate a replacement Note if the Trustee’s requirements are met.  If required by the Trustee or the Company as a condition of receiving a replacement Note, such Holder shall provide a certificate of loss and an indemnity and/or an indemnity bond sufficient, in the judgment of both the Company and the Trustee, to fully protect the Company, the Trustee, any Agent and any authenticating agent from any loss, liability, cost or expense which any of them may suffer or incur if the Note is replaced.  The Company and the Trustee may charge the relevant Holder for their expenses in replacing any Note.

The Trustee or any authenticating agent may authenticate any such substituted Note, and deliver the same upon the receipt of such security or indemnity as the Trustee, the Company and, if applicable, such authenticating agent may require.  Upon the issuance of any substituted Note, the Company may require the payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in relation thereto and any other expenses connected therewith.  In case any Note which has matured or is about to mature, or has been called for redemption pursuant to Article III, shall become mutilated or be destroyed, lost or stolen, the Company may, instead of issuing a substitute Note, pay or authorize the payment of the same (without surrender thereof except in the case of a mutilated Note), if the applicant for such payment shall furnish to the Company, to the Trustee and, if applicable, to the authenticating agent such security or indemnity as may be required by them to save each of them harmless for any loss, liability, cost or expense caused by or connected with such action, and, in case of destruction, loss or theft, evidence satisfactory to the Company, the Trustee and, if applicable, any Paying Agent of the destruction, loss or theft of such Note and of the ownership thereof.

Every replacement Note is an additional obligation of the Company and shall be entitled to all the benefits provided under this Indenture equally and proportionately with all other Notes duly issued, authenticated and delivered hereunder.

SECTION 2.09.          Outstanding Notes.  The Notes outstanding at any time are all the Notes properly authenticated by the Trustee except for those canceled by the Trustee, those delivered to it for cancellation, and those described in this Section as not outstanding.

If a Note is replaced pursuant to Section 2.08, it shall cease to be outstanding unless the Trustee receives proof satisfactory to it that the replaced Note is held by a bona fide purchaser.

If Notes are considered paid under Section 4.01 or redeemed pursuant to Article III, they shall cease to be outstanding and interest on them shall cease to accrue, except as may be otherwise set forth herein. If the Paying Agent (other than the Company or an Affiliate thereof) holds, on a redemption date or maturity date, immediately available funds sufficient to pay all of the principal and interest due on the Notes payable on that date, then on and after that date such Notes shall cease to be outstanding and interest on them shall cease to accrue.

Subject to Section 2.10 hereof, a Note does not cease to be outstanding because the Company or an Affiliate of the Company holds the Note.

SECTION 2.10.          When Treasury Notes Disregarded.  In determining whether the Holders of the required principal amount of Notes have concurred in any direction, waiver or consent, Notes owned by the Company or an Affiliate of the Company shall be considered as though they are not outstanding, except that for the purposes of determining whether the Trustee shall be protected in relying on any such direction, waiver or consent, only Notes which a Trust Officer of the Trustee actually knows are so owned shall be so disregarded. Prior to any such determination, the Company shall be obligated to advise the Trustee of any Notes owned by the Company or an Affiliate of the Company.

SECTION 2.11.          Temporary Notes; Definitive Notes.

(a)           Until definitive Notes are ready for delivery, the Company may prepare and the Trustee shall authenticate temporary Notes.  Temporary Notes shall be substantially in the form of Definitive Notes but may have variations that the Company considers appropriate for temporary Notes and shall be reasonably acceptable to the Trustee.  Without unreasonable delay, the Company shall prepare and the Trustee shall authenticate definitive Notes in exchange for temporary Notes.

(b)           Definitive Notes.

                (i)Except for transfers made in accordance with Section 2.07(c), a Global Note deposited with the Depositary or with the Trustee as custodian for the Depositary pursuant to Section 2.01 shall be transferred to the beneficial owners thereof in the form of Definitive Notes only if such transfer complies with Section 2.07 and (x) the Depositary notifies the Company that it is unwilling or unable to continue as Depositary for such Global Note or if at any time such Depositary ceases to be a “clearing agency” registered under the Exchange Act and a successor Depositary is not appointed by the Company within 90 days of such notice, (y) an Event of Default has occurred and is continuing, or (z) the Company, in its sole discretion, determines that the Global Note will be exchangeable for Definitive Notes in registered form and notifies the Trustee of its decision.

                (ii)In connection with the exchange of an entire Global Note for Definitive Notes pursuant to clause (x) of Section 2.11(b)(i), such Global Note shall be deemed to be surrendered to the Trustee for cancellation, and the Company shall execute, and upon Company Order the Trustee shall authenticate and deliver to each beneficial owner identified by DTC in exchange for its beneficial interest in such Global Note, an equal aggregate principal amount of Definitive Notes of authorized denominations, and the Registrar shall register such exchanges in the Register.

                (iii)In connection with the exchange of an entire Global Note for Definitive Notes pursuant to clause (y) of Section 2.11(b)(i), if an Event of Default has occurred and is continuing, upon receipt by the Registrar of instructions from Agent Members on behalf of the owner of a beneficial interest in a Global Note directing the Registrar to exchange such beneficial owner’s beneficial interest in such Global Note for Definitive Notes, subject to and in accordance with the Applicable Procedures, the Company shall promptly execute, and upon Company Order the Trustee shall authenticate and make available for delivery to such beneficial owner, Definitive Notes in a principal amount equal to such beneficial interest in such Global Note.

                (iv)If (A) an event described in Section 2.11(b)(i)(x) occurs and Definitive Notes are not issued promptly to all beneficial owners or (B) the Registrar receives from a beneficial owner instructions to obtain Definitive Notes due to an event described in Section 2.11(b)(i)(y) and Definitive Notes are not issued promptly to any such beneficial owner, the Company expressly acknowledges, with respect to the right of any Holder to pursue a remedy pursuant to Section 6.06 hereof, the right of any beneficial owner of Notes to pursue such remedy with respect to the portion of the Global Note that represents such beneficial owner’s Notes as if such Definitive Notes had been issued.

(c)           Any Global Note or interest thereon that is transferable to the beneficial owners thereof in the form of Definitive Notes shall, if held by the Depositary, be surrendered by the Depositary to the Trustee, without charge, and the Trustee shall authenticate and deliver, upon such transfer of each portion of such Global Note, an equal aggregate principal amount of Notes of authorized denominations in the form of certificated Notes in definitive form.  Any portion of a Global Note transferred pursuant to this Section shall be executed, authenticated and delivered only in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof and registered in such names as the Depositary shall direct.

(d)           Prior to any transfer pursuant to Section 2.11(b), the registered Holder of a Global Note may grant proxies and otherwise authorize any Person, including Agent Members and Persons that may hold interests through Agent Members, to take any action which a Holder is entitled to take under this Indenture or the Notes.

(e)           The Company will make available to the Trustee a reasonable supply of certificated Notes in definitive form without interest coupons.

SECTION 2.12.          Cancellation.  The Company or any Subsidiary Guarantor at any time may deliver Notes to the Trustee for cancellation.  The Registrar and Paying Agent shall forward to the Trustee any Notes surrendered to them for registration of transfer, exchange or payment.  The Trustee and no one else may cancel Notes surrendered for registration of transfer, exchange, payment, replacement, redemption, repurchase or cancellation.  Upon written instructions of the Company, the Trustee shall dispose of canceled Notes in accordance with applicable law and its customary procedures for the disposition of canceled securities and, after such disposition, shall upon request deliver a certificate of disposition to the Company.  The Company may not issue new Notes to replace Notes that it has paid or that have been delivered to the Trustee for cancellation.

SECTION 2.13.          Defaulted Interest.  If the Company defaults in a payment of interest on the Notes, the Company shall pay such defaulted interest in any lawful manner.  The Company may pay such defaulted interest to the Persons who are Holders of the Notes on a subsequent special record date, which date shall be at the earliest practicable date but in all events at least five Business Days prior to the payment date, in each case at the rate provided in the Notes.  The Company shall fix or cause to be fixed any such special record date and payment date, and, at least 15 days prior to the special record date, the Company shall mail or cause to be mailed to each Holder of a Note a notice that states such special record date, such related payment date and the amount of any such defaulted interest to be paid to Holders of the Notes.

SECTION 2.14.          CUSIP Number.  The Trustee shall use the applicable CUSIP number in notices of redemption or exchange as a convenience to Holders; provided that any such notice may state that no representation is made as to the correctness of such number either as printed on the Notes or as contained in any notice of a redemption and that reliance may be placed only on the other identification numbers printed on the Notes, and any such redemption shall not be affected by any defect in or omission of such number.  The Company will promptly notify the Trustee in writing of any change in the CUSIP number.

ARTICLE III

REDEMPTION

SECTION 3.01.          Notice to Trustee.  If the Company elects to redeem Notes pursuant to the optional redemption provisions of paragraph 6 of the Notes, it shall furnish to the Trustee, at least 35 days but not more than 60 days before the redemption date, an Officers’ Certificate setting forth the redemption date, the principal amount of Notes to be redeemed and the redemption price.

SECTION 3.02.          Selection of Notes to be Redeemed.  If less than all of the Notes are to be redeemed, the Trustee shall select the Notes to be redeemed in denominations of $2,000 or multiples of $1,000 in excess of $2,000 pro rata, by lot or by any other method that the Trustee considers fair and appropriate and in accordance with the Applicable Procedures, subject to adjustments so no Note in an unauthorized denomination remains outstanding; provided that if the Notes are listed on any securities exchange, that such method complies with the requirements of such exchange.  The Trustee shall make the selection from outstanding Notes not previously called for redemption not less than 30 nor more than 60 days prior to the redemption date, except that redemption notices may be mailed more than 60 days prior to a redemption date if the notice is used in connection with the defeasance of the Notes or a satisfaction and discharge of this Indenture.  The Trustee may select for redemption portions of the principal of Notes that have denominations larger than $2,000.  Notes and portions of Notes the Trustee selects shall be in amounts of $2,000 or whole multiples of $1,000 in excess of $2,000.  Provisions of this Indenture that apply to Notes called for redemption also apply to portions of Notes called for redemption.  The Trustee shall notify the Company promptly of the Notes or portions of Notes selected for redemption.

SECTION 3.03.          Notice of Redemption.

(a)           At least 30 days but not more than 60 days before a redemption date, the Company shall mail a notice of redemption by first-class mail to each Holder of Notes to be redeemed at such Holder’s registered address.

The notice shall identify the Notes to be redeemed and shall state:

(1)           the redemption date;

(2)           the redemption price;

(3)           the aggregate principal amount of Notes being redeemed;

(4)           the name and address of the Paying Agent;

(5)           that Notes called for redemption must be surrendered to the Paying Agent at the address specified in such notice to collect the redemption price;

(6)           that, unless the Company defaults in the payment of the redemption price or accrued interest, interest on Notes called for redemption ceases to accrue on and after the redemption date and the only remaining right of the Holders is to receive payment of the redemption price and accrued interest upon surrender to the Paying Agent of the Notes;

(7)           if any Note is being redeemed in part, the portion of the principal amount of such Note to be redeemed and that, after the redemption date, upon surrender of such Note, a new Note or Notes in principal amount equal to the unredeemed portion shall be issued;

(8)           the paragraph of the Notes pursuant to which the Notes called for redemption are being redeemed; and

(9)           the CUSIP number of the Notes.

(b)           At the Company’s request, the Trustee shall give the notice of redemption required in Section 3.03(a) in the Company’s name and at the Company’s expense; provided, however, that the Company shall deliver to the Trustee, at least 35 days prior to the redemption date, an Officers’ Certificate requesting that the Trustee give such notice and setting forth the information to be stated in such notice as provided in Section 3.03(a).

SECTION 3.04.          Effect of Notice of Redemption.  Once notice of redemption is mailed in accordance with Section 3.03, Notes called for redemption become due and payable on the redemption date at the redemption price.  Upon surrender to the Paying Agent, such Notes shall be paid at the redemption price, plus accrued interest to the redemption date.

SECTION 3.05.          Deposit of Redemption Price.  Prior to the redemption date, the Company shall deposit with the Paying Agent funds available on the redemption date sufficient to pay the redemption price of, and accrued interest on, the Notes to be redeemed on that date.  The Paying Agent shall promptly return to the Company any money so deposited which is not required for that purpose upon the written request of the Company, except with respect to monies owed as obligations to the Trustee pursuant to Article VII.

If the Company complies with the preceding paragraph, then, unless the Company defaults in the payment of such redemption price plus accrued interest, if any, interest on the Notes to be redeemed will cease to accrue on and after the applicable redemption date, whether or not such Notes are presented for payment.  If any Note called for redemption shall not be so paid upon redemption because of the failure of the Company to comply with the preceding paragraph, interest will continue to be payable on the unpaid principal and premium, if any, including from the redemption date until such principal and premium, if any, is paid, and, to the extent lawful, on any interest not paid on such unpaid principal, in each case at the rate provided in the Notes and in Section 4.01 hereof.

SECTION 3.06.          Notes Redeemed in Part.  Upon surrender of a Note that is to be redeemed in part, the Company shall issue and the Trustee shall authenticate for the Holder, at the expense of the Company, a new Note equal in aggregate amount to the unredeemed portion of the Note surrendered.

SECTION 3.07.          Special Mandatory Redemption.  If (i) the Escrow Agent has not received the Officers’ Certificate pursuant to Section 4.25(b) on or prior to the Escrow End Date, (ii) the Company notifies the Escrow Agent in writing that the Company will not pursue the consummation of the Acquisition, or (iii) the Company fails to timely deposit (or cause to be timely deposited) any amounts required under Section 3(b) of the Escrow Agreement within three Business Days of the applicable deposit date (each, a “Special Mandatory Redemption Event”), then the Escrow Agreement provides that the Escrow Agent shall, without the requirement of notice to or action by the Company, the Trustee or any other Person, release the Escrowed Property (including investment earnings thereon and proceeds thereof) to the Trustee.  Upon occurrence of a Special Mandatory Redemption Event, the Company shall send or cause to be sent notice to Holders to the effect that a Special Mandatory Redemption (defined below) has occurred and setting forth the information contained in Sections 3.03(a)(1)-(4), (9).  The Trustee shall apply (or cause a Paying Agent to apply) such proceeds received from the Escrow Agent to redeem the Notes (the “Special Mandatory Redemption”) on the third Business Day following the date of the Special Mandatory Redemption Event (the “Special Mandatory Redemption Date”) at a redemption price (the “Special Mandatory Redemption Price”) equal to 100% of the principal amount of the Notes, plus accrued and unpaid interest from the Issue Date or the most recent date to which interest has been paid or duly provided for on the Notes, as the case may be, to, but excluding, the Special Mandatory Redemption Date.  On the Special Mandatory Redemption Date, the Trustee will pay to the Company any Escrowed Property in excess of the amount necessary to effect the Special Mandatory Redemption.

ARTICLE IV

COVENANTS

SECTION 4.01.          Payment of Notes.  The Company shall pay the principal of, premium, if any, and interest on, the Notes on the dates and in the manner provided in the Notes and this Indenture.  Principal, premium, if any, and interest shall be considered paid on the date due if the Trustee or Paying Agent (other than the Company or a Subsidiary of the Company or any Affiliate of the Company) holds as of 10:00 a.m. New York City time on that date immediately available funds designated for and sufficient to pay all principal, premium, if any, and interest then due.  Reference in this Indenture and the Notes to “interest” with respect to the Notes shall include any additional interest that accrues on the Notes as a result of the provisions of the Registration Rights Agreement, which additional interest on the Notes shall be due and payable as provided by the Registration Rights Agreement.  If any additional interest becomes due and payable under the Registration Rights Agreement, the Company shall notify in writing the Trustee and the Paying Agent of the amount of such additional interest.

To the extent lawful, the Company shall pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on (i) overdue principal, at the rate borne by Notes per annum; and (ii) overdue installments of interest (without regard to any applicable grace period) at the same rate per annum, in each case during the period in which such Default is continuing.

SECTION 4.02.          Reports.

(a)           Whether or not required by the Commission, so long as any Notes are outstanding, the Company shall furnish to the Holders of Notes, or file electronically with the Commission through the Commission’s Electronic Data Gathering, Analysis and Retrieval System (or any successor system), within the time periods specified in the Commission’s rules and regulations:

(1)           all quarterly and annual financial information that would be required to be contained in a filing with the Commission on Forms 10-Q and 10-K if the Company were required to file such Forms, including a “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and, with respect to the annual information only, a report on the annual financial statements by the Company’s certified independent accountants; and

(2)           all current reports that would be required to be filed with the Commission on Form 8-K if the Company were required to file such reports.

In addition, whether or not required by the Commission, the Company shall file a copy of all of the information and reports referred to in clauses (1) and (2) above with the Commission for public availability within the time periods specified in the Commission’s rules and regulations (unless the Commission will not accept such a filing) and make such information available to Holders, securities analysts and prospective investors upon request.  In addition, the Company and the Subsidiary Guarantors have agreed that, for so long as any Notes remain outstanding, they shall furnish to the Holders and to prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

(b)           Delivery of such reports, information, and documents to the Trustee pursuant to the provisions of this Section 4.02 is for informational purposes only and the Trustee’s receipt of such shall not constitute constructive notice of any information contained therein or determinable from information contained therein, including the Company’s compliance with any of its covenants hereunder (as to which the Trustee is entitled to rely exclusively on Officers’ Certificates).

(c)           Notwithstanding anything herein to the contrary, the Company will not be deemed to have failed to comply with any of its obligations under this covenant for purposes of Section 6.01(4) until 90 days after the date any report hereunder is due.

SECTION 4.03.          Compliance Certificate.

(a)           The Company shall deliver to the Trustee within 90 days after the end of each fiscal year of the Company, an Officers’ Certificate as to such Officers’ knowledge of any Default that occurred during the previous year and whether the Company is in Default in the performance or observance of any of the terms, provisions and conditions of this Indenture (without regard to any period of grace or requirement of notice provided hereunder).

(b)           The Company shall, so long as any of the Notes are outstanding, deliver to the Trustee, as soon as practicable and in any event within 30 days after the Company becomes aware of any Default or Event of Default, an Officers’ Certificate specifying such Default or Event of Default, its status and the actions that the Company is taking or proposes to take in respect thereof.

(c)           The Company (and each Subsidiary Guarantor to the extent that such Subsidiary Guarantor is so required under the TIA) shall deliver to the Trustee within 90 days after the end of each fiscal year of the Company, an Opinion of Counsel to the extent required by TIA § 314(b).

SECTION 4.04.          Maintenance of Office or Agency.  The Company shall maintain or cause to be maintained the office or agency required under Section 2.03.  The Company shall give prompt written notice to the Trustee of the location, and any change in the location, of such office or agency not maintained by the Trustee.  If at any time the Company shall fail to maintain any such required office or agency or shall fail to furnish the Trustee with the address thereof, presentations, surrenders, notices and demands with respect to the Notes may be made or served at the Corporate Trust Office of the Trustee.

The Company may also from time to time designate one or more other offices or agencies where the Notes may be presented or surrendered for any or all such purposes and may from time to time rescind such designation.

SECTION 4.05.          Continued Existence.  Subject to Article V, the Company shall do or cause to be done all things necessary to preserve and keep in full force and effect its corporate existence and the corporate, partnership or other existence of each Restricted Subsidiary; provided that the Company shall not be required to preserve the corporate existence of any Restricted Subsidiary, if the loss thereof would not reasonably be expected to have a material adverse effect on the ability of the Company to perform its obligations hereunder; and provided further that the foregoing shall not prohibit a sale, transfer or conveyance of a Restricted Subsidiary or any of its assets in compliance with the terms of this Indenture.

SECTION 4.06.          Appointments to Fill Vacancies in Trustee’s Office.  The Company, whenever necessary to avoid or fill a vacancy in the office of Trustee, will appoint, in the manner provided in Section 7.08, a Trustee, so that there shall at all times be a Trustee hereunder.

SECTION 4.07.          Stay, Extension and Usury Laws.  The Company and each of the Subsidiary Guarantors covenants (to the extent that it may lawfully do so) that it shall not at any time insist upon, plead or in any manner whatsoever claim or take the benefit or advantage of, any stay, extension or usury law wherever enacted, now or at any time hereafter enforced, that may affect the Company’s obligation to pay the Notes; and the Company and each of the Subsidiary Guarantors (to the extent that it may lawfully do so) hereby expressly waives all benefit or advantage of any such law insofar as such law applies to the Notes, and covenants that it shall not, by resort to any such law, hinder, delay or impede the execution of any power herein granted to the Trustee, but will suffer and permit the execution of every such power as though no such law has been enacted.

SECTION 4.08.          Taxes and Other Claims.  The Company shall, and shall cause each of its Restricted Subsidiaries to, pay prior to delinquency (i) all taxes, assessments and government levies; provided, however, that the Company shall not be required to pay or cause to be paid any such tax, assessment or levy (A) if the failure to do so will not, in the aggregate, have a material adverse impact on the Company and its Restricted Subsidiaries taken as a whole, or (B) if the amount, applicability or validity is being contested in good faith by appropriate proceedings, and (ii) all material lawful claims for labor, materials and supplies, which, if unpaid, might by law become a lien upon the property of the Company; provided, however, that the Company shall not be required to pay or discharge or cause to be paid or discharged any such tax, assessment, charge or claim whose amount, applicability or validity is being contested in good faith by appropriate proceedings and for which adequate provision has been made.

SECTION 4.09.          Limitation on Incurrence of Indebtedness and Issuance of Preferred Stock.

(a)           The Company shall not, and shall not permit any of its Restricted Subsidiaries to, directly or indirectly, incur any Indebtedness (including Acquired Debt), and the Company shall not permit any of its Restricted Subsidiaries to issue any Preferred Stock; provided, however, that the Company and any Subsidiary Guarantors may incur Indebtedness (including Acquired Debt) and any Subsidiary Guarantor may issue Preferred Stock, if the Fixed Charge Coverage Ratio for the Company’s most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is incurred or such Preferred Stock is issued would have been at least 2.00 to 1, determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been incurred or the Preferred Stock had been issued at the beginning of such four-quarter period.

(b)           Section 4.09(a) will not prohibit the incurrence of any of the following items of Indebtedness (collectively, “Permitted Debt”):

(1)           the incurrence by the Company or any Restricted Subsidiary of Indebtedness under Credit Facilities in an aggregate principal amount at any one time outstanding (with letters of credit being deemed to have a principal amount equal to the maximum potential liability of the Company and its Restricted Subsidiaries thereunder) not to exceed the greater of (x) $450.0 million and (y) the maximum principal amount of Indebtedness under Credit Facilities constituting First Priority Obligations such that the Consolidated First Priority Leverage Ratio for the Company’s most recently ended four fiscal quarters for which internal financial statements are available immediately preceding the date on which such Indebtedness is incurred would not exceed 2.50 to 1 (determined on a pro forma basis, including a pro forma application of the net proceeds therefrom, as if such Indebtedness had been incurred at the beginning of such four-quarter period);

(2)           Existing Indebtedness;

(3)           the incurrence by the Company and the Subsidiary Guarantors of Indebtedness represented by the Notes and the related Subsidiary Guarantees to be issued on the date hereof and the Exchange Notes and the related Subsidiary Guarantees to be issued pursuant to the Registration Rights Agreement;

(4)           the incurrence by the Company or any Restricted Subsidiary of the Company of Indebtedness represented by Capital Lease Obligations, mortgage financings or purchase money obligations, in each case, incurred for the purpose of financing all or any part of the purchase price or cost of design, construction, installation or improvement of property, plant or equipment or intellectual property rights (whether through the direct purchase of such assets or the Capital Stock of any Person owning such assets) used in the business of the Company or such Restricted Subsidiary, in an aggregate principal amount, including all Permitted Refinancing Indebtedness incurred to refund, refinance or replace any Indebtedness incurred pursuant to this clause (4), not to exceed at any time outstanding the greater of (x) $75.0 million and (y) 5.0% of the Consolidated Total Assets of the Company;

(5)           the incurrence by the Company or any Restricted Subsidiary of the Company of Permitted Refinancing Indebtedness in exchange for, or the net proceeds of which are used to renew, refund, refinance, replace, defease or discharge any Indebtedness (other than intercompany Indebtedness) that was permitted by this Indenture to be incurred under Section 4.09(a) or Sections 4.09(b)(2), (3) or (5);

(6)           Indebtedness, Disqualified Stock or Preferred Stock of (x) the Company or any Subsidiary Guarantor incurred to finance an acquisition or (y) Persons that are acquired by the Company or any Subsidiary Guarantor or merged, consolidated or amalgamated with or into the Company or any Subsidiary Guarantor in accordance with the terms of this Indenture; provided that after giving effect to such acquisition or merger, consolidation or amalgamation, either:

                (i)the Company would be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of this covenant; or

                (ii)the Fixed Charge Coverage Ratio of the Company would be equal or greater than immediately prior to such acquisition or merger, consolidation or amalgamation;

(7)           the incurrence by the Company or any of its Restricted Subsidiaries of intercompany Indebtedness between or among the Company and any of its Restricted Subsidiaries; provided, however, that:

(a)           if the Company or any Subsidiary Guarantor is the obligor on such Indebtedness, such Indebtedness must be expressly subordinated to the prior payment in full in cash of all Obligations with respect to the Notes, in the case of the Company, or the Subsidiary Guarantee, in the case of a Subsidiary Guarantor; and

(b)           (i) any subsequent issuance or transfer of Equity Interests that results in any such Indebtedness being held by a Person other than the Company or a Restricted Subsidiary of the Company and (ii) any sale or other transfer of any such Indebtedness to a Person that is not either the Company or a Restricted Subsidiary of the Company, shall be deemed, in each case, to constitute an incurrence of such Indebtedness by the Company or such Restricted Subsidiary, as the case may be, that was not permitted by this clause (7);

(8)           the Guarantee by the Company or any Subsidiary Guarantors of Indebtedness of the Company or a Subsidiary Guarantor of the Company that was permitted to be incurred by another provision of this Section 4.09;

(9)           the incurrence by the Company or any Restricted Subsidiary of additional Indebtedness in an aggregate principal amount (or accreted value, as applicable) at any time outstanding, including all Permitted Refinancing Indebtedness incurred to renew, refund, refinance, replace, defease or discharge any Indebtedness incurred pursuant to this clause (9), not to exceed at any time outstanding the greater of (x) $75.0 million and (y) 5.0% of the Consolidated Total Assets of the Company;

(10)           (i) Indebtedness under Hedging Obligations entered into for bona fide hedging purposes of the Company or any Restricted Subsidiary not for the purpose of speculation; provided that in the case of Hedging Obligations relating to interest rates, (a) such Hedging Obligations relate to payment obligations on Indebtedness otherwise permitted to be incurred by this covenant, and (b) the notional principal amount of such Hedging Obligations at the time incurred does not exceed the principal amount of the Indebtedness to which such Hedging Obligations relate and (ii) Cash Management Obligations;

(11)           Indebtedness of the Company consisting of unsecured Guarantees in favor of the United States Environmental Protection Agency which are incurred on behalf of any Restricted Subsidiary in connection with environmental remediation;

(12)           (i) Indebtedness of the Company or any of its Restricted Subsidiaries under agreements providing for indemnification, adjustment of purchase price or similar obligations, or Guarantees or letters of credit, surety bonds or performance bonds securing any obligations of the Company or any of its Restricted Subsidiaries pursuant to such agreements, in each case, incurred or assumed in connection with the disposition of any business or assets, other than Guarantees of Indebtedness incurred by any Person acquiring all or any portion of such business or assets for the purpose of financing such acquisition; provided that such Indebtedness is not reflected on the balance sheet of the Company or any Restricted Subsidiary (contingent obligations referred to in a footnote to financial statements and not otherwise reflected on the balance sheet and will not be deemed to be reflected on such balance sheet for purposes of this clause (12)), and (ii) Indebtedness of the Company or any of its Restricted Subsidiaries represented by guarantees, letters of credit, surety or performance bonds for the account of the Company or such Restricted Subsidiary, as the case may be, issued in the ordinary course of business of the Company or such Restricted Subsidiary, including, without limitation, in order to provide financial assurance for the environmental remediation obligations of the Company and its Restricted Subsidiaries, security for workers’ compensation claims or payment obligations in connection with self-insurance or similar requirements in the ordinary course of business and other Indebtedness with respect to worker’s compensation claims, self-insurance obligations, performance, surety and similar bonds and completion guarantees provided by the Company or any of its Restricted Subsidiaries in the ordinary course of business; and

(13)           incurrence by any Foreign Subsidiary of the Company of additional Indebtedness in an aggregate principal amount (or accreted value, as applicable) at any time outstanding, including all Permitted Refinancing Indebtedness incurred to renew, refund, refinance, replace, defease or discharge any Indebtedness incurred pursuant to this clause (13), not to exceed at any time outstanding the greater of $30.0 million and (y) 2.0% of the Consolidated Total Assets of the Company.

For purposes of determining compliance with this Section 4.09, in the event that any proposed Indebtedness meets the criteria of more than one of the categories of Permitted Debt described in Section 4.09(b)(1) through (13) above, or is entitled to be incurred pursuant to Section 4.09(a), the Company shall be permitted to classify on the date of its incurrence such item of Indebtedness in any manner that complies with this Section 4.09 and may later reclassify such item into any one or more of the categories of Indebtedness described above (provided that at the time of reclassification it meets the criteria in such category or categories).  Indebtedness under the Credit Agreement outstanding on the date on which Notes are first issued and authenticated under this Indenture will initially be deemed to have been incurred on such date in reliance on the exception provided by clause (1) of the definition of “Permitted Debt.”

Notwithstanding any other provision of this Section 4.09, the maximum amount of Indebtedness that may be Incurred pursuant to this Section 4.09 will not be deemed to be exceeded with respect to any outstanding Indebtedness due solely to the result of fluctuations in the exchange rates of currencies.

SECTION 4.10.          Limitation on Restricted Payments.

(a)           The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly:

                (I)declare or pay any dividend, make any distribution on or in respect of its Equity Interests or make any similar payment (including, without limitation, any payment in connection with any merger or consolidation involving the Company or any Restricted Subsidiary of the Company) to the direct or indirect holders of the Company’s or any Restricted Subsidiary’s Equity Interests, except (x) dividends or distributions payable solely in its Equity Interests (other than Disqualified Stock) and (y) dividends or distributions payable to the Company or a Restricted Subsidiary of the Company (and, if such Restricted Subsidiary has shareholders other than the Company or other Restricted Subsidiaries, to its other shareholders on a pro rata basis or on a basis more favorable to the Company and its Restricted Subsidiaries than pro rata),

                (II)purchase, repurchase, redeem, retire or otherwise acquire for value any Equity Interests of the Company held by Persons other than the Company or a Restricted Subsidiary of the Company,

                (III)purchase, repurchase, redeem, defease or otherwise acquire or retire for value, prior to scheduled maturity, scheduled repayment or scheduled sinking fund payment any Subordinated Obligations (other than the payment, purchase, repurchase, redemption, defeasance or other acquisition or retirement for value of any Subordinated Obligations in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of such payment, purchase, repurchase, redemption, defeasance, acquisition or retirement) or

                (IV)make any Restricted Investment

(all such payments and other actions set forth in clauses (I) through (IV) above being collectively referred to as “Restricted Payments”), if at the time of and after giving effect to such Restricted Payment:

(1)           a Default or Event of Default shall have occurred and be continuing (or would result therefrom);

(2)           the Company could not incur at least $1.00 of additional Indebtedness under Section 4.09(a); or

(3)           the aggregate amount of such Restricted Payment and all other Restricted Payments declared or made subsequent to the Issue Date (excluding Restricted Payments permitted by Sections 4.10(b)(2) through (13)) would exceed the sum, without duplication, of:

(i)       50% of the Consolidated Net Income of the Company for the period (treated as one accounting period) from the first day of the fiscal quarter of the Company in which the Issue Date occurs, to the end of the Company’s most recently ended fiscal quarter for which financial statements are publicly available prior to the date of such Restricted Payment (or, in case such Consolidated Net Income for such period is a deficit, minus 100% of such deficit), plus

(ii)       100% of the Net Proceeds received by the Company from the issue or sale of its Equity Interests (other than Disqualified Stock) subsequent to the Issue Date (other than an issuance or sale to (x) a Restricted Subsidiary of the Company or (y) an employee stock ownership plan or other trust established by the Company or any of its Subsidiaries);

(iii)       the aggregate fair market value of any assets or property received by the Company from the issue or sale of its Equity Interests (other than Disqualified Stock) since the Issue Date (other than an issuance or sale to (x) a Restricted Subsidiary of the Company or (y) an employee stock ownership plan or other trust established by the Company or any of its Subsidiaries);

(iv)       the amount by which Indebtedness of the Company or its Restricted Subsidiaries issued after the Issue Date is reduced on the Company’s consolidated balance sheet upon the conversion or exchange of such Indebtedness for Equity Interests (other than Disqualified Stock) of the Company (less the amount of any cash or the fair market value of other property distributed by the Company or any Restricted Subsidiary upon such conversion or exchange); and

(v)       with respect to Investments (other than Permitted Investments) made by the Company and its Restricted Subsidiaries after the Issue Date, an amount equal to the net reduction in such Investments in any Person resulting from repayments of loans or advances, or other transfers of assets, in each case to the Company or any Restricted Subsidiary or from the net cash proceeds from the sale of any such Investment (except, in each case, to the extent any such payment or proceeds are included in the calculation of Consolidated Net Income), from dividends or other distributions or payments on such Investments, or from the release of any Guarantee (except to the extent any amounts are paid under such Guarantee) or from redesignations of Unrestricted Subsidiaries as Restricted Subsidiaries.

(b)           The provisions of Section 4.10(a) will not prohibit:

(1)           the payment of any dividend or the consummation of any irrevocable redemption within 60 days after the date of declaration of the dividend or giving of the redemption notice, as the case may be, if at the date of declaration or notice, the dividend or redemption payment would have complied with the provisions of this Indenture;

(2)           the redemption, repurchase, defeasance or other acquisition or retirement of any Subordinated Obligations of the Company or any Subsidiary Guarantor or of any Equity Interests of the Company in exchange for, or out of the net cash proceeds of the substantially concurrent sale (other than to a Subsidiary of the Company) of, Equity Interests of the Company (other than Disqualified Stock); provided that the amount of any such net cash proceeds that are utilized for any such redemption, repurchase, defeasance or other acquisition or retirement shall be excluded from Section 4.10(a)(3)(iii);

(3)           (a) the redemption, repurchase, defeasance or other acquisition or retirement for value of Subordinated Obligations of the Company or any Subsidiary Guarantor with the net cash proceeds from an incurrence of Permitted Refinancing Indebtedness; (b) the redemption, repurchase, defeasance or other acquisition or retirement for value of Subordinated Obligations of the Company or any Subsidiary Guarantor with the net cash proceeds from the issuance of the Notes to the extent such proceeds are not used to fund the purchase price of the Acquisition or transaction expenses in connection therewith; or (c) the repurchase, redemption or other acquisition or retirement for value of any Subordinated Obligations with the net cash proceeds of an Asset Sale or in connection with a Change of Control, subject to compliance with Section 4.11 and Section 4.15, as applicable; provided, that if the Company shall have been required to make a Change of Control Offer or Asset Sale Offer, as applicable, to purchase the Notes on the terms provided in this Indenture applicable to Change of Control Offers or Asset Sale Offers, respectively, all Notes validly tendered by Holders of such Notes in connection with a Change of Control Offer or Asset Sale Offer, as applicable, have been repurchased, redeemed, acquired or retired for value;

(4)           the payment of any dividend by a Restricted Subsidiary of the Company to the holders of its common Equity Interests on a pro rata basis;

(5)           Investments acquired as a capital contribution to, or in exchange for, or out of the net cash proceeds of a substantially concurrent offering of, Capital Stock (other than Disqualified Stock) of the Company; provided that the amount of any such net cash proceeds that are utilized for any such acquisition or exchange shall be excluded from Sections 4.10(a)(3)(iii) and (iv);

(6)           the repurchase of Capital Stock deemed to occur upon the exercise of options or warrants if such Capital Stock represents all or a portion of the exercise price thereof;

(7)           the redemption, repurchase or other acquisition or retirement for value of Equity Interests of the Company held by officers, directors, or employees or former officers, directors, or employees (or their transferees, estates or beneficiaries under their estates) of the Company or any of its Subsidiaries upon their death, disability, retirement, severance or termination of employment or service; provided that the aggregate cash consideration paid for all such redemptions, repurchases or other acquisitions or retirements shall not exceed $3.0 million during any calendar year (with unused amounts in any calendar year being usable, without duplication, in subsequent calendar years, provided that not more than $5.0 million of unused amounts from previous calendar years may be utilized in any single calendar year);

(8)           the payment of cash in lieu of fractional Equity Interests;

(9)           payments or distributions to dissenting stockholders pursuant to applicable law in connection with a merger, consolidation or transfer of assets that complies with Section 5.01;

(10)           dividends paid on shares of Disqualified Stock of the Company issued in accordance with Section 4.09;

(11)           the consummation by the Company and its applicable Subsidiaries of the Rescission Offer with cash and/or Capital Stock (other than Disqualified Stock);

(12)           other Restricted Payments in an aggregate amount not to exceed $100.0 million; or

(13)           the redemption, repurchase, defeasance or other acquisition or retirement of Subordinated Obligations in an amount not to exceed $25.0 million; provided that the Company’s Consolidated Secured Leverage Ratio for the most recently ended four fiscal quarters for which internal financial statements are available immediately preceding the date on which such redemption, repurchase, defeasance or other acquisition or retirement is made, would not exceed 2.25 to 1, determined on a pro forma basis after giving effect to such redemption, repurchase, defeasance or other acquisition or retirement (and the incurrence of any Indebtedness in connection therewith);

provided, however, that at the time of and after giving effect to, any Restricted Payment permitted under clauses (2), (7), (10), (12) and (13), no Default shall have occurred and be continuing or would occur as a consequence thereof.

(c)           The amount of all Restricted Payments (other than cash) shall be the fair market value on the date of the Restricted Payment of the asset(s) or securities proposed to be transferred or issued to or by the Company or such Subsidiary, as the case may be, pursuant to the Restricted Payment.  With respect to the redesignation of Unrestricted Subsidiaries as Restricted Subsidiaries, the fair market value of the assets of such Unrestricted Subsidiary shall be based upon an opinion or appraisal issued by an independent accounting, appraisal or investment banking firm of national standing if the fair market value of the assets of such Unrestricted Subsidiaries exceeds $25.0 million.

(d)           For purposes of determining compliance with this Section 4.10, in the event that any proposed Restricted Payment meets the criteria of more than one of the exceptions described in Section 4.10(b) (1) through (13), or is entitled to be made pursuant to Section 4.10(a), the Company will be permitted to classify such Restricted Payment in any manner that complies with this Section 4.10.

SECTION 4.11.          Limitation on Sale of Assets.  The Company shall not, and shall not permit any of its Restricted Subsidiaries to, consummate an Asset Sale unless:

(1)           the Company (or the Restricted Subsidiary, as the case may be) receives consideration at the time of such Asset Sale at least equal to the fair market value of the assets or Equity Interests issued or sold or otherwise disposed of;

(2)           at least 75% of the consideration therefor received by the Company or such Restricted Subsidiary is in the form of cash, Cash Equivalents or Replacement Assets or a combination thereof; provided that, for purposes of this provision, each of the following shall be deemed to be cash:

(a)           any liabilities (as shown on the Company’s or such Restricted Subsidiary’s most recent consolidated balance sheet) of the Company or any Restricted Subsidiary (other than contingent liabilities and liabilities that are by their terms subordinated to the Notes or any Subsidiary Guarantee and liabilities that are owed to the Company or any Affiliate of the Company) that are assumed by the transferee of any such assets pursuant to a customary written novation agreement that releases the Company or such Restricted Subsidiary from further liability;

(b)           any securities, notes or other obligations received by the Company or any such Restricted Subsidiary from such transferee that are converted by the Company or such Restricted Subsidiary into cash or Cash Equivalents within 180 days after such Asset Sale to the extent of the cash or Cash Equivalents received in that conversion; and

(c)           Designated Non-Cash Consideration (insofar as all Designated Non-Cash Consideration outstanding is less than an amount equal to the greater of (x) $45.0 million and (y) 3.0% of the Consolidated Total Assets of the Company); and

(3)           if such Asset Sale involves the disposition of Collateral, the Company or such Subsidiary has complied with the provisions of the indenture relating to Collateral and the Security Documents;

provided, however, that the requirements of clauses (1) and (2) above shall not apply to any Asset Sale required by, or effected in order to obtain approval of or clearance from, any U.S. federal or state regulatory body or agency in connection with the Acquisition.

Within 365 days after the receipt of any Net Proceeds from an Asset Sale, the Company may apply such Net Proceeds at its option:

(1)           to repay First Priority Obligations to the extent required by any Credit Facilities (with any such required prepayments to result in a permanent reduction of the First Priority Obligations under the Credit Facilities);

(2)           to repay other Indebtedness of the Company or any Subsidiary Guarantor (other than any Disqualified Stock or any Subordinated Obligations), other than Indebtedness owed to the Company by a Restricted Subsidiary; provided that the Company shall equally and ratably redeem or repurchase the notes as described in paragraph 6 of the Notes, through open market purchases at or above 100% of the principal amount thereof or by making an offer (in accordance with the procedures set forth below for an Asset Sale Offer) to all holders to purchase the notes at 100% of the principal amount thereof, plus accrued and unpaid interest, if any, on the notes that would otherwise be prepaid; and/or

(3)           to purchase Replacement Assets or to make a capital expenditure or other investment in or that is used or useful in, a Permitted Business; provided that to the extent such Net Proceeds are received in respect of Collateral, such assets are pledged as Collateral under the Security Documents; provided, further, that such 365- day period shall be extended for an additional 120 days in the event the Company enters into a binding commitment to purchase Replacement Assets or make a capital expenditure or other investment in a Permitted Business prior to the end of such 365-day period.

Pending the final application of any such Net Proceeds, the Company may temporarily reduce revolving credit borrowings or otherwise invest such Net Proceeds in any manner that is not prohibited by this Indenture.

Any Net Proceeds from Asset Sales that are not applied or invested as provided in the preceding paragraph will constitute “Excess Proceeds.”  When the aggregate amount of Excess Proceeds exceeds $20.0 million, the Company will make an offer (an “Asset Sale Offer”) to all Holders of Notes, and (x) in the case of Net Proceeds from Collateral, to the holders of any other Permitted Additional Pari Passu Obligations containing provisions similar to those set forth in the indenture with respect to offers to purchase, prepay or redeem with the proceeds of sales of assets or (y) in the case of all other Net Proceeds, all holders of other Indebtedness that is pari passu with the Notes containing provisions similar to those set forth in this Indenture with respect to offers to purchase with the proceeds of sales of assets, in each case, to purchase the maximum principal amount of Notes and such other Permitted Additional Pari Passu Obligations or pari passu Indebtedness, as appropriate, that may be purchased out of the Excess Proceeds.  The offer price in any Asset Sale Offer will be equal to 100% of principal amount plus accrued and unpaid interest and additional interest, if any, to the date of purchase, and will be payable in cash.  If any Excess Proceeds remain after consummation of an Asset Sale Offer, the Company may use such Excess Proceeds for any purpose not otherwise prohibited by this Indenture.  If the aggregate principal amount of Notes and such other Permitted Additional Pari Passu Obligations or pari passu Indebtedness, as appropriate, tendered into such Asset Sale Offer exceeds the amount of Excess Proceeds, the Trustee shall select the Notes and the agent for such other Permitted Additional Pari Passu Obligations shall select such other Permitted Additional Pari Passu Obligations or pari passu Indebtedness, as appropriate, to be purchased on a pro rata basis based on the principal amount of Notes and such other Permitted Additional Pari Passu Obligations or pari passu Indebtedness, as appropriate, tendered.  Upon completion of each Asset Sale Offer, the amount of Excess Proceeds shall be reset at zero.

The Company will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with each repurchase of Notes pursuant to an Asset Sale Offer.  To the extent that the provisions of any securities laws or regulations conflict with this Section 4.11, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under this Section 4.11 by virtue of such conflict.

SECTION 4.12.          Limitation on Liens.  The Company will not, and will not permit any of its Restricted Subsidiaries to, create, incur, assume or otherwise cause or suffer to exist or become effective any Lien of any kind securing Indebtedness (other than Permitted Liens) upon any of their property or assets, now owned or hereafter acquired, except that the Company and the Restricted Subsidiaries may incur or suffer to exist Liens on assets not constituting Collateral (other than assets that are excluded as a result of the 3-16 Limitation), so long as the Company or such Restricted Subsidiary effectively provides that the Notes or the applicable Subsidiary Guarantee, as the case may be, shall be equally and ratably secured with (or on a senior basis to, in the case such Lien secures any Subordinated Obligations) the Indebtedness or related Subsidiary Guarantees secured by such Lien.

SECTION 4.13.          Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries.

(a)           The Company shall not, and shall not permit any of its Restricted Subsidiaries to, directly or indirectly, create or permit to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary to:

(i)       pay dividends or make any other distributions on its Capital Stock to the Company or any of its Restricted Subsidiaries, or with respect to any other interest or participation in, or measured by, its profits, or pay any indebtedness owed to the Company or any of its Restricted Subsidiaries;

(ii)       make loans or advances to the Company or any of its Restricted Subsidiaries; or

(iii)       transfer any of its properties or assets to the Company or any of its Restricted Subsidiaries.

(b)           However, the preceding restrictions shall not apply to encumbrances or restrictions existing under or by reason of:

(i)       the agreements governing Existing Indebtedness and the Credit Facilities or any other agreements in effect on the date hereof and any amendments, modifications, restatements, renewals, extensions, supplements, refundings, replacements or refinancings thereof, provided that the amendments, modifications, restatements, renewals, extensions, supplements, refundings, replacements or refinancings are not materially more restrictive, taken as a whole, with respect to such dividend and other restrictions of the kind contemplated in the immediately preceding paragraph, than those contained in those agreements on the date hereof;

(ii)       this Indenture, the Notes and the Subsidiary Guarantees;

(iii)       applicable law, rule, regulation or order;

(iv)       any agreement or instrument governing Indebtedness or Capital Stock of a Person acquired by the Company or any of its Restricted Subsidiaries, as in effect at the time of such acquisition (except to the extent such Indebtedness or Capital Stock was incurred in connection with or in contemplation of such acquisition), which encumbrance or restriction is not applicable to any Person or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired; provided that, in the case of Indebtedness, such Indebtedness was permitted by the terms of this Indenture to be incurred;

(v)       in the case of Section 4.13(a)(iii):

(a)           that restrict in a customary manner the subletting, assignment or transfer of any property or asset that is a lease, license, conveyance or contract or similar property or asset,

(b)           existing by virtue of any transfer of, agreement to transfer, option or right with respect to, or Lien on, any property or assets of the Company or any Restricted Subsidiary not otherwise prohibited by this Indenture,

(c)           arising or agreed to in the ordinary course of business, not relating to any Indebtedness, and that do not, individually or in the aggregate, detract from the value of property or assets of the Company or any Restricted Subsidiary in any manner material to the Company or any Restricted Subsidiary,

(d)           purchase money obligations for property acquired in the ordinary course of business and Capital Lease Obligations that impose restrictions on the property purchased or leased, or

(e)           Liens, including real estate mortgages, permitted to be incurred under Section 4.12 that limit the right of the debtor to dispose of the assets subject to such Liens;

(vi)      customary provisions in partnership agreements, limited liability company organizational governance documents, joint venture agreements and other similar agreements entered into in the ordinary course of business that restrict the transfer of ownership interests in or the payment of dividends or distributions from such partnership, limited liability company, joint venture or similar Person;

(vii)     any agreement for the sale or other disposition of all or substantially all of the Capital Stock of, or property and assets of, a Restricted Subsidiary;

(viii)    Permitted Refinancing Indebtedness, provided that the restrictions contained in the agreements governing such Permitted Refinancing Indebtedness are not materially more restrictive, taken as a whole, with respect to such dividend and other restrictions of the kind contemplated in the immediately preceding paragraph than those contained in the agreements governing the Indebtedness being refinanced;

(ix)       provisions limiting the disposition or distribution of assets or property in joint venture agreements, asset sale agreements, sale-leaseback agreements, stock sale agreements, franchise agreements and other similar agreements, in each case, entered into in the ordinary course of business, which limitation is applicable only to the assets that are the subject of such agreements;

(x)       restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business; and

(xi)       contained in the terms of any Indebtedness or any agreement pursuant to which such Indebtedness was issued if:

(a)           the encumbrance or restriction applies only in the event of a payment default or a default with respect to a financial covenant contained in such Indebtedness or agreement,

(b)           the encumbrance or restriction is not materially more disadvantageous to the Holders of the Notes than is customary in comparable financings (as determined by the Company in good faith) and

(c)           the Company determines that any such encumbrance or restriction will not materially affect the Company’s ability to make principal or interest payments on the Notes.

SECTION 4.14.          Limitation on Transactions with Affiliates.  The Company shall not, and shall not permit any of its Restricted Subsidiaries to, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into, make, amend, renew or extend any transaction, contract, agreement, understanding, loan, advance or Guarantee with, or for the benefit of, any Affiliate of the Company (each, an “Affiliate Transaction”), unless:

(1)           such Affiliate Transaction is on terms that are not materially less favorable to the Company or the relevant Restricted Subsidiary than those that would have been obtained in a comparable arm’s-length transaction by the Company or such Restricted Subsidiary with a Person that is not an Affiliate of the Company; and

(2)           the Company delivers to the Trustee:

(a)           with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $20.0 million, a resolution of the Board of Directors set forth in an Officers’ Certificate certifying that such Affiliate Transaction or series of related Affiliate Transactions complies with this Section 4.14 and that such Affiliate Transaction or series of related Affiliate Transactions has been approved by a majority of the disinterested members of the Board of Directors; and

(b)           with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $50.0 million, an opinion as to the fairness to the Company or such Restricted Subsidiary of such Affiliate Transaction or series of related Affiliate Transactions from a financial point of view issued by an independent accounting, appraisal or investment banking firm of national standing.

The following items shall not be deemed to be Affiliate Transactions and, therefore, shall not be subject to the provisions of the prior paragraph:

(1)           any employment or consulting agreement, employee benefit plan, officer or director indemnification agreement or any similar arrangement entered into by the Company or any of its Restricted Subsidiaries in the ordinary course of business and approved in good faith by the Board of Directors and payments pursuant thereto, payment of directors’ fees and the issuance of Equity Interests (other than Disqualified Stock) of the Company to directors and employees pursuant to stock option or stock ownership plans;

(2)           transactions between or among the Company and/or its Restricted Subsidiaries;

(3)           transactions with a Person (other than an Unrestricted Subsidiary of the Company) that is an Affiliate of the Company solely because the Company owns, directly or through a Restricted Subsidiary, an Equity Interest in, or controls, such Person;

(4)           Restricted Payments that are permitted by Section 4.10 and Permitted Investments;

(5)           any sale of Capital Stock (other than Disqualified Stock) of the Company and transactions where the only consideration paid by the Company is in the form of Equity Interests (other than Disqualified Stock);

(6)           any agreement as in effect as of the Issue Date or as thereafter amended, supplemented or replaced (so long as such amendment, supplement or replacement agreement is not materially disadvantageous to the holders of the notes when taken as a whole as compared to the original agreement as in effect on the Issue Date) or any transaction or payments contemplated thereby; and

(7)           transactions with joint ventures for the purchase or sale of goods, equipment and services entered into in the ordinary course of business.

SECTION 4.15.          Change of Control.

(a)           If a Change of Control occurs, each Holder of Notes shall have the right to require the Company to repurchase all or any part (equal to a minimum amount of $2,000 and integral multiples of $1,000 in excess thereof) of such Holder’s Notes pursuant to the offer described below (the “Change of Control Offer”) at an offer price in cash equal to 101% of the aggregate principal amount thereof plus accrued and unpaid interest thereon to the date of purchase (the “Change of Control Payment”).  Within 30 days following any Change of Control, the Company shall mail a notice to each Holder (with a copy to the Trustee) describing the transaction or transactions that constitute the Change of Control and stating (1) that the Change of Control Offer is being made pursuant to this Section 4.15 and that all Notes tendered will be accepted for payment; (2) the purchase price and the purchase date, which shall be no earlier than 30 days and no later than 90 days from the date such notice is mailed (the “Change of Control Payment Date”); (3) that any Note not tendered shall continue to accrue interest; (4) that, unless the Company defaults in the payment of the Change of Control Payment, all Notes accepted for payment pursuant to the Change of Control Offer shall cease to accrue interest after the Change of Control Payment Date; (5) that Holders electing to have any Notes purchased pursuant to a Change of Control Offer shall be required to surrender the Notes, with the form entitled “Option of Holder to Elect Purchase” on the reverse of the Notes completed, to the Paying Agent at the address specified in the notice prior to the close of business on the third Business Day preceding the Change of Control Payment Date; (6) that Holders shall be entitled to withdraw their election if the Paying Agent receives, not later than the close of business on the second Business Day preceding the Change of Control Payment Date, an electronic mail, telex, facsimile transmission or letter setting forth the name of the Holder, the principal amount of Notes delivered for purchase, and a statement that such Holder is withdrawing his election to have the Notes purchased; and (7) that Holders whose Notes are being purchased only in part shall be issued new Notes equal in principal amount to the unpurchased portion of the Notes surrendered, which unpurchased portion must be equal to $2,000 in principal amount or an integral multiple of $1,000 in excess thereof.  The Company shall comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of the Notes as a result of a Change of Control.  To the extent that the provisions of any securities laws or regulations conflict with this Section 4.15, the Company shall comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations under this Section 4.15 by virtue of such compliance.

(b)           By 12:00 p.m. (noon) Eastern Time on the Change of Control Payment Date, the Company shall, to the extent lawful, (1) accept for payment all Notes or portions thereof properly tendered pursuant to the Change of Control Offer, (2) deposit with the Paying Agent an amount equal to the Change of Control Payment in respect of all Notes or portions thereof so tendered, and (3) deliver or cause to be delivered to the Trustee the Notes so accepted together with an Officers’ Certificate stating the aggregate principal amount of Notes or portions thereof being purchased by the Company.  The Paying Agent shall promptly mail or wire transfer to each Holder of Notes so tendered the Change of Control Payment for such Notes, and the Trustee shall promptly authenticate and mail (or cause to be transferred by book entry) to each Holder a new Note equal in principal amount to any unpurchased portion of the Notes surrendered, if any; provided that each such new Note shall be in a minimum principal amount of $2,000 or an integral multiple of $1,000 in excess thereof.  The Company shall publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date.

(c)           Notwithstanding anything to the contrary in this Section 4.15, the Company shall not be required to make a Change of Control Offer upon a Change of Control if (i) a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in this Section 4.15 and all other provisions of this Indenture applicable to a Change of Control Offer made by the Company and purchases all Notes properly tendered and not withdrawn under such Change of Control Offer, (ii) notice of redemption (for all, but not less than all, the outstanding Notes) has been given pursuant to Sections 3.01 or 3.07 unless and until there is a default in payment of the applicable redemption price, or (iii) the Company effects Legal Defeasance or Covenant Defeasance of the Notes under Article X prior to the occurrence of such Change of Control or otherwise discharges this Indenture under Article VIII.

SECTION 4.16.          Designation of Restricted and Unrestricted Subsidiaries.  The Board of Directors of the Company may designate any Restricted Subsidiary to be an Unrestricted Subsidiary; provided that:

(1)           any Guarantee by the Company or any Restricted Subsidiary of any Indebtedness of the Subsidiary being so designated shall be deemed to be an incurrence of Indebtedness by the Company or such Restricted Subsidiary (or both, if applicable) at the time of such designation, and such incurrence of Indebtedness would be permitted under Section 4.09 hereof;

(2)           the aggregate fair market value of all outstanding Investments owned by the Company and its Restricted Subsidiaries in the Subsidiary being so designated (including any Guarantee by the Company or any Restricted Subsidiary of any Indebtedness of such Subsidiary) shall be deemed to be a Restricted Investment made as of the time of such designation and that such Investment would be permitted under Section 4.10 hereof;

(3)           such Subsidiary does not own any Equity Interests of, or hold any Liens on any property of, the Company or any Restricted Subsidiary;

(4)           the Subsidiary being so designated:

(a)           is not party to any agreement, contract, arrangement or understanding with the Company or any Restricted Subsidiary of the Company unless the terms of any such agreement, contract, arrangement or understanding are no less favorable to the Company or such Restricted Subsidiary than those that might be obtained at the time from Persons who are not Affiliates of the Company; and

(b)           is a Person with respect to which neither the Company nor any of its Restricted Subsidiaries has any direct or indirect obligation (i) to subscribe for additional Equity Interests or (ii) to maintain or preserve such Person’s financial condition or to cause such Person to achieve any specified levels of operating results;

(5)           no Suspension Period is in effect; and

(6)           no Default or Event of Default would be in existence following such designation.

Any designation of a Restricted Subsidiary of the Company as an Unrestricted Subsidiary shall be evidenced to the Trustee by filing with the Trustee a certified copy of the resolution of the Board of Directors giving effect to such designation and an Officers’ Certificate certifying that such designation complied with the preceding conditions and was permitted by this Indenture.

The Board of Directors of the Company may at any time designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that:

(1)           such designation shall be deemed to be an incurrence of Indebtedness by a Restricted Subsidiary of the Company of any outstanding Indebtedness of such Unrestricted Subsidiary and such designation shall only be permitted if such Indebtedness is permitted under Section 4.09 hereof, calculated on a pro forma basis as if such designation had occurred at the beginning of the four-quarter reference period;

(2)           all outstanding Investments owned by such Unrestricted Subsidiary shall be deemed to be made as of the time of such designation and such Investments shall only be permitted if such Investments would be permitted under Section 4.10 hereof;

(3)           all Liens of such Unrestricted Subsidiary existing at the time of such designation would be permitted under Section 4.12 hereof; and

(4)           no Default or Event of Default would be in existence following such designation.

The Company shall provide written notice to the Trustee upon the designation or re-designation of an Unrestricted Subsidiary as a Restricted Subsidiary.

SECTION 4.17.          Payments for Consents.  The Company shall not, and shall not permit any of its Restricted Subsidiaries to, directly or indirectly, pay or cause to be paid any consideration to or for the benefit of any Holder of Notes for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of this Indenture, the Notes or the Security Documents unless such consideration is offered to all Holders of the Notes and is paid to all Holders of the Notes that consent, waive or agree to amend in the time frame set forth in the solicitation documents relating to such consent, waiver or agreement.

SECTION 4.18.          Limitations on Issuances of Guarantees by Restricted Subsidiaries.

(A)           The Company will not permit any of its Restricted Subsidiaries (other than Foreign Subsidiaries), directly or indirectly, to Guarantee or pledge any assets to secure the payment of any other Indebtedness of the Company or any Restricted Subsidiary, unless such Restricted Subsidiary is a Subsidiary Guarantor or promptly thereafter executes and delivers a supplemental indenture providing for the Guarantee of the payment of the Notes by such Restricted Subsidiary, which Subsidiary Guarantee shall be pari passu with such Subsidiary’s Guarantee of or pledge to secure such other Indebtedness; provided, however, that if such Guarantee is provided in respect of Subordinated Obligations, such Guarantee shall be subordinated to the Subsidiary Guarantee in the same respect as such Subordinated Obligation is subordinated to the Notes.  The Obligations under the Notes, the Subsidiary Guarantees and this Indenture and any Permitted Additional Pari Passu Obligations of any Person that is or becomes a Subsidiary Guarantor after the Issue Date will be secured equally and ratably by a Second Priority Lien in the Collateral granted to the Collateral Agent for the benefit of the holders of the notes and the holders of Permitted Additional Pari Passu Obligations. Such Subsidiary Guarantor will enter into a joinder agreement to the applicable Security Documents defining the terms of the security interests that secure payment and performance when due of the notes and take all actions necessary to cause the Second Priority Liens created by the Security Agreement to be duly perfected to the extent required by such agreement in accordance with all applicable law, including the filing of applicable financing statements.

(B)           A Subsidiary Guarantor shall not sell or otherwise dispose of all or substantially all of its assets to, or consolidate with or merge with or into (whether or not such Subsidiary Guarantor is the surviving Person), another Person, other than the Company or another Subsidiary Guarantor, unless:

(i)       immediately after giving effect to that transaction, no Default or Event of Default exists; and

(ii)       either:

(a)           the Person acquiring the property in any such sale or disposition or the Person formed by or surviving any such consolidation or merger is a corporation or limited liability company organized or existing under the laws of the United States, any state thereof or the District of Columbia and assumes all the obligations of such Subsidiary Guarantor under this Indenture, its Subsidiary Guarantee, the Security Documents and the Registration Rights Agreement pursuant to a supplemental indenture satisfactory to the Trustee and in accordance with the provisions of Section 4.19; or

(b)           such sale or other disposition complies with Section 4.11 hereof, including the application of the Net Proceeds therefrom.

(C)           The Subsidiary Guarantee of a Subsidiary Guarantor will be released:

(1)           in connection with any sale or other disposition of all or substantially all of the assets or all of the Capital Stock of a Subsidiary Guarantor (including by way of merger or consolidation) to a Person that is not (either before or after giving effect to such transaction) the Company or a Restricted Subsidiary of the Company, if the sale or other disposition complies with Section 4.11 hereof;

(2)           in connection with the release or discharge of the Guarantee which resulted in the creation of such Subsidiary Guarantee pursuant to this covenant, except a discharge or release by, or as a result of, a payment under such Guarantee by such Subsidiary Guarantor under such other Indebtedness;

(3)           if the Company properly designates any Restricted Subsidiary that is a Subsidiary Guarantor as an Unrestricted Subsidiary;

(4)           in connection with the liquidation, dissolution or winding up of a Subsidiary Guarantor; or

(5)           upon Legal Defeasance or Covenant Defeasance or satisfaction and discharge of this Indenture as provided in Sections 8.01, 10.02 and 10.03.

Upon the occurrence of any of the foregoing events described in this subsection (C) of this Section 4.18, the Subsidiary Guarantor will be released from its Subsidiary Guarantee upon receipt by the Trustee of a request by the Company accompanied by an Officers’ Certificate certifying that all conditions specified in this Indenture for such release have been satisfied in accordance with the provisions of this Indenture.  Upon receipt of the items specified in the preceding sentence, the Trustee shall deliver to the Company an appropriate instrument evidencing such release.  Any Subsidiary Guarantor not so released remains liable for the full amount of principal of and interest on the Notes as provided in Article XII.

SECTION 4.19.          Additional Subsidiary Guarantees.  The Company shall cause each of its existing and future Restricted Subsidiaries that is a guarantor under the Credit Agreement to become a Subsidiary Guarantor by executing and delivering to the Trustee (i) a supplemental indenture in form and substance satisfactory to the Trustee, which subjects such Person to the provisions (including the representations and warranties) of this Indenture as a Subsidiary Guarantor and (ii) an Opinion of Counsel and Officers’ Certificate to the effect that such supplemental indenture has been duly authorized and executed by such Person and constitutes the legal, valid, binding and enforceable obligation of such Person (subject to such customary exceptions concerning creditors’ rights and equitable principles as may be acceptable to the Trustee and provided that no opinion need be rendered concerning the enforceability of the Subsidiary Guarantee.

SECTION 4.20.          Business Activities.  The Company shall not, and shall not permit any Restricted Subsidiary to, engage in any business other than Permitted Businesses, except to such extent as would not be material to the Company and its Restricted Subsidiaries taken as a whole.

SECTION 4.21.          Limitation on Events of Loss.

(a)           In the event of an Event of Loss, the Company or the affected Restricted Subsidiary, as the case may be, may apply the Net Loss Proceeds from such Event of Loss first, in the manner prescribed for the application of Net Proceeds of an Asset Sale as set forth in Section 4.11 and second, to the rebuilding, repair, replacement or construction of improvements to the property affected by such Event of Loss or other like property (wherever situated) (the “Subject Property”), with no concurrent obligation to offer to purchase any of the Notes; provided, however, that the Company delivers to the Trustee within 90 days of such Event of Loss an Officers’ Certificate certifying that the Company has applied (or will apply after receipt of any anticipated insurance or similar proceeds) the Net Loss Proceeds or other sources in accordance with this sentence.

(b)           Any Net Loss Proceeds that are not reinvested or not permitted to be reinvested as provided in Section 4.21(a) will be deemed “Excess Loss Proceeds.”  When the aggregate amount of Excess Loss Proceeds exceeds $20.0 million, the Company will make an offer (an “Event of Loss Offer”) to all Holders and to the Holders of any other Permitted Additional Pari Passu Obligations containing provisions similar to those set forth in this Indenture with respect to events of loss to purchase or repurchase the Notes and such other Permitted Additional Pari Passu Obligations with the proceeds from the Event of Loss in an amount equal to the maximum principal amount of Notes and such other Permitted Additional Pari Passu Obligations that may be purchased out of the Excess Loss Proceeds.  The offer price in any Event of Loss Offer will be equal to 100% of the principal amount plus accrued and unpaid interest, if any, to the date of purchase, subject to the rights of Holders of Notes on a relevant record date to receive interest due on a relevant Interest Payment Date, and will be payable in cash.  If any Excess Loss Proceeds remain after consummation of an Event of Loss Offer, the Company may use such Excess Loss Proceeds for any purpose not otherwise prohibited by this Indenture and the Security Documents and such remaining amount shall not be added to any subsequent Excess Loss Proceeds for any purpose under this Indenture.  If the aggregate principal amount of notes and other Permitted Additional Pari Passu Obligations tendered pursuant to an Event of Loss Offer exceeds the Excess Loss Proceeds, the trustee and the Depositary will select the Notes and the Company or its agent shall select such other Permitted Additional Pari Passu Obligations to be purchased on a pro rata basis based on the principal amount tendered.

(c)           The Company will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with each repurchase of Notes pursuant to an Event of Loss Offer.  To the extent that the provisions of any securities laws or regulations conflict with this Section 4.21 the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under this Section 4.21 by virtue of such conflict.

SECTION 4.22.          Further Instruments and Acts.  Upon request of the Trustee, the Company will execute and deliver such further instruments and do such further acts as may be reasonably necessary or proper to carry out more effectively the purposes of this Indenture.

SECTION 4.23.          Maintenance of Properties.  The Company will cause all material properties used in the conduct of its business to be maintained and kept in good condition, repair and working order (regular wear and tear excepted), in each case in all material respects, all as in the judgment of the Company may be necessary so that the business carried on in connection therewith may be properly and advantageously conducted at all times while any Notes are outstanding; provided, however, that nothing in this Section 4.23 shall prevent the Company from disposing of any asset (subject to compliance with Section 4.11) or from discontinuing the operation or maintenance of any of such material properties if such discontinuance is, as determined by the Company in good faith desirable in the conduct of the Company’s business and not disadvantageous in any material respect to the Holders.

SECTION 4.24.          Covenant Suspension.

(a)           If on any date following the Issue Date (i) the Notes have Investment Grade Ratings from both Rating Agencies and (ii) no Default has occurred and is continuing under this Indenture (the occurrence of the events described in the foregoing clauses (i) and (ii) being collectively referred to as a “Covenant Suspension Event”), the Company and the Restricted Subsidiaries will not be subject to the covenants (the “Suspended Covenants”) described in:

(i)        Section 4.09;

(ii)       Section 4.10;

(iii)      Section 4.11;

(iv)      Section 4.13;

(v)       Section 4.14;

(vi)      Section 4.15;

(vii)     Section 4.18;

(viii)    Section 4.20;

(ix)       Section 4.21; and

(x)        Section 5.01(a)(3).

(b)           In the event that Company and the Restricted Subsidiaries are not subject to the Suspended Covenants under this Indenture for any period of time as a result of the foregoing, and on any subsequent date (the “Reversion Date”) (a) one or both of the Rating Agencies withdraw their Investment Grade Rating or downgrade the rating assigned to the Notes below an Investment Grade Rating or (b) the Company or any of its affiliates enters into an agreement to effect a transaction that would result in a Change of Control and one or more of the Rating Agencies indicate that if consummated, such transaction (alone or together with any related recapitalization or refinancing transactions) would cause such Rating Agency to withdraw its Investment Grade Rating or downgrade the ratings assigned to the Notes below an Investment Grade Rating, then the Company and the Restricted Subsidiaries will thereafter again be subject to the Suspended Covenants under this Indenture with respect to future events.  The period beginning on the day of a Covenant Suspension Event and ending on a Reversion Date is called a “Suspension Period.”

(c)           On each Reversion Date, all Indebtedness incurred, or Disqualified Stock or Preferred Stock issued, during the Suspension Period will be deemed to have been outstanding on the Issue Date, so that it is classified as permitted under Section 4.09(b)(2).  Calculations made after the Reversion Date of the amount available to be made as Restricted Payments in Section 4.10 will be made as though Section 4.10 had been in effect since the Issue Date and throughout the Suspension Period.  Accordingly, Restricted Payments made during the Suspension Period will reduce the amount available to be made as Restricted Payments under Section 4.10(a) (but will not reduce any amounts available to be made as Restricted Payments under Section 4.10(b)).  However, no Default or Event of Default will be deemed to have occurred on the Reversion Date (or thereafter) under any Suspended Covenant solely as a result of any actions taken by the Company or its Restricted Subsidiaries, or events occurring, during the Suspension Period.  For purposes of Section 4.11, on the Reversion Date, the unutilized Excess Proceeds amount will be reset to zero.

(d)           The Company shall give the Trustee prompt (and in any event not later than five Business Days after a Covenant Suspension Event) written notice of any Covenant Suspension Event.  In the absence of such notice, the Trustee shall conclusively assume the Suspended Covenants apply and are in full force and effect.  The Company shall give the Trustee prompt (and in any event not later than five Business Days after a Reversion Date) written notice of any occurrence of a Reversion Date.  In the absence of any such notice, the Trustee shall conclusively assume that the Suspended Covenants do not apply.  After any such notice of the occurrence of a Reversion Date, the Trustee shall assume the Suspended Covenants apply and are in full force and effect.  The Trustee shall have no duty to (i) monitor the Company’s compliance herewith or (ii) provide notice to Holders of any Covenant Suspension Event or Reversion Date.

SECTION 4.25.          Escrow of Net Proceeds.

(a)           Unless the Acquisition shall have been consummated simultaneously with the consummation of the offering of the Notes, the Company, the Trustee and the Escrow Agent shall enter into the Escrow Agreement and, in connection therewith, the Escrowed Property (as defined below) will be placed by the Company in escrow until the earliest of (i) the date on which the Company delivers to the Escrow Agent the Officers’ Certificate referred to in Section 4.25(b), (ii) the Escrow End Date, (iii) the date on which the Company delivers notice to the Escrow Agent to the effect set forth in clause (ii) of Section 3.07 and (iv) the date that is three Business Days after the Company fails to timely deposit (or cause to be timely deposited) any amounts required under Section 3(b) of the Escrow Agreement on any applicable deposit date.  The terms of the escrow shall be set forth in the Escrow Agreement, pursuant to which the Company shall deposit with the Escrow Agent into an escrow account (the “Escrow Account”), on the Issue Date, the gross proceeds (after deducting the underwriting discount) from the offering of the Notes together with additional cash and Eligible Escrow Investments, in an amount sufficient (as reasonably determined by the Company taking into account investment income therefrom and proceeds thereof) to fund a Special Mandatory Redemption (as defined below) of the Notes on February 28, 2013, if a Special Mandatory Redemption were to occur on such date, plus an amount equal to three days of interest accrued on the Notes (collectively, and together with any other funds or property from time to time held by the Escrow Agent in the Escrow Account, the “Escrowed Property”).  In addition, pursuant to the Escrow Agreement, unless the Escrow Release Date (as defined below) has occurred, the Company shall deposit with the Escrow Agent on the date that is five Business Days prior to the last day of each month, beginning with February 28, 2013 and ending with June 30, 2013, an amount of cash equal to one month of interest accrued on the Notes (or with respect to the deposit five Business Days prior to June 30, 2013, equal to interest from July 1, 2013 to July 21, 2013) (in each case, as calculated in accordance with the terms of this Indenture). The Company shall grant the Trustee, for the benefit of the Holders, subject to any Lien of the Escrow Agent, a first priority security interest in the Escrow Account and all deposits and investment property therein to secure the payment of the Special Mandatory Redemption; provided, however, that such Lien and security interest shall automatically be released and terminate at such time as the Escrowed Property are released from the escrow in accordance with the Escrow Agreement.

(b)           The Company will only be entitled to direct the Escrow Agent to release Escrowed Property in accordance with the Escrow Agreement (in which case the Escrowed Property will be paid to or as directed by the Company as provided in the Escrow Agreement) upon delivery to the Escrow Agent with a copy to the Trustee, on or prior to the Escrow End Date, of an Officers’ Certificate certifying that the following conditions have been or, substantially concurrently with the release of the Escrowed Property, will be satisfied (the date of delivery of such certificate to the Escrow Agent is hereinafter called the “Escrow Release Date”):

(i)       (A) all conditions precedent to the consummation of the Acquisition have been or, substantially concurrently with the release of the Escrowed Property, shall be satisfied or waived in accordance with the terms of the Acquisition Agreement (other than those conditions that by their terms are to be satisfied substantially concurrently with the consummation of the Acquisition) and (B) the Acquisition shall be consummated on substantially the terms described in the Offering Memorandum substantially concurrently with the release of funds on deposit with the Escrow Agent;

(ii)       no Default or Event of Default shall have occurred and be continuing under this Indenture;

(iii)       all conditions precedent to the borrowing of the New Term Loan under the Credit Agreement (other than the release of the Escrowed Property) have been satisfied or waived and prior to or substantially concurrently with the release of the funds from the Escrow Account and the new term loan to be drawn in connection with the Acquisition will be available to the Company on the Escrow Release Date; and

(iv)       Rocketdyne and its Subsidiaries that are required to guarantee the Credit Agreement shall have, by supplemental indenture or joinder, as applicable, effective upon the Escrow Release Date, become, or substantially concurrently with the release of the Escrowed Property shall become, parties to this Indenture and other transaction documents as Subsidiary Guarantors.

(c)           If (x) the Company has not delivered an Officers’ Certificate described under clause (b) above or (y) a Special Mandatory Redemption Event has not occurred, in each case, prior to 5:00 p.m. (New York City time) on March 14, 2013, the Escrow Agent shall by no later than 10:00 a.m. (New York City time) on March 15, 2013, without any action of the Company, transfer to the Trustee, in immediately available funds, Escrowed Property in an amount in cash equal to the interest payment due on Notes on such date.

ARTICLE V

SUCCESSORS

SECTION 5.01.          Merger, Consolidation or Sale of Assets.  The Company shall not, directly or indirectly:  (1) consolidate or merge with or into another Person (whether or not the Company is the surviving corporation) or (2) sell, assign, transfer, convey or otherwise dispose of all or substantially all of the properties and assets of the Company and its Restricted Subsidiaries taken as a whole, in one or more related transactions, to another Person or Persons, unless:

(1)           either:  (a) the Company is the surviving corporation; or (b) the Person formed by or surviving any such consolidation or merger (if other than the Company) or to which such sale, assignment, transfer, conveyance or other disposition shall have been made (i) is a corporation or a limited liability company organized or existing under the laws of the United States, any state thereof or the District of Columbia (and if not a corporation, a co-obligor of the Notes is a corporation organized or existing under such laws) and (ii) assumes all the obligations of the Company under the Notes, this Indenture, the Registration Rights Agreement and the Security Documents pursuant to agreements reasonably satisfactory to the Trustee;

(2)           immediately after giving effect to such transaction, no Default or Event of Default exists;

(3)           immediately after giving effect to such transaction on a pro forma basis, the Company or the Person formed by or surviving any such consolidation or merger (if other than the Company), or to which such sale, assignment, transfer, conveyance or other disposition shall have been made will, on the date of such transaction after giving pro forma effect thereto and any related financing transactions as if the same had occurred at the beginning of the applicable four-quarter period, be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in Section 4.09(a); and

(4)           each Subsidiary Guarantor, unless such Subsidiary Guarantor is the Person with which the Company has entered into a transaction under this Section 5.01, shall have by amendment to its Subsidiary Guarantee confirmed that its Subsidiary Guarantee shall apply to the obligations of the Company or the surviving Person in accordance with the Notes and this Indenture.

In addition, neither the Company nor any Restricted Subsidiary may, directly or indirectly, lease all or substantially all of its properties or assets, in one or more related transactions, to any other Person.  Section 5.01(3) shall not apply to any merger, consolidation or sale, assignment, transfer, conveyance or other disposition of assets between or among the Company and any of its Restricted Subsidiaries.

Notwithstanding anything to the contrary in this Section 5.01, the Acquisition and the related transactions shall be permitted under this Indenture.

SECTION 5.02.          Successor Corporation Substituted.  Upon any such consolidation, merger, sale, assignment, conveyance, lease, transfer or other disposition in accordance with Section 5.01, the successor Person formed by such consolidation or into which the Company is merged or to which such sale, assignment, conveyance, lease, transfer or other disposition is made will succeed to, and be substituted for, and may exercise every right and power of, the Company under this Indenture with the same effect as if such successor had been named as the Company therein, and thereafter (except in the case of a sale, assignment, transfer, lease, conveyance or other disposition) the predecessor Person will be relieved of all further obligations and covenants under this Indenture and the Notes.

ARTICLE VI

DEFAULTS AND REMEDIES

SECTION 6.01.          Events of Default.  Each of the following is an “Event of Default”:

(1)           default for 30 days in the payment when due of interest (including any additional interest) on the Notes;

(2)           default in payment when due (whether at maturity, upon acceleration, redemption or otherwise, including the failure to repurchase Notes tendered pursuant to a Change of Control Offer, an Asset Sale Offer or Event of Loss Offer on the date specified for such payment in the applicable offer to purchase) of the principal of, or premium, if any, on the Notes;

(3)           failure (other than a default described in Section 6.01(2) above) by the Company or any of its Restricted Subsidiaries to comply with the provisions of Sections 4.11, 4.15, 4.20 and 5.01 hereof for 45 days after written notice by the Trustee or Holders representing 25% or more of the aggregate principal amount of Notes outstanding to comply with such provisions;

(4)           failure by the Company or any of its Restricted Subsidiaries for 60 days after written notice by the Trustee or Holders representing 25% or more of the aggregate principal amount of Notes outstanding to comply with any of the other agreements in this Indenture;

(5)           default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by the Company or any of its Restricted Subsidiaries (or the payment of which is Guaranteed by the Company or any of its Restricted Subsidiaries) whether such Indebtedness or Guarantee now exists, or is created after the date of this Indenture, if that default:

(a)           is caused by a failure to pay principal of, or interest or premium, if any, on such Indebtedness at final maturity thereof (after giving effect to applicable grace periods and extensions); or

(b)           results in the acceleration of such Indebtedness prior to its final maturity,

and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a similar default aggregates $35.0 million or more;

(6)           failure by the Company or any of its Restricted Subsidiaries to pay final judgments entered by a court or courts of competent jurisdiction not covered by insurance issued by reputable and credit worthy companies aggregating in excess of $35.0 million, which judgments are not paid, discharged or stayed for a period of 60 days;

(7)           except as permitted by this Indenture, any Subsidiary Guarantee of a Significant Subsidiary shall be held in any judicial proceeding to be unenforceable or invalid or shall cease for any reason to be in full force and effect or any Subsidiary Guarantor that is a Significant Subsidiary, or any Person acting on behalf of any Subsidiary Guarantor, shall deny or disaffirm its obligations under its Subsidiary Guarantee;

(8)           the Company, any of its Restricted Subsidiaries that are Significant Subsidiaries or any group of Restricted Subsidiaries of the Company that, taken together, would constitute a Significant Subsidiary, pursuant to or within the meaning of any Bankruptcy Law:

(a)           commences a voluntary case,

(b)           consents to the entry of an order for relief against it in an involuntary case or

(c)           makes a general assignment for the benefit of its creditors;

(d)           admits in writing its inability to pay its debts as they become due or otherwise admits its insolvency; and

(9)           a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that:

(a)           is for relief against the Company, any of its Restricted Subsidiaries that are Significant Subsidiaries or any Restricted Subsidiaries of the Company that, taken together, would constitute a Significant Subsidiary, in an involuntary case;

(b)           appoints a Custodian for the Company, any of its Restricted Subsidiaries that are Significant Subsidiaries or any Restricted Subsidiaries of the Company that, taken together, would constitute a Significant Subsidiary, or for all or substantially all of the properties of the Company, any of its Restricted Subsidiaries that are Significant Subsidiaries or any Restricted Subsidiaries of the Company that, taken together, would constitute a Significant Subsidiary; or

(c)           orders the liquidation of the Company, any of its Restricted Subsidiaries that are Significant Subsidiaries or any Restricted Subsidiaries of the Company that, taken together, would constitute a Significant Subsidiary;

and the order or decree remains unstayed and in effect for 60 consecutive days; or

(10)           (x) with respect to any material portion of the Collateral (a) any default or breach by the Company or any Subsidiary Guarantor that is a Significant Subsidiary in the performance of its obligations under the Security Documents or this Indenture which adversely affects the condition or value of the collateral or the enforceability, validity, perfection or priority of the Second Priority Liens, in each case taken as a whole in any material respect, and continuance of such default or breach for a period of 60 days after written notice thereof by the Trustee or the Holders of 25% in principal amount of the outstanding notes, or (b) any security interest created under the Security Documents is declared invalid or unenforceable by a court of competent jurisdiction or (y) the Company or any Subsidiary Guarantor that is a Significant Subsidiary asserts, in any pleading in any court of competent jurisdiction, that any Security Document is invalid or unenforceable.

The term “Bankruptcy Law” means Title 11, U.S. Code or any similar federal or state law for the relief of debtors.  The term “Custodian” means any receiver, trustee, assignee, liquidator or similar official under any Bankruptcy Law.

SECTION 6.02.          Acceleration.  If an Event of Default (other than an Event of Default specified in Sections 6.01(8) and (9)) occurs and is continuing, then and in every such case the Trustee or the Holders of not less than 25% in aggregate principal amount of the outstanding Notes may declare the unpaid principal of, premium, if any, and accrued and unpaid interest on, all the Notes then outstanding to be due and payable, by a notice in writing to the Company (with a copy to the Trustee, if given by Holders) specifying the respective Event of Default and upon any such declaration such principal, premium, if any, and accrued and unpaid interest shall become immediately due and payable.  If an Event of Default specified in Sections 6.01(8) or (9) occurs, all unpaid principal of, premium, if any, and accrued interest on, the Notes then outstanding shall become due and payable immediately, without any declaration or other act on the part of the Trustee or any Holder.

SECTION 6.03.          Other Remedies.  If an Event of Default occurs and is continuing, the Trustee may pursue, in its own name and as trustee of an express trust, any available remedy by proceeding at law or in equity to collect the payment of principal or interest on the Notes or to enforce the performance of any provision of the Notes or this Indenture.

The Trustee may maintain a proceeding even if it does not possess any of the Notes or does not produce any of them in the proceeding.  A delay or omission by the Trustee or any Holder in exercising any right or remedy accruing upon an Event of Default shall not impair the right or remedy or constitute a waiver of or acquiescence in the Event of Default.  No remedy is exclusive of any other remedy.  All available remedies are cumulative.

SECTION 6.04.          Waiver of Past Defaults.  Subject to Sections 6.07 and 9.02, the Holders of at least a majority in aggregate principal amount of Notes then outstanding by written notice to the Trustee may, on behalf of the Holders of all of the Notes, (a) waive, by their consent (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, Notes), an existing Default or Event of Default and its consequences, except a continuing Default or Event of Default in the payment of principal of, premium, if any, or interest on a Note and (b) rescind any acceleration with respect to the Notes and its consequences if (1) such rescission would not conflict with any judgment or decree of a court of competent jurisdiction and (2) all existing Events of Default, other than the nonpayment of the principal of, premium, if any, and interest on the Notes that have become due solely by such declaration of acceleration, have been cured or waived.  Upon any such waiver, such Default or Event of Default shall cease to exist and shall be deemed to have been cured for every purpose of this Indenture, but no such waiver shall extend to any subsequent or other Default or Event of Default or impair any consequent right.

SECTION 6.05.          Control by Majority.  The Holders of a majority in aggregate principal amount of the Notes then outstanding will have the right, by an instrument or concurrent instruments in writing executed and delivered to the Trustee, to direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee under this Indenture or exercising any trust or power conferred on such Trustee; provided that the Trustee (i) may refuse to follow any direction that conflicts with law or with this Indenture, that may involve the Trustee in personal liability, or that the Trustee determines in good faith may be unduly prejudicial to the rights of Holders of Notes not joining in the giving of such direction and (ii) may take any other action it deems proper that is not inconsistent with any such direction received from Holders of Notes.

SECTION 6.06.          Limitation on Suits.  No Holder of any of the Notes will have any right to institute any proceeding, judicial or otherwise, with respect to this Indenture or the Notes, or for the appointment of a receiver or trustee, or pursue any remedy under this Indenture, unless:

(1)           the Holder gives the Trustee written notice of a continuing Event of Default;

(2)           the Holders of at least 25% in aggregate principal amount of outstanding Notes make a written request to the Trustee to pursue the remedy;

(3)           such Holder or Holders offer the Trustee indemnity satisfactory to the Trustee against any costs, liability or expense;

(4)           the Trustee does not comply with the request within 60 days after receipt of the request and the offer of indemnity; and

(5)           during such 60-day period, the Holders of a majority in aggregate principal amount of the outstanding Notes do not give the Trustee a direction that is inconsistent with the request.

A Holder may not use this Indenture to prejudice the rights of another Holder or to obtain a preference or priority over another Holder.

SECTION 6.07.          Rights of Holders to Receive Payment.  Notwithstanding any other provision of this Indenture, the right of any Holder of a Note to receive payment of principal, and interest, if any, on the Note, on or after the respective due dates expressed in the Note, or to bring suit for the enforcement of any such payment on or after such respective dates shall not be impaired or affected without the consent of such Holder.

SECTION 6.08.          Collection Suit by Trustee.  If an Event of Default specified in Section 6.01(1) or (2) occurs and is continuing, the Trustee may recover judgment in its own name and as trustee of an express trust against the Company for the whole amount of principal and accrued interest, if any, remaining unpaid on the Notes and, to the extent lawful, accrued and unpaid interest, if any, on overdue principal and interest, if any, and such further amount as shall be sufficient to cover the costs, expenses of collection, including the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel.

SECTION 6.09.          Trustee May File Proofs of Claim.  The Trustee may file such proofs of claim and other papers or documents as may be necessary or advisable in order to have the claims of the Trustee and the Holders of Notes allowed in any judicial proceedings relative to the Company, its creditors or its property.  Any receiver, trustee, liquidator or sequestrator (or other similar official) in any such proceeding is hereby authorized by each Holder to make such payments to the Trustee and, in the event that the Trustee shall consent to the making of such payments directly to the Holders, to pay to the Trustee any amount due to it for the reasonable compensation, expenses, taxes, disbursements and advances of the Trustee, its agent and counsel, and any other amounts due to the Trustee pursuant to Section 7.07.  Nothing contained herein shall be deemed to authorize the Trustee to authorize or consent to or accept or adopt on behalf of any Holder any plan of reorganization, arrangement, adjustment or composition affecting the Notes or the rights of any Holder thereof, or to authorize the Trustee to vote in respect of the claim of any Holder in any such proceeding.

SECTION 6.10.          Priorities.  Subject to Article XI, if the Trustee collects any money or property pursuant to this Article VI, it shall pay out the money or property in the following order:

First:  to the Trustee for amounts due under Section 7.07, including payment of all reasonable compensation, expenses and liabilities incurred, and all advances made, by the Trustee, and the costs and expenses of collection;

Second:  to Holders of Notes for amounts due and unpaid on the Notes for principal, premium, if any, and interest, if any, ratably, without preference or priority of any kind, according to the amounts due and payable on the Notes for principal and interest, if any, respectively; and

Third: to the Company or to such party as a court of competent jurisdiction shall direct.

The Trustee may fix a special record date and payment date for any payment to Holders of Notes made pursuant to this Section 6.10.  At least 15 days before any such special record date, the Trustee shall mail to Holders of the Notes a notice that states the special record date, payment date and amount of such interest to be paid.

SECTION 6.11.          Undertaking for Costs.  In any suit for the enforcement of any right or remedy under this Indenture or in any suit against the Trustee for any action taken or omitted by it as Trustee, a court in its discretion may require the filing by any party litigant in the suit of an undertaking to pay the costs of the suit, and the court in its discretion may assess reasonable costs, including reasonable attorney’s fees and expenses, against any party litigant in the suit, having due regard to the merits and good faith of the claims or defenses made by the party litigant.  This Section 6.11 shall not apply to a suit by the Trustee, a suit by a Holder pursuant to Section 6.07 hereof, or a suit by Holders of more than 10% in aggregate principal amount of the then outstanding Notes.

ARTICLE VII

THE TRUSTEE

The Trustee hereby accepts the trust imposed upon it by this Indenture and covenants and agrees to perform the same, as herein expressed.  Whether or not herein expressly so provided, every provision of this Indenture relating to the conduct or affecting the liability of or affording protection to the Trustee shall be subject to the provisions of this Article VII.

SECTION 7.01.          Duties of the Trustee.

(a)           If an Event of Default has occurred and is continuing, the Trustee shall exercise such of the rights and powers vested in it by this Indenture and use the same degree of care and skill in their exercise as a prudent Person would exercise or use under the circumstances in the conduct of his or her own affairs.

(b)           Except during the continuance of an Event of Default:

(1)           The duties of the Trustee shall be determined solely by the express provisions of this Indenture and the Trustee need perform only those duties that are specifically set forth in this Indenture and no others and no implied covenants or obligations shall be read into this Indenture against the Trustee; and

(2)           In the absence of bad faith on its part, the Trustee may conclusively rely, as to the truth of the statements and the correctness of the opinions expressed therein, upon any statements, certificates or opinions furnished to the Trustee and conforming to the requirements of this Indenture.  However, the Trustee shall examine the certificates and opinions to determine whether or not they conform to the form required by this Indenture (but need not confirm or investigate the accuracy of mathematical calculations or other facts purported to be stated therein).

(c)           The Trustee may not be relieved from liability for its own negligent action, its own negligent failure to act or its own willful misconduct, except that:

(1)           This paragraph does not limit the effect of paragraph (b) of this Section;

(2)           The Trustee shall not be liable for any error of judgment made in good faith by a Trust Officer, unless it is proved that the Trustee was negligent in ascertaining the pertinent facts; and

(3)           The Trustee shall not be liable with respect to any action it takes or omits to take in good faith in accordance with a direction received by it pursuant to Section 6.05.

(d)           No provision of this Indenture shall require the Trustee to expend or risk its own funds or incur any financial liability in the performance of any of its duties or the exercise of any of its rights and powers hereunder, if it shall have reasonable grounds for believing that repayment of such funds or adequate indemnity against such risk or liability is not reasonably assured to it.

(e)           Whether or not therein expressly so provided, every provision of this Indenture that is in any way related to the Trustee is subject to paragraphs (a), (b), (c) and (d) of this Section 7.01 and to the provisions of the TIA.

(f)           The Trustee shall not be liable for interest on any money received by it except as the Trustee may agree with the Company.  Money held in trust by the Trustee need not be segregated from other funds or assets except to the extent required by law.

SECTION 7.02.          Rights of the Trustee.  Subject to Section 7.01 and the provisions of TIA Section 315:

(a)           The Trustee may conclusively rely on and shall be protected in acting or refraining from acting upon any resolution, Officers’ Certificate, or any other certificate, statement, instrument, opinion, report, notice, request, consent, order, security or other document believed by it to be genuine and to have been signed or presented by the proper Person.  The Trustee need not investigate any fact or matter contained therein.

(b)           Any request, direction, order or demand of the Company mentioned herein shall be sufficiently evidenced by an Officers’ Certificate (unless other evidence in respect thereof is herein specifically prescribed).  In addition, before the Trustee acts or refrains from acting, it may require an Officers’ Certificate, an Opinion of Counsel or both.  The Trustee shall not be liable for any action it takes or omits to take in good faith in reliance on such Officers’ Certificate or Opinion of Counsel.  The Trustee may consult with counsel of its selection and the advice of such counsel or any Opinion of Counsel shall be full and complete authorization and protection from liability in respect of any action taken, suffered or omitted by it hereunder in good faith and in reliance thereon.

(c)           The Trustee may execute any of the trusts or powers hereunder or perform any duties hereunder either directly or by or through its attorneys and agents and other Persons not regularly in its employ and shall not be responsible for the misconduct or negligence of any attorney or agent appointed with due care.

(d)           The Trustee shall not be liable for any action it takes or omits to take in good faith without negligence or willful misconduct which it believes to be authorized or within its discretion, rights or powers.

(e)           Unless otherwise specifically provided in this Indenture, any demand, request, direction or notice from the Company shall be sufficient if signed by Officers of the Company.

(f)           The Trustee shall not be required to give any bond or surety in respect of the performance of its powers and duties hereunder.

(g)           The Trustee shall be under no obligation to exercise any of the rights or powers vested in it by this Indenture at the request, order or direction of any of the Holders pursuant to the provisions of this Indenture, unless such Holders have offered to the Trustee security or indemnity satisfactory to the Trustee against the costs, expenses and liabilities which might be incurred therein or thereby.

(h)           The Trustee shall not be bound to make any investigation into the facts or matters stated in any resolution, certificate, statement, instrument, opinion, report, notice, request, consent, order, security or other document unless requested in writing to do so by the Holders of not less than a majority in aggregate principal amount of the Notes then outstanding; provided that if the Trustee determines in its discretion to make any such investigation, then it shall be entitled, upon reasonable prior notice and during normal business hours, to examine the books and records and the premises of the Company, personally or by agent or attorney, and the reasonable expenses of every such examination shall be paid by the Company or, if paid by the Trustee or any predecessor Trustee, shall be reimbursed by the Company upon demand.

(i)           The permissive rights of the Trustee to do things enumerated in this Indenture shall not be construed as a duty and the Trustee shall not be answerable for other than its negligence or willful misconduct.

(j)           The Trustee shall not be deemed to have knowledge of any Default or Event of Default except (A) any Event of Default occurring pursuant to Section 6.01(1) or (2), or (B) any Event of Default of which a Trust Officer of the Trustee shall have received written notification or otherwise obtained actual knowledge.

(k)           Whenever by the terms of this Indenture, the Trustee shall be required to transmit notices or reports to any or all Holders, the Trustee shall be entitled to conclusively rely on the information provided by the Registrar as to the names and addresses of the Holders as being correct. If the Registrar is other than the Trustee, the Trustee shall not be responsible for the accuracy of such information.

(l)           The rights, privileges, protections, immunities and benefits given to the Trustee, including, without limitation, its right to be indemnified, are extended to, and shall be enforceable by, the Trustee in each of its capacities hereunder (including as Registrar), and to each agent, custodian, and any other such Persons employed to act hereunder.

(m)           In no event shall the Trustee be responsible or liable for any failure or delay in the performance of its obligations hereunder arising out of or caused by, directly or indirectly, forces beyond its control, including, without limitation, strikes, work stoppages, accidents, acts or war or terrorism, civil or military disturbances, nuclear or natural catastrophes or acts of God, and interruptions, loss or malfunctions of utilities, communications or computer (software and hardware) services (it being understood that the Trustee shall use reasonable efforts which are consistent with accepted practices in the banking industry to avoid and mitigate the effects of such occurrences and to resume performance as soon as practicable under the circumstances).

(n)           The Trustee may request that the Company deliver a certificate setting forth the names of individuals and/or titles of officers authorized at such time to take specified actions pursuant to this Indenture.

(o)           In no event shall the Trustee be responsible or liable for special, indirect, or consequential loss or damage of any kind whatsoever (including, but not limited to, loss of profit) irrespective of whether the Trustee has been advised of the likelihood of such loss or damage and regardless of the form of action.

SECTION 7.03.          Individual Rights of the Trustee.  Subject to Sections 7.10 and 7.11, the Trustee in its individual or any other capacity may become the owner or pledgee of Notes with the same rights it would have if it were not the Trustee and may otherwise deal with the Company or an Affiliate of the Company and receive, collect, hold and retain collections from the Company with the same rights it would have if it were not Trustee.  Any Agent may do the same with like rights.

SECTION 7.04.          Trustee’s Disclaimer.  The Trustee shall not be responsible for and makes no representation as to the validity or adequacy of this Indenture or the Notes.  It shall not be accountable for the Company’s use of the proceeds from the Notes or any money paid to the Company or upon the Company’s direction under any provision of this Indenture.  It shall not be responsible for the use or application of any money received by any Paying Agent other than the Trustee, and it shall not be responsible for any statement or recital herein or any statement in the Notes or any other document in connection with the sale of the Notes or pursuant to this Indenture other than its certificate of authentication.

SECTION 7.05.          Notice of Defaults.  If a Default or Event of Default occurs and is continuing and if it is known to the Trustee, the Trustee shall mail to each Holder a notice of the Default or Event of Default within 90 days after it occurs.  Except in the case of a Default or Event of Default in payment of principal of, or interest, if any, on any Note, the Trustee may withhold the notice if and so long as a committee of its Trust Officers in good faith determines that withholding the notice is in the interest of the Holders of the Notes.

SECTION 7.06.          Reports by the Trustee to Holders.  Within 60 days after the reporting date stated in Section 11.10, the Trustee shall mail to Holders of Notes a brief report dated as of such reporting date that complies with TIA Section 313(a) (but if no event described in TIA Section 313(a) has occurred within twelve months preceding the reporting date, no report need be transmitted).  The Trustee also shall comply with TIA Section 313(b)(2).  The Trustee shall also transmit by mail all reports as required by TIA Section 313(c).

A copy of each report at the time of its mailing to Holders of Notes shall be filed, at the expense of the Company, by the Trustee with the Commission and each stock exchange or securities market, if any, on which the Notes are listed.  The Company shall timely notify the Trustee when the Notes are listed or quoted on any stock exchange or securities market or of any delisting thereof.

SECTION 7.07.          Compensation and Indemnity.  The Company shall pay to the Trustee from time to time and the Trustee shall be entitled to such compensation for its acceptance of this Indenture and its services hereunder as the Company and the Trustee shall from time to time agree in writing.  The Trustee’s compensation shall not be limited by any law on compensation of a trustee of an express trust.  The Company shall reimburse the Trustee promptly upon request for all reasonable disbursements, advances and expenses incurred or made by or on behalf of it in addition to the compensation for its services.  Such expenses may include the reasonable compensation, disbursements and expenses of the Trustee’s agents, counsel and other persons not regularly in its employ; provided that the Trustee shall provide the Company reasonable advance notice of any expenditure not in the ordinary course of business except after an Event of Default; provided, further, that the Company shall have no obligation to reimburse the Trustee with respect to any such expense, disbursement or advance as may be attributable to the Trustee’s negligence, willful misconduct or bad faith, as determined by a final order of a court of competent jurisdiction.

The Company shall indemnify the Trustee, or any predecessor Trustee, for, and to hold it harmless against, any and all loss, liability, damage, claim or expense, including taxes (other than taxes based upon, measured by or determined by the income of the Trustee), incurred without negligence, willful misconduct or bad faith on its part, as determined by a final order of a court or competent jurisdiction, arising out of or in connection with the acceptance or administration of the trust or trusts hereunder, including the reasonable costs and expenses of defending itself against any claim (whether asserted by the Company, or any Holder or any other Person) or liability in connection with the exercise or performance of any of its powers or duties hereunder or in connection with enforcing the provisions of this Section.  The Trustee shall notify the Company promptly of any claim for which it may seek indemnity.  Failure by the Trustee to so notify the Company shall not relieve the Company of its obligations hereunder.  The Company shall defend the claim with counsel designated by the Company, who may be outside counsel to the Company but shall in all events be reasonably satisfactory to the Trustee, and the Trustee shall cooperate in the defense.  In addition, the Trustee may retain one separate counsel on behalf of itself and the Holders (and in the case of an actual or perceived conflict of interest, one additional separate counsel on behalf of the Holders) and, if deemed advisable by such counsel, local counsel, and the Company shall pay the reasonable fees and expenses of such separate counsel and local counsel.  The indemnification herein extends to any settlement; provided that the Company will not be liable for any settlement made without its consent; provided, further, that such consent will not be unreasonably withheld.

The Trustee shall have a lien prior to the Notes on all money or property held or collected by the Trustee to secure the Company’s payment obligations in this Section 7.07, except that held in trust to pay principal and interest, if any, on specific Notes.  Such liens and the Company’s obligations under this Section 7.07 shall survive the satisfaction and discharge of this Indenture and any resignation or removal of the Trustee hereunder.

When the Trustee incurs expenses or renders services after an Event of Default specified in Section 6.01(8) or (9) occurs, the expenses and the compensation for the services (including the fees and expenses of its agents and counsel) are intended to constitute expenses of administration under any Bankruptcy Law.

SECTION 7.08.          Replacement of the Trustee.  A resignation or removal of the Trustee and appointment of a successor Trustee shall become effective only upon the successor Trustee’s acceptance of appointment as provided in this Section 7.08.

The Trustee may resign at any time and be discharged from the trust hereby created by so notifying the Company.  The Holders of a majority in principal amount of the then outstanding Notes may remove the Trustee by so notifying the Trustee and the Company in writing and may appoint a successor Trustee.  The Company may remove the Trustee if:

(i)        the Trustee fails to comply with Section 7.10;

(ii)      the Trustee is adjudged a bankrupt or an insolvent or an order for relief is entered with respect to the Trustee under any Bankruptcy Law;

(iii)       a Custodian or public officer takes charge of the Trustee or its property; or

(iv)       the Trustee becomes incapable of acting.

If the Trustee resigns or is removed or if a vacancy exists in the office of Trustee for any reason, the Company shall promptly appoint a successor Trustee.  Within one year after the successor Trustee takes office, the Holders of a majority in principal amount of the then outstanding Notes may appoint a successor Trustee to replace the successor Trustee appointed by the Company.

If a successor Trustee does not take office within 60 days after the retiring Trustee resigns or is removed, the retiring Trustee, at the Company’s expense, the Company or the Holders of at least 10% in principal amount of the then outstanding Notes may petition any court of competent jurisdiction for the appointment of a successor Trustee.

If the Trustee after written request by any Holder who has been a Holder for at least six months fails to comply with Section 7.10, such Holder may petition any court of competent jurisdiction for the removal of the Trustee and the appointment of a successor Trustee.

A successor Trustee shall deliver a written acceptance of its appointment to the retiring Trustee and to the Company.  Thereupon the resignation or removal of the retiring Trustee shall become effective, and the successor Trustee shall have all the rights, powers and duties of the Trustee under this Indenture.  The successor Trustee shall mail a notice of its succession to Holders of Notes.  The retiring Trustee shall promptly transfer all property held by it as Trustee to the successor Trustee; provided that all sums owing to the retiring Trustee hereunder have been paid and subject to the lien provided for in Section 7.07.  Notwithstanding the replacement of the Trustee pursuant to this Section 7.08, the Company’s obligations under Section 7.07 shall continue for the benefit of the retiring Trustee with respect to fees, costs, expenses and liabilities incurred by it prior to such replacement.

Upon request of any such successor Trustee, the Company shall execute any and all instruments for more fully and certainly vesting in and confirming to such successor Trustee all such rights, powers and trusts referred to in the preceding paragraph.

SECTION 7.09.          Successor Trustee by Merger, Etc.  If the Trustee consolidates with, merges or converts into, or transfers all or substantially all of its corporate trust business (including the trust created by this Indenture) to, another Person or national banking association, the resulting, surviving or transferee Person or national banking association without any further act shall be the successor Trustee with the same effect as if the successor Trustee had been named as the Trustee herein.

SECTION 7.10.          Eligibility, Disqualification.  This Indenture shall always have a Trustee who satisfies the requirements of TIA Section 310 (a)(1), (2) and (5).  There shall at all times be a Trustee hereunder which shall be a Person that is eligible pursuant to the TIA to act as such and has a combined capital and surplus of at least $50,000,000.  If such Person publishes reports of condition at least annually, pursuant to law or to the requirements of any federal or state supervising or examining authority, then for the purposes of this Section, the combined capital and surplus of such Person shall be deemed to be its combined capital and surplus as set forth in its most recent report of condition so published.  The Trustee is subject to TIA Section 310(b) regarding the disqualification of a trustee upon acquiring a conflicting interest; provided, however, that there shall be excluded from the operation of TIA Section 310(b)(1) any indenture or indentures under which other securities or certificates of interest or participation in other securities of the Company are outstanding if the requirements for such exclusion set forth in TIA Section 310(b)(1) are met.  If at any time the Trustee shall cease to be eligible in accordance with the provisions of this Section, it shall resign immediately in the manner and with the effect hereinafter specified in this Article.

SECTION 7.11.          Preferential Collection of Claims Against Company.  The Trustee shall comply with TIA Section 311(a), excluding any creditor relationship set forth in TIA Section 311(b).  A Trustee who has resigned or been removed shall be subject to TIA Section 311(a) to the extent indicated therein.

SECTION 7.12.          Escrow Authorization.  Each Holder, by its acceptance of a Note, (i) consents and agrees to the terms of the Escrow Agreement, including documents related thereto, as the same may be in effect or may be amended from time to time in writing by the parties thereto (provided that no amendment that would materially adversely affect the rights of the Holders may be effected without the consent of the Holders of a majority of the aggregate principal amount of the Notes then outstanding), and (ii) authorizes and directs the Trustee to enter into the Escrow Agreement and to perform its obligations and exercise its rights thereunder in accordance therewith.  The Company shall do or cause to be done all such acts and things as may be necessary or proper, or as may be required by the provisions of the Escrow Agreement, to assure and confirm to the Trustee the security interest contemplated by the Escrow Agreement or any part thereof, as from time to time constituted, so as to render the same available for the security and benefit of this Indenture and of the Notes secured hereby, according to the intent and purpose herein expressed.  The Company shall take, or shall cause to be taken, any and all actions reasonably required to cause the Escrow Agreement to create and maintain, as security for the obligations of the Company under this Indenture and the Notes as provided in the Escrow Agreement, valid and enforceable first priority perfected Liens in and on all of the Escrowed Property, in favor of the Trustee for its benefit and the ratable benefit of the Holders, superior to and prior to the rights of third Persons and subject to no other Liens.

ARTICLE VIII

SATISFACTION AND DISCHARGE OF INDENTURE

SECTION 8.01.          Discharge of Indenture.

(a)           Subject to the provisions of Sections 8.05 and 8.06 hereof, this Indenture shall be discharged and shall cease to be of further effect as to all Notes issued hereunder, and the Trustee, at the expense of the Company, shall execute such instruments as requested by the Company acknowledging satisfaction and discharge of this Indenture when:

(1)           either:

(a)           all Notes that have been authenticated (except lost, stolen or destroyed Notes that have been replaced or paid and Notes for whose payment money has theretofore been deposited in trust and thereafter repaid to the Company) have been delivered to the Trustee for cancellation; or

(b)           all Notes that have not been delivered to the Trustee for cancellation have become due and payable by reason of the making of a notice of redemption or otherwise or will become due and payable within one year and the Company or any Subsidiary Guarantor has irrevocably deposited or caused to be deposited with the Trustee as trust funds in trust solely for the benefit of the Holders, cash in U.S. dollars, non-callable U.S. Government Securities, or a combination thereof, in such amounts as will be sufficient without consideration of any reinvestment of interest, to pay and discharge the entire indebtedness on the Notes not delivered to the Trustee for cancellation for principal, premium and additional interest, if any, and accrued interest to the date of maturity or redemption;

(2)           no Default or Event of Default shall have occurred and be continuing on the date of such deposit or shall occur as a result of such deposit and such deposit will not result in a breach or violation of, or constitute a default under, any other instrument to which the Company or any Subsidiary Guarantor is a party or by which the Company or any Subsidiary Guarantor is bound;

(3)           the Company or any Subsidiary Guarantor has paid or caused to be paid all sums payable by it hereunder;

(4)           the Company has delivered irrevocable instructions to the Trustee hereunder to apply the deposited money toward the payment of the Notes at maturity or the redemption date, as the case may be; and

(5)           the Company has delivered an Officers’ Certificate and an Opinion of Counsel to the Trustee, each stating that all conditions precedent herein provided for relating to the satisfaction and discharge of this Indenture have been satisfied.

(b)           Notwithstanding the above, the Trustee shall pay to the Company from time to time upon its request any cash in U.S. dollars or Government Securities held by it as provided in this section which, in the opinion of a nationally recognized firm of independent public accountants expressed in a written certification delivered to the Trustee, are in excess of the amount thereof that would then be required to be deposited to effect a satisfaction and discharge under this Article VIII.

SECTION 8.02.          Deposited Monies to Be Held in Trust by Trustee.  Subject to Section 8.04, all monies deposited with the Trustee pursuant to Section 8.01 shall be held in trust and applied by it to the payment, either directly or through the Paying Agent, to the Holders of the particular Notes for the payment of which such monies have been deposited with the Trustee, of all sums due and to become due thereon for principal and interest, if any. The Company shall pay and indemnify the Trustee against any tax, fee or other charge imposed on or assessed against the Government Securities deposited pursuant to Section 8.01 or the principal and interest received in respect thereof other than any such tax, fee or other charge which by law is for the account of the Holders of the Notes.  The indemnity provided in this Section 8.02 shall survive discharge of this Indenture and any resignation or removal of the Trustee hereunder.

SECTION 8.03.          Paying Agent to Repay Monies Held.  Upon the satisfaction and discharge of this Indenture, all monies then held by any Paying Agent (other than the Trustee) shall, upon the Company’s demand, be repaid to it or paid to the Trustee, and thereupon such Paying Agent shall be released from all further liability with respect to such monies.

SECTION 8.04.          Return of Unclaimed Monies.  Subject to the requirements of applicable law, any monies deposited with or paid to the Trustee for payment of the principal of, or interest, if any, on Notes and not applied but remaining unclaimed by the Holders thereof for two years after the date upon which the principal of, or interest on such Notes, as the case may be, have become due and payable, shall be repaid to the Company by the Trustee on demand; provided, however, that the Company, or the Trustee at the request and expense of the Company, shall have first caused notice of such payment to the Company to be mailed to each Holder of a Note entitled thereto no less than 30 days prior to such payment and all liability of the Trustee shall thereupon cease with respect to such monies; and the Holder of any of such Notes shall thereafter look only to the Company for any payment which such Holder may be entitled to collect unless an applicable abandoned property law designates another Person.

SECTION 8.05.          Reinstatement.  If the Trustee or the Paying Agent is unable to apply any money in accordance with Section 8.02 by reason of any order or judgment of any court or governmental authority enjoining, restraining or otherwise prohibiting such application, the Company’s obligations under this Indenture and the Notes shall be revived and reinstated as though no deposit had occurred pursuant to Section 8.01 until such time as the Trustee or the Paying Agent is permitted to apply all such money in accordance with Section 8.02; provided, however, that if the Company makes any payment of interest on or principal of any Note following the reinstatement of its obligations, the Company shall be subrogated to the rights of the Holders thereof to receive such payment from the money held by the Trustee or Paying Agent.

SECTION 8.06.          Survival.  In the event that the Company makes (or causes to be made) an irrevocable deposit with the Trustee for the benefit of the Holders pursuant to Section 8.01(a)(1)(b) hereof, prior to the date of maturity or redemption, as the case may be, the following provisions of the Indenture shall survive until otherwise terminated or discharged hereunder:

(a)           the rights of Holders of outstanding Notes to receive payments in respect of the principal of, premium, if any, and interest on such Notes when such payments are due from the trust;

(b)           the Company’s obligations with respect to such Notes under Article II and Section 4.04 hereof;

(c)           the rights, powers, trusts, duties and immunities of the Trustee hereunder (including Article VII) and the Company’s obligations in connection therewith; and

(d)           this Article VIII.

ARTICLE IX

AMENDMENTS

SECTION 9.01.          Without the Consent of Holders.  The Company, the Subsidiary Guarantors, if any, and the Trustee may modify, amend or supplement this Indenture, the Notes or the Security Documents without notice to or consent of any Holder:

(1)           to cure any ambiguity, defect or inconsistency;

(2)           to provide for uncertificated Notes in addition to or in place of certificated Notes;

(3)           to provide for the assumption of the Company’s or any Subsidiary Guarantor’s obligations to Holders of Notes in the case of a merger or consolidation or sale of all or substantially all of the Company’s or such Subsidiary Guarantor’s assets;

(4)           to make any change that would provide any additional rights or benefits to the Holders of Notes or that does not materially adversely affect the legal rights hereunder of any such Holder;

(5)           to comply with requirements of the Commission in order to effect or maintain the qualification of this Indenture under the TIA;

(6)           to conform the text of this Indenture, the Subsidiary Guarantees, the Notes or the Security Documents to any provision of the “Description of Notes” section of the Offering Memorandum, to the extent that such provision in the “Description of Notes” section was intended to be a verbatim recitation of a provision of this Indenture, the Subsidiary Guarantees, the Notes or the Security Documents, which intent may be evidenced by an Officers’ Certificate to that effect;

(7)            to provide for the issuance of Additional Notes in accordance with the limitations described herein;.

(8)           to allow a Subsidiary to execute a supplemental indenture for the purpose of providing a Subsidiary Guarantee in accordance with Section 4.19;

(9)           to comply with Section 4.18, including to release a Subsidiary Guarantor from its obligations under its Subsidiary Guarantee and this Indenture in accordance with the applicable provisions thereof;

(10)           to evidence and provide for the acceptance of appointment by a successor Trustee;

(11)           to mortgage, pledge, hypothecate or grant any other Lien in favor of the Collateral Agent for the benefit of the Trustee on behalf of the holders of the notes, as additional security for the payment and performance of all or any portion of the Second Priority Obligations, in any property or assets, including any which are required to be mortgaged, pledged or hypothecated, or in which a Lien is required to be granted to or for the benefit of the Trustee or the Collateral Agent pursuant to this Indenture, any of the Security Documents or otherwise;

(12)           to provide for the release of Collateral from the Lien of this Indenture and the Security Documents when permitted or required by the Security Documents or this Indenture; or

(13)           to secure any Permitted Additional Pari Passu Obligations or any additional First Priority Obligations that are permitted to be incurred under this Indenture, as applicable, under the Security Documents and to appropriately include the same in the Intercreditor Agreement.

Upon the request of the Company and the Subsidiary Guarantors, accompanied by a Board Resolution of the Company and each Subsidiary Guarantor authorizing the execution of any such supplemental indenture or amendment to any Security Document, and upon receipt by the Trustee of the documents described in Section 9.06, the Trustee may, but shall not be obligated to, join with the Company and the Subsidiary Guarantors in the execution of any supplemental indenture or amendment to any Security Document authorized or permitted by the terms of this Indenture and make any further appropriate agreements and stipulations that may be therein contained.  The consent of the Holders is not necessary to approve the particular form of any proposed amendment or supplement. It is sufficient if such consent approves the substance of the proposed amendment or supplement.  A consent to any amendment, supplement or waiver under this Indenture by any Holder of Notes given in connection with a tender of such Holder’s Notes will not be rendered invalid by such tender. After an amendment or supplement under this Indenture becomes effective, the Company is required to mail to the Holders a notice briefly describing such amendment or supplement. However, the failure to give such notice to all the Holders, or any defect in the notice will not impair or affect the validity of the amendment or supplement.

SECTION 9.02.          With the Consent of Holders.  Except as provided below in this Section 9.02, the Company, the Subsidiary Guarantors and the Trustee may amend this Indenture, the Notes, the Subsidiary Guarantees and the Security Documents with the written consent (including consents obtained in connection with a tender offer or exchange offer for Notes or a solicitation of consents in respect of Notes, provided that in each case such offer or solicitation is made to all Holders of then outstanding Notes on equal terms) of the Holders of at least a majority in aggregate principal amount of the then outstanding Notes.

Upon the request of the Company and the Subsidiary Guarantors, accompanied by a Board Resolution of the Company and each Subsidiary Guarantor authorizing the execution of any such supplemental indenture or amendment, and upon the filing with the Trustee of evidence of the consent of the Holders as aforesaid, and upon receipt by the Trustee of the Opinion of Counsel documents described in Section 9.06, the Trustee may, but shall not be obligated to, join with the Company and the Subsidiary Guarantors in the execution of such supplemental indenture or amendment.

It shall not be necessary for the consent of the Holders under this Section to approve the particular form of any proposed amendment or waiver, but it shall be sufficient if such consent approves the substance thereof.

The Holders of a majority in aggregate principal amount of the then outstanding Notes may waive compliance in a particular instance by the Company or the Subsidiary Guarantors with any provision of this Indenture, the Notes, the Subsidiary Guarantees and the Security Documents (including waivers obtained in connection with a tender offer or exchange offer for Notes or a solicitation of consents in respect of Notes, provided that in each case such offer or solicitation is made to all Holders of the then outstanding Notes on equal terms).  However, without the consent of each Holder affected, an amendment, supplement or waiver under this Section 9.02 may not (with respect to any Notes held by a non-consenting Holder):

(1)           reduce the principal amount of Notes whose Holders must consent to an amendment, supplement or waiver;

(2)           reduce the principal of or change the fixed maturity of any Note or alter the provisions, or waive any payment, with respect to the redemption of the Notes;

(3)           reduce the rate of or change the time for payment of interest on any Note;

(4)           waive a Default or Event of Default in the payment of principal of, or interest or premium or additional interest, if any, on the Notes (except a rescission of acceleration of the Notes by the Holders of at least a majority in aggregate principal amount of the Notes and a waiver of the payment default that resulted from such acceleration);

(5)           make any Note payable in money other than U.S. dollars;

(6)           make any change in the provisions of this Indenture relating to waivers of past Defaults or the rights of Holders of Notes to receive payments of principal of, or interest or premium or additional interest, if any, on the Notes;

(7)           release any Subsidiary Guarantor that is a Significant Subsidiary from any of its obligations under its Subsidiary Guarantee or this Indenture, except in accordance with the terms of this Indenture;

(8)           impair the right to institute suit for the enforcement of any payment on or with respect to the Notes or the Subsidiary Guarantees;

(9)           amend, change or modify the obligation of the Company to make and consummate an Asset Sale Offer with respect to any Asset Sale in accordance with Section 4.11 hereof, the obligation of the Company to make and consummate an Event of Loss Offer with respect to any Event of Loss in accordance with Section 4.21 or the obligation of the Company to make and consummate a Change of Control Offer in the event of a Change of Control in accordance with Section 4.15 hereof, including, in each case, amending, changing or modifying any definition relating thereto;

(10)           amend or modify any of the provisions of this Indenture or the related definitions affecting the ranking of the Notes or any Subsidiary Guarantee in any manner adverse to the Holders of the Notes or any Subsidiary Guarantee; or

(11)           make any change in the preceding amendment and waiver provisions.

In addition, any amendment to, or waiver of, the provisions of this Indenture or any Security Document that has the effect of releasing all or substantially all of the Collateral from the Liens securing the Notes other than in accordance with this Indenture and the Security Documents or modifying the Intercreditor Agreement, other than in accordance with the terms of this Indenture or the Security Documents, in any manner adverse in any material respect to the Holders of the Notes will require the consent of the Holders of at least 66 2/3% in aggregate principal amount of the Notes and Permitted Additional Pari Passu Obligations then outstanding, voting as one class.

The right of any Holder to participate in any consent required or sought pursuant to any provision of this Indenture (and the obligation of the Company to obtain any such consent otherwise required from such Holder) may be subject to the requirement that such Holder shall have been the Holder of record of any Notes with respect to which such consent is required or sought as of a date identified by the Trustee in a notice furnished to Holders in accordance with the terms of this Indenture.

SECTION 9.03.          Compliance with the Trust Indenture Act.  Every amendment to this Indenture or the Notes shall be set forth in a supplemental indenture that complies with the TIA as then in effect.

SECTION 9.04.          Revocation and Effect of Consents.  Until an amendment or waiver becomes effective, a consent to it by a Holder is a continuing consent by such Holder and every subsequent Holder of a Note or portion of a Note that evidences the same debt as the consenting Holder’s Note, even if notation of the consent is not made on any Note.  However, any such Holder or subsequent Holder may revoke the consent as to his or her Note or portion of a Note if the Trustee receives the notice of revocation before the date on which the Trustee receives an Officers’ Certificate certifying that the Holders of the requisite principal amount of Notes have consented to the amendment or waiver.

The Company may, but shall not be obligated to, fix a record date for the purpose of determining the Holders of Notes entitled to consent to any amendment or waiver.  If a record date is fixed, then notwithstanding the provisions of the immediately preceding paragraph, those Persons who were Holders of Notes at such record date (or their duly designated proxies), and only those Persons, shall be entitled to consent to such amendment or waiver or to revoke any consent previously given, whether or not such Persons continue to be Holders after such record date.  No consent shall be valid or effective for more than 90 days after such record date unless consents from Holders of the principal amount of Notes required hereunder for such amendment or waiver to be effective shall have also been given and not revoked within such 90-day period.

After an amendment or waiver becomes effective it shall bind every Holder, unless it is of the type described in clauses (1) through (9) of Section 9.02.  In such cases, the amendment or waiver shall bind each Holder who has consented to it and every subsequent Holder of a Note or portion of a Note that evidences the same debt as the consenting Holder’s Note.

SECTION 9.05.          Notation on or Exchange of Notes.  Notes authenticated and delivered after the execution of any supplemental indenture pursuant to this Article IX may, and shall if required by the Trustee, bear a notation in the form approved by the Trustee as to any matter provided for in such supplemental indenture.  If the Company shall so determine, new Notes so modified as to conform, in the opinion of the Company and the Trustee, to any such supplemental indenture may be prepared and executed by the Company and authenticated and delivered by the Trustee in exchange for outstanding Notes without charge to the Holders of the Notes, except as specified in Section 2.07.

SECTION 9.06.          Trustee Protected.  The Trustee shall sign any amendment or supplemental indenture authorized pursuant to this Article IX if such amendment or supplemental indenture does not adversely affect the rights, duties, liabilities or immunities of the Trustee.  If it does, the Trustee may, but need not, sign it.  In signing such amendment or supplemental indenture, the Trustee shall be entitled to receive, and shall be fully protected in relying upon, an Officers’ Certificate and an Opinion of Counsel as conclusive evidence that such amendment or supplemental indenture is authorized or permitted by this Indenture, that it is not inconsistent herewith, and that it will be valid and binding upon the Company in accordance with its terms.

ARTICLE X

LEGAL DEFEASANCE AND COVENANT DEFEASANCE

SECTION 10.01.          Option to Effect Legal Defeasance or Covenant Defeasance.  The Company may, at the option of the Board of Directors evidenced by a resolution set forth in an Officers’ Certificate, at any time, elect to have either Section 10.02 or 10.03 hereof be applied to all outstanding Notes upon compliance with the conditions set forth below in this Article X.  If the Company exercises the Legal Defeasance or Covenant Defeasance option, the Liens on the Collateral will be released and Subsidiary Guarantees in effect at such time will terminate.

SECTION 10.02.          Legal Defeasance and Discharge.  Upon the Company’s exercise under Section 10.01 hereof of the option applicable to this Section 10.02, the Company shall, subject to the satisfaction of the conditions set forth in Section 10.04 hereof, be deemed to have been discharged from its obligations with respect to all outstanding Notes and all obligations of the Subsidiary Guarantors shall be deemed to have been discharged with respect to their obligations under the Subsidiary Guarantees on the date the conditions set forth below are satisfied (hereinafter, “Legal Defeasance”).  For this purpose, Legal Defeasance means that the Company and the Subsidiary Guarantors shall be deemed to have paid and discharged the entire Indebtedness represented by the outstanding Notes and Subsidiary Guarantees, respectively, which shall thereafter be deemed to be “outstanding” only for the purposes of Section 10.05 hereof and the other Sections of this Indenture referred to in (a) and (b) below, and to have satisfied all its other obligations under such Notes and this Indenture (and the Trustee, on demand of and at the expense of the Company, shall execute such instruments as requested by the Company acknowledging the same), except for the following provisions which shall survive until otherwise terminated or discharged hereunder:

(1)           the rights of Holders of outstanding Notes to receive payments in respect of the principal of, or interest or premium and additional interest, if any, on such Notes when such payments are due from the trust referred to below;

(2)           the Company’s obligations with respect to such Notes under Article II and Section 4.04 hereof;

(3)           the rights, powers, trusts, duties and immunities of the Trustee hereunder and the Company’s and the Subsidiary Guarantor’s obligations in connection therewith; and

(4)           this Article X.

Subject to compliance with this Article X, the Company may exercise its option under this Section 10.02 notwithstanding the prior exercise of its option under Section 10.03 hereof.

SECTION 10.03.          Covenant Defeasance.  Upon the Company’s exercise under Section 10.01 hereof of the option applicable to this Section 10.03, the Company shall, subject to the satisfaction of the conditions set forth in Section 8.04 hereof, be released from its obligations under the covenants contained in Sections 4.02, 4.07, 4.08, 4.09, 4.10, 4.11, 4.12, 4.13, 4.14, 4.15, 4.16, 4.17, 4.18, 4.19, 4.20, 4.22, 4.23 and Section 5.01(3) hereof with respect to the outstanding Notes on and after the date the conditions set forth in Section 10.04 are satisfied (hereinafter, “Covenant Defeasance”), and the Notes shall thereafter be deemed not “outstanding” for the purposes of any direction, waiver, consent or declaration or act of Holders (and the consequences of any thereof) in connection with such covenants, but shall continue to be deemed “outstanding” for all other purposes hereunder (it being understood that such Notes shall not be deemed outstanding for accounting purposes).  For this purpose, Covenant Defeasance means that, with respect to the outstanding Notes, the Company may omit to comply with and shall have no liability in respect of any term, condition or limitation set forth in any such covenant, whether directly or indirectly, by reason of any reference elsewhere herein to any such covenant or by reason of any reference in any such covenant to any other provision herein or in any other document and such omission to comply shall not constitute a Default or an Event of Default under Section 6.01 hereof, but, except as specified above, the remainder of this Indenture and such Notes shall be unaffected thereby.  In addition, upon the Company’s exercise under Section 10.01 hereof of the option applicable to this Section 10.03, subject to the satisfaction of the conditions set forth in Section 10.04 hereof, Sections 6.01(3), (4), (5), (6) and, solely with respect to Significant Subsidiaries, Sections 6.01(8) and (9), shall not constitute Events of Default.

SECTION 10.04.          Conditions to Legal or Covenant Defeasance.  The following shall be the conditions to the application of either Section 10.02 or 10.03 hereof to the Notes:

(1)           the Company must irrevocably deposit with the Trustee, in trust, for the benefit of the Holders of the Notes, cash in U.S. dollars, non-callable Government Securities, or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of, or interest and premium and additional interest, if any, on the outstanding Notes on the Stated Maturity or on the applicable redemption date, as the case may be, and the Company must specify whether the Notes are being defeased to maturity or to a particular redemption date;

(2)           in the case of an election under Section 10.02 hereof, the Company shall have delivered to the Trustee an Opinion of Counsel reasonably acceptable to the Trustee confirming that (i) the Company has received from, or there has been published by, the Internal Revenue Service a ruling or (ii) since the date hereof, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon, such Opinion of Counsel shall confirm that, the Holders of the outstanding Notes will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

(3)           in the case of an election under Section 10.03 hereof, the Company shall have delivered to the Trustee an Opinion of Counsel reasonably acceptable to the Trustee confirming that the Holders of the outstanding Notes will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

(4)           no Default or Event of Default shall have occurred and be continuing on the date of such deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit);

(5)           such election under either Section 10.02 or Section 10.03 hereof will not result in a breach or violation of, or constitute a default under any material agreement or instrument to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound;

(6)           the Company must deliver to the Trustee an Officers’ Certificate stating that the deposit was not made by the Company with the intent of preferring the Holders of Notes over the other creditors of the Company with the intent of defeating, hindering, delaying or defrauding creditors of the Company or others;

(7)           if the Notes are to be redeemed prior to their Stated Maturity, the Company must deliver to the Trustee irrevocable instructions to redeem all of the Notes on the specified redemption date; and

(8)           the Company must deliver to the Trustee an Officers’ Certificate and an Opinion of Counsel, each stating that all conditions precedent relating to the Legal Defeasance or the Covenant Defeasance have been complied with.

SECTION 10.05.          Deposited Money and Government Securities to Be Held in Trust; Other Miscellaneous Provisions.  Subject to Section 10.06 hereof, all cash in U.S. dollars and Government Securities (including the proceeds thereof) deposited with the Trustee (or other qualifying trustee, collectively for purposes of this Section 10.05, the “Trustee”) pursuant to Section 10.04 hereof in respect of the outstanding Notes shall be held in trust and applied by the Trustee, in accordance with the provisions of such Notes and this Indenture, to the payment, either directly or through any Paying Agent (including the Company acting as Paying Agent) as the Trustee may determine, to the Holders of such Notes of all sums due and to become due thereon in respect of principal, premium, if any, and interest, but such money need not be segregated from other funds except to the extent required by law.

The Company shall pay and indemnify the Trustee against any tax, fee or other charge imposed on or assessed against the cash or Government Securities deposited pursuant to Section 10.04 hereof or the principal and interest received in respect thereof other than any such tax, fee or other charge which by law is for the account of the Holders of the outstanding Notes.  Such indemnity shall survive the satisfaction and discharge of this Indenture and any resignation or removal of the Trustee hereunder.

Anything in this Article X to the contrary notwithstanding, the Trustee shall deliver or pay to the Company from time to time upon the request of the Company any cash in U.S. dollars or Government Securities held by it as provided in Section 10.04 hereof which, in the opinion of a nationally recognized firm of independent public accountants expressed in a written certification thereof delivered to the Trustee (which may be the opinion delivered under Section 10.04 hereof), are in excess of the amount thereof that would then be required to be deposited to effect an equivalent Legal Defeasance or Covenant Defeasance.

SECTION 10.06.          Repayment to the Company.  Any money deposited with the Trustee, in trust for the payment of the principal of, premium, if any, or interest on any Note pursuant to Section 10.04 and remaining unclaimed for two years after such principal, and premium, if any, or interest has become due and payable shall be paid to the Company on its request; and the Holder of such Note shall thereafter look only to the Company for payment thereof, and all liability of the Trustee with respect to such trust money, shall thereupon cease; provided, however, that the Trustee, before being required to make any such repayment, may at the expense of the Company cause to be published once, in the New York Times and The Wall Street Journal (national edition), notice that such money remains unclaimed and that, after a date specified therein, which shall not be less than 30 days from the date of such notification or publication, any unclaimed balance of such money then remaining shall be repaid to the Company.

SECTION 10.07.          Reinstatement.  If the Trustee or Paying Agent is unable to apply any United States dollars or Government Securities in accordance with Section 10.02 or 10.03 hereof, as the case may be, by reason of any order or judgment of any court or governmental authority enjoining, restraining or otherwise prohibiting such application, then the Company’s obligations under this Indenture and the Notes shall be revived and reinstated as though no deposit had occurred pursuant to Section 10.02 or 10.03 hereof until such time as the Trustee or Paying Agent is permitted to apply all such money in accordance with Section 10.02 or 10.03 hereof, as the case may be; provided, however, that, if the Company makes any payment of principal of, premium, if any, or interest on any Note following the reinstatement of its obligations, the Company shall be subrogated to the rights of the Holders of such Notes to receive such payment from the money held by the Trustee or Paying Agent.

ARTICLE XI

GENERAL PROVISIONS

SECTION 11.01.          Trust Indenture Act Controls.  If any provision of this Indenture limits, qualifies or conflicts with the duties imposed by TIA Section 318(c), such duties imposed by such Section of the TIA shall control.  If any provision of this Indenture expressly modifies or excludes any provision of the TIA that may be so modified or excluded, this Indenture provision so modifying or excluding such provision of the TIA shall be deemed to apply.

SECTION 11.02.          Notices.  Any notice or communication by the Company or the Trustee to the other is duly given if in writing and delivered in person or mailed by first-class mail, with postage prepaid (registered or certified, return receipt requested), or sent by facsimile or overnight air couriers guaranteeing next day delivery, to the other’s address as stated in Section 11.10.  The Company or the Trustee by notice to the other may designate additional or different addresses for subsequent notices or communications.

All notices and communications (other than those sent to Holders of Notes) shall be deemed to have been duly given at the time delivered by hand, if personally delivered; five Business Days after being deposited in the mail, postage prepaid, if mailed; when transmission is confirmed, if transmitted by facsimile; and the next Business Day after timely delivery to the courier, if sent by overnight air courier guaranteeing next day delivery.  Notwithstanding the foregoing, all notices to the Trustee shall be effective only upon receipt by a Trust Officer.

Any notice or communication to a Holder shall be mailed by first-class mail, with postage prepaid, to his or her address shown on the Register kept by the Registrar.  Failure to mail a notice or communication to a Holder or any defect in it shall not affect its sufficiency with respect to other Holders.  In the case of Global Notes, all notices or communications to Holders shall be electronically delivered in accordance with the Applicable Procedures of the Depositary.

If a notice or communication is sent in the manner provided above within the time prescribed, it is duly given, whether or not the addressee receives it.

If the Company sends a notice or communication to Holders of Notes, it shall send a copy to the Trustee and each Agent at the same time.

All notices or communications shall be in writing.

The Trustee agrees to accept and act upon instructions or directions pursuant to this Indenture sent by unsecured e-mail, facsimile transmission or other similar unsecured electronic methods; provided, however that, any such instruction or direction, when sent by email, is not deemed delivered until actually received by and acknowledged by a Trust Officer; and provided further that that the Trustee shall have received an incumbency certificate listing persons designated to give such instructions or directions and containing specimen signatures of such designated persons, which incumbency certificate shall be amended and replaced whenever a person is to be added or deleted from the listing.  If the Company elects to give the Trustee e-mail or facsimile instructions (or instructions by a similar electronic method) and the Trustee in its discretion elects to act upon such instructions, the Trustee’s understanding of such instructions shall be deemed controlling.  The Trustee shall not be liable for any losses, costs or expenses arising directly or indirectly from the Trustee’s reliance upon and compliance with such instructions notwithstanding such instructions conflict or are inconsistent with a subsequent written instruction.  The Company agrees to assume all risks arising out of the use of such electronic methods to submit instructions and directions to the Trustee, including without limitation the risk of the Trustee acting on unauthorized instructions, and the risk of interception and misuse by third parties.

SECTION 11.03.          Communication by Holders with Other Holders.  Holders may communicate pursuant to TIA Section 312(b) with other Holders with respect to their rights under this Indenture or the Notes.  The Company, the Trustee, the Registrar and anyone else shall have the protection of TIA Section 312(c).

SECTION 11.04.          Certificate and Opinion as to Conditions Precedent.  Upon any request or application by the Company to the Trustee to take any action under this Indenture, the Company shall furnish to the Trustee:

(1)           an Officers’ Certificate in form and substance reasonably satisfactory to the Trustee (which shall include the statements set forth in Section 11.05) stating that, in the opinion of such person, all conditions precedent and covenants, if any, provided for in this Indenture relating to the proposed action have been complied with; and

(2)           if requested by the Trustee, an Opinion of Counsel in form and substance reasonably satisfactory to the Trustee to the effect that, in the opinion of such counsel, all such conditions precedent and covenants have been complied with.

SECTION 11.05.          Statements Required in Certificate or Opinion.  Each certificate or opinion with respect to compliance with a condition or covenant provided for in this Indenture (other than a certificate provided pursuant to TIA Section 314(a)(4)) shall include:

(1)           a statement that the person making such certificate or opinion has read such covenant or condition;

(2)           a brief statement as to the nature and scope of the examination or investigation upon which the statements or opinions contained in such certificate or opinion are based;

(3)           a statement that, in the opinion of such person, he or she has made such examination or investigation as is necessary to enable him or her to express an informed opinion as to whether or not such covenant or condition has been complied with; and

(4)           a statement as to whether or not, in the opinion of such person, such condition or covenant has been complied with.

Any Officers’ Certificate may be based, insofar as it relates to legal matters, upon an Opinion of Counsel, unless such Officer knows that the opinion with respect to the matters upon which his or her certificate may be based as aforesaid is erroneous.  Any Opinion of Counsel may be based, insofar as it relates to factual matters, upon certificates, statements or opinions of, or representations by, an Officer or Officers of the Company, or other Persons or firms deemed appropriate by such counsel, unless such counsel knows that the certificates, statements or opinions or representations with respect to the matters upon which his or her opinion may be based as aforesaid are erroneous.

Any Officers’ Certificate, statement or Opinion of Counsel may be based, insofar as it relates to accounting matters, upon a certificate or opinion of or representation by an accountant (who may be an employee of the Company), or firm of accountants, unless such Officer or counsel, as the case may be, knows that the certificate or opinion or representation with respect to the accounting matters upon which his or her certificate, statement or opinion may be based as aforesaid is erroneous.

SECTION 11.06.          Rules by Trustee and Agents.  The Trustee may make reasonable rules for action by, or a meeting of, Holders of Notes.  The Registrar or Paying Agent may make reasonable rules and set reasonable requirements for its functions.

SECTION 11.07.          No Recourse Against Others.  No director, officer, employee, incorporator or stockholder of the Company or any Subsidiary Guarantor, as such, shall have any liability for any obligations of the Company or the Subsidiary Guarantors under the Notes, the Indenture, the Subsidiary Guarantees or for any claim based on, in respect of, or by reason of, such obligations or their creation.  Each Holder of Notes by accepting a Note waives and releases all such liability.  The waiver and release are part of the consideration for issuance of the Notes.  The waiver may not be effective to waive liabilities under the federal securities laws.

SECTION 11.08.          Business Days.  A “Business Day” is any day other than a Saturday, a Sunday or a day on which the Federal Reserve Bank of New York or banking institutions in the state of California or Minnesota are authorized or required by law or executive order to close or be closed.  If a payment date is not a Business Day at a place of payment, payment may be made at that place on the next succeeding day that is a Business Day, and no interest shall accrue for the intervening period.

SECTION 11.09.          Counterparts.  This Indenture may be executed in any number of counterparts and by the parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

SECTION 11.10.          Other Provisions.  The Company initially appoints the Trustee as Paying Agent, Registrar and authenticating agent.

The reporting date for Section 7.06 is December 31 of each year; provided, the first reporting date is December 31, 2013.

The Company’s address is:

GenCorp Inc.
P.O. Box 537012
Sacramento, California  95853-7012
Attention:     Chief Financial Officer
Facsimile:      (916) 351-8608
Telephone:    (916) 355-2361

The Trustee’s address is:

U.S. Bank National Association
Global Corporate Trust Services
One California Street, Suite 1000
San Francisco, CA  94111
Attention:      A. Fung (GenCorp)
Facsimile:       (415) 677-3769

SECTION 11.11.          Governing Law.  THE INTERNAL LAW OF THE STATE OF NEW YORK SHALL GOVERN AND BE USED TO CONSTRUE THIS INDENTURE AND THE NOTES BUT WITHOUT GIVING EFFECT TO APPLICABLE PRINCIPLES OF CONFLICTS OF LAW TO THE EXTENT THAT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION WOULD BE REQUIRED THEREBY.

SECTION 11.12.          No Adverse Interpretation of Other Agreements.  This Indenture may not be used to interpret another indenture, loan or debt agreement of the Company or a Subsidiary of the Company.  Any such other indenture, loan or debt agreement may not be used to interpret this Indenture.

SECTION 11.13.          Successors.  All agreements of the Company and the Subsidiary Guarantors in this Indenture and the Notes shall bind their successors.  All agreements of the Trustee in this Indenture shall bind its successors.

SECTION 11.14.          Severability.  In case any provision in this Indenture or in the Notes shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

SECTION 11.15.          Table of Contents, Headings, Etc.  The Table of Contents, Cross-Reference Table and headings of the Articles and Sections of this Indenture have been inserted for convenience of reference only, are not to be considered a part hereof and shall in no way modify or restrict any of the terms or provisions hereof.

SECTION 11.16.          Submission to Jurisdiction.  The Company (i) agrees that any suit, action or proceeding against it arising out of or relating to this Indenture or the Notes, as the case may be, may be instituted in any federal or state court sitting in The City of New York; (ii) waives to the fullest extent permitted by applicable law, any objection which it may now or hereafter have to the laying of venue of any such suit, action or proceeding, and any claim that any suit, action or proceeding in such a court has been brought in an inconvenient forum; and (iii) submits to the non-exclusive jurisdiction of such courts in any suit, action or proceeding.

SECTION 11.17.          Waiver of Jury Trial.  EACH OF THE COMPANY AND THE TRUSTEE HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS INDENTURE, THE NOTES OR THE TRANSACTION CONTEMPLATED HEREBY.

SECTION 11.18.          Intercreditor Agreement Governs.  Reference is made to the Intercreditor Agreement.  Each Holder, by its acceptance of a Note, (a) consents to the terms provided for in the Intercreditor Agreement, as the same may be in effect or may be amended from time to time in accordance with its terms, (b) agrees that it will be bound by and will take no actions contrary to the provisions of the Intercreditor Agreement and (c) authorizes and instructs the Trustee and Collateral Agent to enter into the Intercreditor Agreement as Trustee and Collateral Agent, respectively, and on behalf of such Holder.  The foregoing provisions are intended as an inducement to the holders of Permitted Additional Pari Passu Obligations and First Priority Obligations to extend credit and such lenders and holders are intended third party beneficiaries of such provisions and the provisions of the Intercreditor Agreement.

SECTION 11.19.          Patriot Act.  The parties hereto acknowledge that in accordance with Section 326 of the U.S.A. Patriot Act, the Trustee, like all financial institutions and in order to help fight the funding of terrorism and money laundering, is required to obtain, verify, and record information that identifies each person or legal entity that establishes a relationship or opens an account with the Trustee.  The parties to this Indenture agree that they will provide the Trustee with such information as it may request in order for the Trustee to satisfy the requirements of the U.S.A. Patriot Act.

ARTICLE XII

SUBSIDIARY GUARANTEES

SECTION 12.01.          Subsidiary Guarantees.

(a)           Each Subsidiary Guarantor hereby jointly and severally, fully, unconditionally and irrevocably guarantees the Notes and obligations of the Company hereunder and thereunder, and guarantees to each Holder of a Note authenticated and delivered by the Trustee and to the Trustee on behalf of such Holder, that: (i) the principal of and premium, if any and interest on the Notes shall be paid in full when due, whether at Stated Maturity, by acceleration, call for redemption or otherwise (including, without limitation, the amount that would become due but for the operation of the automatic stay under Section 362(a) of the Bankruptcy Code), together with interest on the overdue principal, if any, and interest on any overdue interest, to the extent lawful, and all other Obligations of the Company to the Holders or the Trustee hereunder or thereunder shall be paid in full or performed, all in accordance with the terms hereof and thereof; and (ii) in case of any extension of time of payment or renewal of any Notes or of any such other Obligations, the same shall be paid in full when due or performed in accordance with the terms of the extension or renewal, whether at Stated Maturity, by acceleration or otherwise.  Each of the Subsidiary Guarantees shall be a guarantee of payment and not of collection.

(b)           Each Subsidiary Guarantor hereby agrees that its obligations hereunder shall be unconditional, irrespective of the validity, regularity or enforceability of the Notes or this Indenture, the absence of any action to enforce the same, any waiver or consent by any Holder with respect to any provisions hereof or thereof, the recovery of any judgment against the Company, any action to enforce the same or any other circumstance which might otherwise constitute a legal or equitable discharge or defense of a Subsidiary Guarantor.

(c)           Each Subsidiary Guarantor hereby waives the benefits of diligence, presentment, demand for payment, filing of claims with a court in the event of insolvency or bankruptcy of the Company, any right to require a proceeding first against the Company or any other Person, protest, notice and all demands whatsoever and covenants that the Subsidiary Guarantee of such Subsidiary Guarantor shall not be discharged as to any Note except by complete performance of the obligations contained in such Note and such Subsidiary Guarantee or as provided for in this Indenture.  Each of the Subsidiary Guarantors hereby agrees that, in the event of a default in payment of principal or premium, if any or interest on such Note, whether at its Stated Maturity, by acceleration, call for redemption, purchase or otherwise, legal proceedings may be instituted by the Trustee on behalf of, or by, the Holder of such Note, subject to the terms and conditions set forth in this Indenture, directly against each of the Subsidiary Guarantors to enforce such Subsidiary Guarantor’s Subsidiary Guarantee without first proceeding against the Company or any other Subsidiary Guarantor.  Each Subsidiary Guarantor agrees that if, after the occurrence and during the continuance of an Event of Default, the Trustee or any of the Holders are prevented by applicable law from exercising their respective rights to accelerate the maturity of the Notes, to collect interest on the Notes, or to enforce or exercise any other right or remedy with respect to the Notes, such Subsidiary Guarantor shall pay to the Trustee for the account of the Holders, upon demand therefor, the amount that would otherwise have been due and payable had such rights and remedies been permitted to be exercised by the Trustee or any of the Holders.

(d)           If any Holder or the Trustee is required by any court or otherwise to return to the Company or any Subsidiary Guarantor, or any custodian, trustee, liquidator or other similar official acting in relation to either the Company or any Subsidiary Guarantor, any amount paid by any of them to the Trustee or such Holder, the Subsidiary Guarantee of each of the Subsidiary Guarantors, to the extent theretofore discharged, shall be reinstated in full force and effect.  This paragraph (d) shall remain effective notwithstanding any contrary action which may be taken by the Trustee or any Holder in reliance upon such amount required to be returned.  This paragraph (d) shall survive the termination of this Indenture.

(e)           Each Subsidiary Guarantor further agrees that, as between each Subsidiary Guarantor, on the one hand, and the Holders and the Trustee, on the other hand, (x) the maturity of the Obligations guaranteed hereby may be accelerated as provided in Article VI hereof for the purposes of the Subsidiary Guarantee of such Subsidiary Guarantor, notwithstanding any stay, injunction or other prohibition preventing such acceleration in respect of the Obligations guaranteed hereby, and (y) in the event of any acceleration of such Obligations as provided in Article VI hereof, such Obligations (whether or not due and payable) shall forthwith become due and payable by each Subsidiary Guarantor for the purpose of the Subsidiary Guarantee of such Subsidiary Guarantor.

(f)           Each Subsidiary Guarantor also agrees to pay any and all costs and expenses (including reasonable attorneys fees and expenses) incurred by the Trustee or the Collateral Agent acting on behalf of the Holders in enforcing any rights under this Guarantee.

SECTION 12.02.          Execution and Delivery of Subsidiary Guarantee.  To evidence its Subsidiary Guarantee set forth in Section 12.01, each Subsidiary Guarantor agrees that this Indenture or a supplemental indenture hereto in substantially the form of Exhibit D hereto, as the case may be, shall be executed on behalf of such Subsidiary Guarantor by an Officer of such Subsidiary Guarantor.  If an Officer whose signature is on this Indenture no longer holds that office at the time the Trustee authenticates the Note, the Subsidiary Guarantee shall be valid nevertheless.

Each Subsidiary Guarantor agrees that its Subsidiary Guarantee set forth in Section 12.01 shall remain in full force and effect and apply to all the Notes notwithstanding any failure to endorse on each Note a notation of such Subsidiary Guarantee.  The delivery of any Note by the Trustee, after the authentication thereof hereunder, shall constitute due delivery of any Subsidiary Guarantee set forth in this Indenture on behalf of the Subsidiary Guarantors.

SECTION 12.03.          Severability.  In case any provision of any Subsidiary Guarantee shall be invalid, illegal or unenforceable, the validity, legality, and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

SECTION 12.04.          Limitation of Guarantors’ Liability.  Each Subsidiary Guarantor and by its acceptance of the Notes, each Holder confirms that it is the intention of all such parties that the Subsidiary Guarantee of such Subsidiary Guarantor not constitute a fraudulent transfer or conveyance for purposes of the Federal Bankruptcy Code, the Uniform Fraudulent Conveyance Act, the Uniform Fraudulent Transfer Act or any similar federal or state law or the provisions of its local law relating to fraudulent transfer or conveyance.  To effectuate the foregoing intention, the Trustee, the Holders and Subsidiary Guarantors hereby irrevocably agree that the obligations of such Subsidiary Guarantor under its Subsidiary Guarantee shall be limited to the maximum amount that will not, after giving effect to all other contingent and fixed liabilities of such Subsidiary Guarantor and after giving effect to any collections from, rights to receive contribution from or payments made by or on behalf of any other Subsidiary Guarantor in respect of the obligations of such other Subsidiary Guarantor under its Subsidiary Guarantee, result in the obligations of such Subsidiary Guarantor under its Subsidiary Guarantee constituting a fraudulent transfer or conveyance.

SECTION 12.05.          Releases Following Sale of Assets.  Any Subsidiary Guarantor shall be automatically and unconditionally released and relieved of any obligations under this Subsidiary Guarantee and its assets and properties included in the Collateral will be released from the Liens securing the Obligations in the event of a sale or other transfer or disposition of all of the Capital Stock in such Subsidiary Guarantor to any Person that is not (after giving effect to such transaction) a Restricted Subsidiary in compliance with the terms of this Indenture, or in the event all or substantially all of the assets or Capital Stock of a Subsidiary Guarantor are sold or otherwise transferred, by way of merger, consolidation or otherwise, to a Person that is not (after giving effect to such transaction) a Restricted Subsidiary in compliance with the terms of this Indenture.  Upon delivery to the Trustee of an Officers’ Certificate stating that such sale or other disposition was made by the Company in accordance with the provisions of this Indenture, including without limitation Section 4.11 hereof, the Trustee and the Collateral Agent shall execute any documents reasonably requested by the Company in order to evidence the release of any Subsidiary Guarantor from its obligations under its Subsidiary Guarantee and the release of the assets and properties of the Subsidiary Guarantor from the Collateral.

Any Subsidiary Guarantor not released from its obligations under this Subsidiary Guarantee shall remain liable for the full amount of principal of and interest on the Notes and for the other Obligations of any Subsidiary Guarantor under this Indenture as provided in this Article XII.

SECTION 12.06.          Release of a Guarantor.  Any Subsidiary Guarantor that is designated by the Board of Directors of the Company as an Unrestricted Subsidiary in accordance with the terms of this Indenture shall, at such time, be deemed automatically and unconditionally released and discharged of its obligations under its Subsidiary Guarantee without any further action on the part of the Trustee or any Holder and its assets and properties included in the Collateral will be released from the Liens securing the Obligations.  The Subsidiary Guarantees will also be terminated and released and the Subsidiary Guarantors discharged with respect to their Subsidiary Guarantees upon a Legal Defeasance or Covenant Defeasance, without any further action on the part of the Trustee or any Holder.  In addition, upon a sale of Capital Stock which causes a Subsidiary Guarantor to cease to be a Restricted Subsidiary, such Subsidiary Guarantor shall be deemed automatically and unconditionally released and discharged of its obligations under its Subsidiary Guarantee without any further action on the part of the Trustee or any Holder and its assets and properties included in the Collateral will be released from the Liens securing the Obligations; provided that such sale of Capital Stock does not violate any provision of this Indenture.  The Subsidiary Guarantees will also be terminated and released in accordance with Section 4.18(C). The Trustee and Collateral Agent shall deliver an appropriate instrument evidencing such release provided by the Company upon receipt of the Company’s request for such release accompanied by an Officers’ Certificate and an Opinion of Counsel certifying as to the compliance with this Section 12.06.  Any Subsidiary Guarantor not so released shall remain liable for the full amount of principal of and interest on the Notes and all other Obligations as provided in its Subsidiary Guarantee.

SECTION 12.07.          Benefits Acknowledged .  Each Subsidiary Guarantor acknowledges that it will receive direct and indirect benefits from the financing arrangements contemplated by this Indenture and that its guarantee and waivers pursuant to its Subsidiary Guarantee are knowingly made in contemplation of such benefits.

ARTICLE XIII

SECURITY

SECTION 13.01.          Collateral and Security Documents.  From and after the consummation of the Acquisition and the execution of the Security Documents, the due and punctual payment of the principal of and interest on the Notes when and as the same shall be due and payable, whether on an Interest Payment Date, at maturity, by acceleration, repurchase, redemption or otherwise, and interest on the overdue principal of and (to the extent permitted by applicable law) interest on the Notes and performance of all other Obligations of the Company and the Subsidiary Guarantors to the Holders, the Trustee, the Collateral Agent or any Secured Party under this Indenture, the Notes, the Notes Guarantees and the Security Documents, according to the terms hereunder or thereunder, shall be secured as provided in the Security Documents, which define the terms of the Liens that secure the Obligations, subject to the terms of the Intercreditor Agreement.  The Trustee, each Holder and the Company hereby acknowledge and agree that the Collateral Agent holds the Collateral in trust for the benefit of the Secured Parties, in each case pursuant to the terms of the Security Documents and the Intercreditor Agreement.  Each Holder, by accepting a Note, consents and agrees to the terms of the Security Documents (including the provisions providing for the possession, use, release and foreclosure of Collateral) and the Intercreditor Agreement as the same may be in effect or may be amended from time to time in accordance with their terms and this Indenture and the Intercreditor Agreement, and authorizes and directs the Collateral Agent to enter into the Security Documents and the Intercreditor Agreement and to perform its obligations and exercise its rights thereunder in accordance therewith.  The Company shall deliver to the Collateral Agent copies of all documents pursuant to the Security Documents, and will do or cause to be done all such acts and things as may be reasonably required by the next sentence of this Section 13.01, to assure and confirm to the Collateral Agent the security interest in the Collateral contemplated hereby, by the Security Documents or any part thereof, as from time to time constituted, so as to render the same available for the security and benefit of this Indenture and of the Notes secured hereby, according to the intent and purposes herein expressed.  The Company shall, and shall cause the Subsidiary Guarantors to, take any and all actions reasonably required to cause the Security Documents to create and maintain, as security for the Obligations, a valid and enforceable perfected Lien and security interest in and on all of the Collateral (subject to the terms of the Intercreditor Agreement, this Indenture and the Security Documents), in favor of the Collateral Agent for the benefit of the Secured Parties.  The Company shall, and shall cause the Subsidiary Guarantors to, and each Subsidiary Guarantor shall, make all filings (including filings of continuation statements and amendments to financing statements that may be necessary to continue the effectiveness of such financing statements) or recordings and take all other actions as are necessary or required by this Indenture and the Security Documents to maintain (at the sole cost and expense of the Company and the Subsidiary Guarantors) the security interest created by the Security Documents in the Collateral (other than with respect to any Collateral the security interest in which is not required to be perfected under the Security Documents) as a perfected security interest with the priority required by the Security Documents, subject only to Permitted Liens, until such time as such Collateral is released pursuant to the terms of this Indenture and the Security Documents (provided that, in the case of any Collateral that is released because it constitutes Excluded Property, this provision shall continue to apply to such Collateral if and to the extent that such Collateral shall no longer constitute an Excluded Property).  As provided in the Security Documents, the Liens securing the Notes and any future Permitted Additional Pari Passu Obligations shall be junior in priority to the First Priority Liens.

SECTION 13.02.          Release of Collateral.

(a)           Collateral shall be released from the Lien and security interest created by the Security Documents at any time or from time to time in accordance with the provisions of the Security Documents, the Intercreditor Agreement or as provided hereby.  The Liens of the Collateral Agent upon the Collateral will be released:

(1)           upon the sale, transfer, exchange or other disposition of any of the Collateral to the extent not prohibited under Section 4.11 other than any disposition to the Company or another Subsidiary Guarantor, to the extent of the Collateral sold, transferred, exchanged or otherwise disposed of, if all other Liens on that property or asset securing the First Priority Obligations and any Permitted Additional Pari Passu Obligations then secured by that property or asset (including all commitments thereunder) are released;

(2)           pursuant to the terms of the Intercreditor Agreement;

(3)           in the case of a Subsidiary Guarantor that is released from its Subsidiary Guarantee with respect to the Notes, including pursuant to Section 12.05 or Section 12.06 hereof, in which case such Collateral release shall be limited to  the property and assets of such Subsidiary Guarantor;

(4)           pursuant to an amendment or waiver in accordance with Article IX of this Indenture;

(5)           in whole, if the Notes have been discharged or defeased pursuant to Article VIII; or

(6)           in whole, upon payment in full of the principal of, together with accrued and unpaid interest on, the Notes and all other obligations under this Indenture, the Subsidiary Guarantees and the Security Documents that are due and payable at or prior to the time such principal, together with accrued and unpaid interest, are paid.

(b)           Upon receipt by the Trustee of an Officers’ Certificate and an Opinion of Counsel certifying that all conditions precedent under this Indenture and the Security Documents, if any, to such release have been met, any documents required by TIA §314(d) and any instruments of termination, satisfaction or release prepared by the Company, the Trustee shall, or shall cause the Collateral Agent to, execute, deliver or acknowledge (at the Company’s expense) such instruments of satisfaction, termination or releases to evidence the release of any Collateral permitted to be released pursuant to this Indenture or the Security Documents or the Intercreditor Agreement.  Neither the Trustee nor the Collateral Agent shall be liable for any such release undertaken in good faith in conclusive reliance upon any such Officers’ Certificate or Opinion of Counsel, and notwithstanding any term hereof or in any Security Document to the contrary, the Trustee and Collateral Agent shall not be under any obligation to release any such Lien and security interest, or execute and deliver any such instrument of release, satisfaction or termination, unless and until it receives such Officers’ Certificate and Opinion of Counsel.

(c)           Any property or asset released from the Collateral as permitted under this Indenture shall be deemed Excluded Property for the purpose of this Indenture, the Intercreditor Agreement and the Security Documents to the extent and for so long as the circumstances that gave rise to such release remain applicable to such property or asset.  Any release of Collateral permitted by this Section 13.02 will be deemed not to impair the Liens under this Indenture and the Security Documents in contravention thereof.

SECTION 13.03.          Authorization of Receipt of Funds by the Trustee Under the Security Documents.

(a)           Subject to the provisions of the Intercreditor Agreement, the Trustee and the Collateral Agent are authorized to receive any funds for the benefit of the Holders distributed under the Security Documents, and to make further distributions of such funds to the Holders according to the provisions of this Indenture and such Security Documents.

(b)           Subject to the provisions of Section 7.01, Section 7.02, and the Security Documents, the Trustee may, in its sole discretion and without the consent of the Holders, direct in writing, on behalf of the Holders, the Collateral Agent to take all actions it deems necessary or appropriate in order to:

(i)         foreclose upon or otherwise enforce any or all of the Liens on the Collateral securing the Obligations;

(ii)        enforce any of the terms of the Security Documents to which the Collateral Agent or Trustee is a party; or

(iii)       collect and receive payment of any and all Obligations.

SECTION 13.04.          Purchaser Protected.  In no event shall any purchaser in good faith of any property purported to be released hereunder be bound to ascertain the authority of the Collateral Agent or the Trustee to execute the release or to inquire as to the satisfaction of any conditions required by the provisions hereof for the exercise of such authority or to see to the application of any consideration given by such purchaser or other transferee; nor shall any purchaser or other transferee of any property or rights permitted by this Article XIII to be sold be under any obligation to ascertain or inquire into the authority of the Company or the applicable Subsidiary Guarantor to make any such sale or other transfer.

SECTION 13.05.          Powers Exercisable by Receiver or Trustee.  In case the Collateral shall be in the possession of a receiver or trustee, lawfully appointed, the powers conferred in this Article XIII upon the Company or a Subsidiary Guarantor with respect to the release, sale or other disposition of such property may be exercised by such receiver or trustee, and an instrument signed by such receiver or trustee shall be deemed the equivalent of any similar instrument of the Company or a Subsidiary Guarantor or of any officer or officers thereof required by the provisions of this Article XIII; and if the Trustee or the Collateral Agent shall be in the possession of the Collateral under any provision of this Indenture, then such powers may be exercised by the Trustee or the Collateral Agent, as the case may be.

SECTION 13.06.          Release upon Termination of the Company’s Obligations.  In the event that the Company delivers to the Trustee, in form and substance reasonably acceptable to it, an Officers’ Certificate certifying that (i) payment in full of the principal of, together with accrued and unpaid interest (including additional interest, if any) on, the Notes and all other Obligations that are due and payable at or prior to the time such principal, together with accrued and unpaid interest, are paid or (ii) the Company shall have exercised its satisfaction and discharge option, Legal Defeasance option or its Covenant Defeasance option, in each case in compliance with the provisions of Article VIII, the Trustee shall deliver to the Company and the Collateral Agent a notice stating that the Trustee, on behalf of the Holders, disclaims and gives up any and all rights it has in or to the Collateral (other than with respect to funds held by the Trustee pursuant to Article VIII), and any rights it has under the Security Documents, and upon receipt by the Collateral Agent of such notice, the Collateral Agent shall be deemed not to hold a Lien in the Collateral on behalf of the Trustee and shall (at the sole expense of the Company) do or cause to be done all acts reasonably requested by the Company to release such Lien as soon as is reasonably practicable.

SECTION 13.07.          Collateral Agent.

(a)           The Trustee and each of the Holders by acceptance of the Notes hereby designates and appoints the Collateral Agent as its collateral agent under this Indenture, the Security Agreement, the Security Documents and the Intercreditor Agreement and the Trustee and each of the Holders by acceptance of the Notes hereby irrevocably authorizes the Collateral Agent to take such action on its behalf under the provisions of this Indenture, the Security Agreement, the Security Documents and the Intercreditor Agreement and to exercise such powers and perform such duties as are expressly delegated to the Collateral Agent by the terms of this Indenture, the Security Agreement, the Security Documents and the Intercreditor Agreement, together with such powers as are reasonably incidental thereto.  The Collateral Agent agrees to act as such on the express conditions contained in this Section 13.07.  The provisions of this Section 13.07 are solely for the benefit of the Collateral Agent and none of the Trustee, any of the Holders nor the Company or any of the Subsidiary Guarantors shall have any rights as a third party beneficiary of any of the provisions contained herein other than as expressly provided in Section 13.02.  Notwithstanding any provision to the contrary contained elsewhere in this Indenture, the Security Agreement, the Security Documents and the Intercreditor Agreement, the Collateral Agent shall not have any duties or responsibilities, except those expressly set forth herein or in the Security Documents or the Intercreditor Agreement, nor shall the Collateral Agent have or be deemed to have any fiduciary relationship with the Trustee, any Holder or the Company or any Subsidiary Guarantor, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Indenture, the Security Agreement, the Security Documents and the Intercreditor Agreement or otherwise exist against the Collateral Agent.  Without limiting the generality of the foregoing sentence, the use of the term “agent” in this Indenture with reference to the Collateral Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law.  Instead, such term is used merely as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties.  Except as expressly otherwise provided in this Indenture or the Security Documents, the Collateral Agent shall have and may use its sole discretion with respect to exercising or refraining from exercising any discretionary rights or taking or refraining from taking any actions which the Collateral Agent is expressly entitled to take or assert under this Indenture, the Security Agreement, the Security Documents and the Intercreditor Agreement, including the exercise of remedies pursuant to Article VI, and any action so taken or not taken shall be deemed consented to by the Trustee and the Holders.

(b)           The Collateral Agent may execute any of its duties under this Indenture, the Security Documents or the Intercreditor Agreement by or through agents, employees or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties.  The Collateral Agent shall not be responsible for the negligence or misconduct of any agent, employee or attorney-in-fact that it selects as long as such selection was made without gross negligence or willful misconduct.

(c)           None of the Collateral Agent or any of its agents or employees shall (i) be liable for any action taken or omitted to be taken by any of them under or in connection with this Indenture or the transactions contemplated hereby (except for its own gross negligence or willful misconduct) or under or in connection with the Security Agreement, any Security Document or Intercreditor Agreement or the transactions contemplated thereby (except for its own gross negligence or willful misconduct), or (ii) be responsible in any manner to the Trustee or any Holder for any recital, statement, representation, warranty, covenant or agreement made by the Company or any Subsidiary Guarantor, contained in this or any Indenture, or in any certificate, report, statement or other document referred to or provided for in, or received by the Collateral Agent under or in connection with, this or any other Indenture, the Security Agreement, the Security Documents or the Intercreditor Agreement, or the validity, effectiveness, genuineness, enforceability or sufficiency of this or any other Indenture, the Security Agreement, the Security Documents or the Intercreditor Agreement, or for any failure of the Company or any Subsidiary Guarantor or any other party to this Indenture, the Security Agreement, the Security Documents or the Intercreditor Agreement to perform its obligations hereunder or thereunder.  None of the Collateral Agent or any of its agents or employees shall be under any obligation to the Trustee or any Holder to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this or any other Indenture, the Security Agreement, the Security Documents or the Intercreditor Agreement or to inspect the properties, books or records of the Company or any Subsidiary Guarantor.

(d)           The Collateral Agent shall be entitled to conclusively rely, and shall be fully protected in relying, upon any writing, resolution, notice, consent, certificate, affidavit, letter, facsimile, statement or other document believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons, and upon advice and statements of legal counsel (including, without limitation, counsel to the Company or any Subsidiary Guarantor), independent accountants and other experts and advisors selected by the Collateral Agent.  The Collateral Agent shall be fully justified in failing or refusing to take any action under this or any other Indenture, the Security Documents or the Intercreditor Agreement unless it shall first receive such advice or concurrence of the Trustee as it deems appropriate and, if it so requests, it shall first be indemnified to its satisfaction by the Holders against any and all liability, claims, loss, fees and expense which may be incurred by it by reason of taking or continuing to take any such action.  The Collateral Agent shall in all cases be fully protected in acting, or in refraining from acting, under this or any other Indenture, the Security Documents or the Intercreditor Agreement in accordance with a request or consent of the Trustee and such request and any action taken or failure to act pursuant thereto shall be binding upon all of the Holders.

(e)           The Collateral Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default, unless the Collateral Agent shall have received written notice from the Trustee or the Company referring to this Indenture, describing such Default or Event of Default and stating that such notice is a “notice of default.”  The Collateral Agent shall take such action with respect to such Default or Event of Default as may be requested by the Trustee in accordance with Article VI (subject to this Section 13.07); provided, however, that unless and until the Collateral Agent has received any such request, the Collateral Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable.

(f)           U.S. Bank National Association and its Affiliates (and any successor Collateral Agent and its Affiliates) may make loans to, issue letters of credit for the account of, accept deposits from, acquire equity interests in and generally engage in any kind of banking, trust, financial advisory, underwriting, or other business with the Company and the Subsidiary Guarantors as though it was not the Collateral Agent hereunder and without notice to or consent of the Trustee.  The Trustee and the Holders acknowledge that, pursuant to such activities, U.S. Bank National Association or its Affiliates (and any successor Collateral Agent and its Affiliates) may receive information regarding the Company and the Subsidiary Guarantors (including information that may be subject to confidentiality obligations in favor of the Company and the Subsidiary Guarantors) and acknowledge that the Collateral Agent shall not be under any obligation to provide such information to the Trustee or the Holders.  Nothing herein shall impose or imply any obligation on the part of U.S. Bank National Association (or any successor Collateral Agent) to advance funds.

(g)           The Collateral Agent may resign at any time upon thirty (30) days prior written notice to the Trustee and the Company, such resignation to be effective upon the acceptance of a successor agent to its appointment as Collateral Agent.  If the Collateral Agent resigns under this Indenture, the Company or the Trustee, subject to the consent of the Company (which shall not be unreasonably withheld and which shall not be required during a continuing Event of Default), may appoint a successor Collateral Agent.  If no successor Collateral Agent is appointed and consented to by the Company pursuant to the preceding sentence within thirty (30) days after the intended effective date of resignation (as stated in the notice of resignation) the Collateral Agent shall be entitled to petition at the expense of the Company a court of competent jurisdiction to appoint a successor.  Upon the acceptance of its appointment as successor Collateral Agent hereunder, such successor Collateral Agent shall succeed to all the rights, powers and duties of the retiring Collateral Agent, and the term “Collateral Agent” shall mean such successor Collateral Agent, and the retiring Collateral Agent’s appointment, powers and duties as the Collateral Agent shall be terminated.  After the retiring Collateral Agent’s resignation hereunder, the provisions of this Section 13.07 (and Section 13.08) shall continue to inure to its benefit and the retiring Collateral Agent shall not by reason of such resignation be deemed to be released from liability as to any actions taken or omitted to be taken by it while it was the Collateral Agent under this Indenture.

(h)           U.S. Bank National Association shall initially act as Collateral Agent and shall be authorized to appoint co-Collateral Agents as necessary in its sole discretion.  Except as otherwise explicitly provided herein or in the Security Documents or the Intercreditor Agreement, neither the Collateral Agent nor any of its officers, directors, employees or agents shall be liable for failure to demand, collect or realize upon any of the Collateral or for any delay in doing so or shall be under any obligation to sell or otherwise dispose of any Collateral upon the request of any other Person or to take any other action whatsoever with regard to the Collateral or any part thereof.  The Collateral Agent shall be accountable only for amounts that it actually receives as a result of the exercise of such powers, and neither the Collateral Agent nor any of its officers, directors, employees or agents shall be responsible for any act or failure to act hereunder, except for its own willful misconduct or gross negligence.

(i)           The Collateral Agent is authorized and directed by the Holders and the Holders by acquiring the Notes are deemed to have authorized the Collateral Agent to (i) enter into the Security Agreement and the Security Documents, (ii) enter into the Intercreditor Agreement, (iii) bind the Holders on the terms as set forth in the Security Agreement, the Security Documents and the Intercreditor Agreement and (iv) perform and observe its obligations under the Security Agreement, the Security Documents and the Intercreditor Agreement.

(j)           The Trustee agrees that it shall not be obliged to instruct the Collateral Agent to, unless specifically requested to do so in writing by a majority of the Holders and unless such Holders shall offer to the Collateral Agent security and indemnity satisfactory to it against any loss, liability or expense, take or cause to be taken any action to enforce its rights under this Indenture or against the Company and the Subsidiary Guarantors, including the commencement of any legal or equitable proceedings, to foreclose any Lien on, or otherwise enforce any security interest in, any of the Collateral.

(k)           The Collateral Agent is each Holder’s agent for the purpose of perfecting the Holders’ security interest in assets which, in accordance with Article 9 of the Uniform Commercial Code, can be perfected only by possession.  Should the Trustee obtain possession of any such Collateral, the Trustee shall notify the Collateral Agent thereof, and, promptly deliver such Collateral to the Collateral Agent or otherwise deal with such Collateral in accordance with the Collateral Agent’s instructions.

(l)           The Collateral Agent shall have no obligation whatsoever to the Trustee or any of the Holders to assure that the Collateral exists or is owned by the Company and the Subsidiary Guarantors or is cared for, protected or insured or has been encumbered, or that the Collateral Agent’s Liens have been properly or sufficiently or lawfully created, perfected, protected, maintained or enforced or are entitled to any particular priority, or to determine whether all of the Company’s and the Subsidiary Guarantors’ property constituting Collateral intended to be subject to the Lien and security interest of the Security Documents has been properly and completely listed or delivered, as the case may be, or the genuineness, validity, marketability or sufficiency thereof or title thereto, or, except as expressly provided in the Security Documents, to exercise at all or in any particular manner or under any duty of care, disclosure or fidelity, or to continue exercising, any of the rights, authorities and powers granted or available to the Collateral Agent pursuant to this Indenture, any Security Document or the Intercreditor Agreement, it being understood and agreed that in respect of the Collateral, or any act, omission or event related thereto, the Collateral Agent may act in any manner it may deem appropriate, in its sole discretion given the Collateral Agent’s own interest in the Collateral, and that the Collateral Agent shall have no other duty or liability whatsoever to the Trustee or any Holder as to any of the foregoing.

(m)           If the Company (i) incurs any obligations in respect of First Priority Obligation or other secured Indebtedness at any time when no intercreditor agreement (including the Intercreditor Agreement) is in effect or at any time when Indebtedness constituting First Priority Obligations entitled to the benefit of an existing Intercreditor Agreement is concurrently retired, and (ii) delivers to the Collateral Agent an Officers’ Certificate so stating and requesting the Collateral Agent to enter into an intercreditor agreement (on substantially the same terms as the Intercreditor Agreement) in favor of a designated agent or representative for the holders of the First Priority Obligations or other secured Indebtedness so incurred, the Collateral Agent shall (and is hereby authorized and directed to) enter into such intercreditor agreement (at the sole expense and cost of the Company, including legal fees and expenses of the Collateral Agent), bind the Holders on the terms set forth therein and perform and observe its obligations thereunder.

(n)           No provision of this Indenture, the Security Agreement, the Intercreditor Agreement or any Security Document shall require the Collateral Agent (or the Trustee) to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties hereunder or thereunder or to take or omit to take any action hereunder or thereunder or take any action at the request or direction of Holders (or the Trustee in the case of the Collateral Agent) if it shall have reasonable grounds for believing that repayment of such funds is not assured to it.

(o)           The Collateral Agent (i) shall not be liable for any action it takes or omits to take in good faith which it reasonably believes to be authorized or within its rights or powers, or for any error of judgment made in good faith by an Officer, unless it is proved that the Collateral Agent was grossly negligent or committed willful misconduct in ascertaining the pertinent facts, (ii) shall not be liable for interest on any money received by it except as the Collateral Agent may agree in writing with the Company (and money held in trust by the Collateral Agent need not be segregated from other funds except to the extent required by law), and (iii) may consult with counsel of its selection and the advice or opinion of such counsel as to matters of law shall be full and complete authorization and protection from liability in respect of any action taken, omitted or suffered by it in good faith and in accordance with the advice or opinion of such counsel.  The grant of permissive rights or powers to the Collateral Agent shall not be construed to impose duties to act.

(p)           The Collateral Agent shall be authorized to but shall not be responsible for filing any financing or continuation statements or recording any documents or instruments in any public office at any time or times or otherwise perfecting or monitoring or maintaining the perfection of any security interest in the Collateral in accordance with this Indenture and the Security Documents.  It is expressly agreed, to the maximum extent permitted by applicable law, that the Collateral Agent shall have no responsibility for (i) taking any necessary steps to preserve rights against any Person with respect to any Collateral or (ii) taking any action to protect against any diminution in value of the Collateral, but the Collateral Agent may do so and all expenses reasonably incurred in connection therewith shall be part of the Obligations.

(q)           The Collateral Agent shall not be liable or responsible for any loss or diminution in the value of any of the Collateral, by reason of the act or omission of any carrier, forwarding agency or other agent or bailee selected by the Collateral Agent in good faith, except to the extent of the Collateral Agent’s gross negligence or willful misconduct.

(r)           The parties hereto acknowledge that the Collateral Agent’s duties do not include any discretionary authority, determination, control or responsibility with respect to any Security Document or any Collateral, notwithstanding any rights or discretion that may be granted to the Collateral Agent in such Security Documents.  The provisions of this Indenture, including, without limitation those provisions relating to the rights, duties, powers, privileges, protections and indemnification of the Collateral Agent shall apply with respect to any actions taken or not taken by the Collateral Agent under any Security Documents, Intercreditor Agreement or other intercreditor agreement entered into under this Indenture or the Security Agreement.

SECTION 13.08.          Compensation and Indemnification.  The Collateral Agent shall be entitled to the compensation and indemnification set forth in Section 7.07 (with the references to the Trustee therein being deemed to refer to the Collateral Agent); provided that references to negligence shall be changed to gross negligence with reference to the Collateral Agent.

The Company shall defend, indemnify, and hold harmless the Trustee and the Collateral Agent from and against any claims, demands, penalties, fines, liabilities, settlements, damages or reasonable costs or expenses of whatever kind or nature, known or unknown, contingent or otherwise, arising out of the following in respect of the Collateral: (w) the presence, disposal, release, or threatened release of any Hazardous Materials which are on, from, or affecting the soil, water, vegetation, buildings, personal property, persons or animals; (x) any personal injury (including wrongful death) or property damage (real or personal) arising out of or related to such Hazardous Materials; (y) any lawsuit brought or threatened, settlement reached, or government order relating to such Hazardous Materials, and/or (z) any violation of laws, orders, regulations, requirements or demands of government authorities, which are based upon or in any way related to such Hazardous Materials including, reasonable attorney and consultant fees and expenses, reasonable investigation and laboratory fees, court costs, and reasonable litigation expenses, except, in each case, where such claims, demands, penalties, fines, liabilities, settlements, damages, costs or expenses arise from the gross negligence or willful misconduct of the Collateral Agent as determined in a final, non-appealable order of a court of competent jurisdiction.  For purposes of this paragraph, “Hazardous Materials” includes radioactive materials, hazardous materials, hazardous wastes, hazardous or toxic substances defined in the U.S. Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended (42 U.S.C. § 9601, et seq.) (“CERCLA”), and in the regulations adopted and publications promulgated pursuant thereto, or any other Federal, state or local environmental law, ordinance, rule, or regulation.  The provisions of this paragraph shall be in addition to any and all other obligations and liabilities the Company may have to the Trustee or the Collateral Agent at common law, and shall survive the termination of this Indenture or the earlier resignation or removal of the Trustee or the Collateral Agent.

SECTION 13.09.          Intercreditor Agreement, Security Agreement and Other Security Documents.  Each of the Trustee and Collateral Agent is hereby directed and authorized to execute and deliver the Intercreditor Agreement, the Security Agreement and any other Security Documents and all other instruments relating to the Security Documents, in each case upon the consummation of the Acquisition.  It is hereby expressly acknowledged and agreed that, in doing so, the Trustee and the Collateral Agent are not responsible for the terms or contents of such agreements, or for the validity or enforceability thereof, or the sufficiency thereof for any purpose.  Whether or not so expressly stated therein, in entering into, or taking (or forbearing from) any action under or pursuant to, the Intercreditor Agreement, the Security Agreement or any other Security Documents, the Trustee and Collateral Agent each shall have all of the rights, immunities, indemnities and other protections granted to it under this Indenture (in addition to those that may be granted to it under the terms of such other agreement or agreements).

ARTICLE XIV

RANKING OF NOTE LIENS

SECTION 14.01.          Relative Rights.  Nothing in this Indenture or the Intercreditor Agreement will impair, as between the Company, any Subsidiary Guarantor and Holders, the obligation of the Company, which is absolute and unconditional, to pay principal of, premium and interest on such Notes in accordance with their terms or to perform any other obligation of the Company or any Subsidiary Guarantor under this Indenture, the Notes, the Subsidiary Guarantees and any Security Documents.

[remainder of page intentionally left blank]

IN WITNESS WHEREOF, the parties have caused this Indenture to be duly executed and attested, all as of the date first above written, signifying their agreements contained in this Indenture.

GENCORP INC.

By:	/s/ Kathleen E. Redd
	Name:	Kathleen E. Redd
	Title:	Vice President, Chief Financial Officer and Assistant Secretary

AEROJET-GENERAL CORPORATION

By:	/s/ Kathleen E. Redd
	Name:	Kathleen E. Redd
	Title:	Vice President and Chief Financial Officer

U.S. BANK NATIONAL ASSOCIATION, as Trustee

By:	/s/ Andrew Fung
	Name:	Andrew Fung
	Title:	Vice President

EXHIBIT A

FORM OF NOTE

[Include the following legend for Global Notes only (the “Global Note Legend”):]

“THIS IS A GLOBAL NOTE WITHIN THE MEANING OF THE INDENTURE HEREINAFTER REFERRED TO AND IS REGISTERED IN THE NAME OF THE DEPOSITARY OR A NOMINEE OF THE DEPOSITARY, WHICH MAY BE TREATED BY THE COMPANY, THE TRUSTEE AND ANY AGENT THEREOF AS OWNER AND HOLDER OF THIS NOTE FOR ALL PURPOSES.

[As part of the Global Note Legend, include the following legend on all Global Notes for which DTC is to be the Depositary:]

UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), TO GENCORP INC. (THE “COMPANY”) OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY THE AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OR DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

UNLESS AND UNTIL IT IS EXCHANGED IN WHOLE OR IN PART FOR SECURITIES IN DEFINITIVE REGISTERED FORM IN THE CIRCUMSTANCES REFERRED TO IN THE INDENTURE, THIS GLOBAL NOTE MAY NOT BE TRANSFERRED EXCEPT AS A WHOLE BY THE DEPOSITARY TO A NOMINEE OF THE DEPOSITARY OR BY A NOMINEE OF THE DEPOSITARY TO THE DEPOSITARY OR ANOTHER NOMINEE OF THE DEPOSITARY OR BY THE DEPOSITARY OR ANY SUCH NOMINEE TO A SUCCESSOR DEPOSITARY OR A NOMINEE OR SUCH SUCCESSOR DEPOSITARY.”

[Include the following legend on all Notes that are Restricted Notes (the “Private Placement Legend”):]

THE SECURITY (OR ITS PREDECESSOR) EVIDENCED HEREBY WAS ORIGINALLY ISSUED IN A TRANSACTION EXEMPT FROM REGISTRATION UNDER SECTION 5 OF THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND THE SECURITY EVIDENCED HEREBY MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION OR AN APPLICABLE EXEMPTION THEREFROM. EACH PURCHASER OF THE SECURITY EVIDENCED HEREBY IS HEREBY NOTIFIED THAT THE SELLER MAY BE RELYING ON THE EXEMPTION FROM THE PROVISIONS OF SECTION 5 OF THE SECURITIES ACT PROVIDED BY RULE 144A THEREUNDER.  THE HOLDER OF THE SECURITY EVIDENCED HEREBY AGREES FOR THE BENEFIT OF THE COMPANY THAT (A) SUCH SECURITY MAY BE RESOLD, PLEDGED OR OTHERWISE TRANSFERRED, ONLY (1)(a) INSIDE THE UNITED STATES TO A PERSON WHO THE SELLER REASONABLY BELIEVES IS A QUALIFIED INSTITUTIONAL BUYER (AS DEFINED IN RULE 144A UNDER THE SECURITIES ACT) PURCHASING FOR ITS OWN ACCOUNT OR FOR THE ACCOUNT OF A QUALIFIED INSTITUTIONAL BUYER IN A TRANSACTION MEETING THE REQUIREMENTS OF RULE 144A UNDER THE SECURITIES ACT, (B) OUTSIDE THE UNITED STATES TO A FOREIGN PERSON IN A TRANSACTION MEETING THE REQUIREMENTS OF RULE 903 OR RULE 904 OF REGULATION S UNDER THE SECURITIES ACT, (C) PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT PROVIDED BY RULE 144 THEREUNDER (IF APPLICABLE) OR (D) IN ACCORDANCE WITH ANOTHER EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT (AND BASED UPON AN OPINION OF COUNSEL ACCEPTABLE TO THE COMPANY IF THE COMPANY SO REQUESTS), (2) TO THE COMPANY OR (3) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT AND, IN EACH CASE, IN ACCORDANCE WITH ANY APPLICABLE SECURITIES LAWS OF ANY STATE OF THE UNITED STATES OR ANY OTHER APPLICABLE JURISDICTION AND (B) THE HOLDER WILL, AND EACH SUBSEQUENT HOLDER IS REQUIRED TO, NOTIFY ANY PURCHASER OF THE SECURITY EVIDENCED HEREBY OF THE RESALE RESTRICTIONS SET FORTH IN CLAUSE (A) ABOVE. NO REPRESENTATION CAN BE MADE AS TO THE AVAILABILITY OF THE EXEMPTION PROVIDED BY RULE 144 FOR RESALE OF THE SECURITY EVIDENCED HEREBY.

[FORM OF FACE OF NOTE]

No. [ ]	CUSIP:
$[ ]	ISIN:

7.125% SECOND-PRIORITY SENIOR SECURED NOTES DUE 2021

GENCORP INC., an Ohio corporation (together with its successors and assigns, the “Company”), promises to pay to [________________], or registered assigns, the principal sum of [________________] Dollars ($[                   ]) [If the Note is Global Note, add the following:    , as revised by the Schedule of Exchanges of Interest in Global Note attached hereto], on March 15, 2021.

Interest Payment Dates:  March 15 and September 15, commencing March 15, 2013.

Record Dates:  March 1 and September 1

Dated:  [_________]

Additional provisions of this Note are set forth on the other side of this Note.

IN WITNESS WHEREOF, the Company has caused this Note to be signed manually or by facsimile by a duly authorized officer.

GENCORP INC.

By:
Name:
Title:

Trustee’s Certificate of Authentication:

This is one of the Notes described in the
within-mentioned Indenture:

U.S. BANK NATIONAL ASSOCIATION, as Trustee

By:
Authorized Signatory

[FORM OF REVERSE SIDE OF NOTE]

GENCORP INC.

7.125% SECOND-PRIORITY SENIOR SECURED NOTES DUE 2021

Capitalized terms used by not defined herein shall have the meanings assigned to them in the Indenture referred to below unless otherwise indicated.

1.           INTEREST.  GenCorp Inc., an Ohio corporation (the “Company”), promises to pay interest on the principal amount of this Note at the rate per annum shown above; provided however, that if a Registration Default (as defined in the Registration Rights Agreement) occurs, additional interest will accrue on this Note from and including the date on which any such Registration Default shall occur to but excluding the date on which all Registration Defaults have been cured at a rate of 0.25% per annum with respect to the first 90-day period following such Registration Default, increasing by an additional 0.25% per annum with respect to each subsequent 90-day period until all Registration Defaults have been cured, up to a maximum amount of additional interest of 1.0% per annum.  The Company will pay interest semi-annually in arrears on March 15 and September 15 of each year, beginning March 15, 2013.  Interest on the Notes will accrue from the most recent Interest Payment Date to which interest has been paid or, if no interest has been paid, from January 28, 2013.  The Company shall pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue principal and premium, if any, from time to time on demand at a rate equal to the interest rate then in effect; it shall pay interest on overdue installments of interest (without regard to any applicable grace periods) from time to time on demand at the same rate to the extent lawful.  Interest, if any, will be computed on the basis of a 360-day year composed of twelve 30-day months.

2.           METHOD OF PAYMENT.  The Company will pay interest on the Notes (except defaulted interest) to the Person in whose name each Note is registered at the close of business on the March 1 and September 1 immediately preceding the relevant Interest Payment Date (each a “Record Date”) (other than as provided in the Indenture).  A Holder must surrender Notes to a Paying Agent to collect principal payments.

The Company will pay the principal of, premium, if any, and interest on the Notes at the office or agency of the Company maintained for such purpose, in money of the United States that at the time of payment is legal tender for payment of public and private debts.  Until otherwise designated by the Company, the Company’s office or agency maintained for such purpose will be the principal Corporate Trust Office of the Trustee (as defined below).  However, the Company may pay principal, premium, if any, and interest by check payable in such money, and may mail such check to the Holders of the Notes at their respective addresses as set forth in the Register of Holders of Notes.  Payments in respect of Notes represented by a Global Note (including principal, premium, if any, and interest) will be made by the transfer of immediately available funds to the accounts specified by the Depositary.  The Company will make all payments in respect of a Definitive Note (including principal, premium, if any, and interest) by mailing a check to the registered address of each Holder thereof as set forth in the Note Register; provided, however, that payments on the Notes may also be made, in the case of a Holder of at least $1,000,000 aggregate principal amount of Notes, by wire transfer to a U.S. dollar account maintained by the payee with a bank in the United States if such Holder elects payment by wire transfer by giving written notice to the Trustee or the Paying Agent to such effect designating such account no later than 15 days immediately preceding the relevant Record Date (or such other date as the Trustee may accept in its discretion).

3.           PAYING AGENT AND REGISTRAR.  U.S. Bank National Association (together with any successor Trustee under the Indenture referred to below, the “Trustee”), will act as Paying Agent and Registrar.  The Company may change the Paying Agent, Registrar or co-registrar without prior notice.  Subject to certain limitations in the Indenture, the Company or any of its Subsidiaries may act in any such capacity.

4.           INDENTURE.  The Company issued the Notes under an Indenture dated as of January 28, 2013 (the “Indenture”) among the Company, the Subsidiary Guarantors and the Trustee.  The terms of the Notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939 (15 U.S. Code Sections 77aaa-77bbbb) (the “TIA”) as in effect on the Issue Date.  The Notes are subject to, and qualified by, all such terms, certain of which are summarized hereon, and Holders are referred to the Indenture and the TIA for a statement of such terms.  However, to the extent any provision of any Note conflicts with the express provisions of the Indenture, the provisions of the Indenture shall govern and be controlling.  The Company will furnish to any Holder upon written request and without charge a copy of the Indenture.  Requests may be made to: Chief Financial Officer, GenCorp Inc., P.O. Box 537012, Sacramento, California 95853-7012.

5.           GUARANTEES.  The Notes are general senior unsecured obligations of the Company.  The Company’s obligation to pay principal, premium, if any, and interest with respect to the Notes is unconditionally guaranteed on a senior basis, jointly and severally, by the Subsidiary Guarantors pursuant to Article XII of the Indenture.  Certain limitations to the obligations of the Subsidiary Guarantors are set forth in further detail in the Indenture.

6.           OPTIONAL REDEMPTION.  Except as described below, the Notes will not be redeemable at the Company’s option prior to March 15, 2016.

(a)           At any time prior to March 15, 2016, the Company may redeem all or a part of the Notes, upon not less than 30 nor more than 60 days’ prior notice mailed by first-class mail to each Holder’s registered address or otherwise delivered in accordance with the procedures of The Depository Trust Company, at a redemption price equal to 100% of the principal amount of Notes redeemed plus the Applicable Premium as of, and accrued and unpaid interest and additional interest, if any, to the date of redemption (the “Redemption Date”), subject to the rights of Holders of Notes on the relevant record date to receive interest due on the relevant interest payment date.

(b)           At any time on or after March 15, 2016, the Company may, at its option, redeem all or any portion of the Notes at the redemption prices (expressed as percentages of the principal amount of the Notes) set forth below, plus, in each case, accrued interest thereon and additional interest, if any, to the applicable Redemption Date, if redeemed during the 12-month period beginning on March 15 of the years indicated below:

Year	Percentage
2016	105.344%
2017	103.563%
2018	101.781%
2019 and thereafter	100.000%

Notwithstanding the foregoing, at any time and from time to time on or prior to March 15, 2016, the Company may on any one or more occasions redeem in the aggregate up to 35% of the aggregate principal amount of the Notes originally issued under the Indenture with the proceeds of one or more Public Equity Offerings, at a redemption price (expressed as a percentage of principal amount) of 107.125%, plus accrued and unpaid interest and additional interest, if any, to the Redemption Date (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date); provided, however, that (1) at least 65% of the aggregate principal amount of the Notes originally issued under the Indenture must remain outstanding after each such redemption (excluding Notes held by the Company and its Subsidiaries) and (2) any such redemption must occur within 90 days of the date of the closing of the Public Equity Offering.

7.           SPECIAL MANDATORY REDEMPTION.  If (i) the Escrow Agent has not received the Officers’ Certificate pursuant to Section 4.25(b) of the Indenture on or prior to the Escrow End Date, (ii) the Company notifies the Escrow Agent and the Trustee in writing that the Company will not pursue the consummation of the Acquisition, or (iii) the Company fails to timely deposit (or cause to be timely deposited) any amounts required under Section 3(b) of the Escrow Agreement within three Business Days of the applicable deposit date (each a “Special Mandatory Redemption Event”), then the Escrow Agreement provides that then the Escrow Agent shall, without the requirement of notice to or action by the Company, the Trustee or any other Person, release the Escrowed Property (including investment earnings thereon and proceeds thereof) to the Trustee.  Upon occurrence of a Special Mandatory Redemption Event, the Company shall send or cause to be sent notice to Holders stating that a Special Mandatory Redemption (defined below) has occurred and setting forth the information contained in Section 3.03(a)(1) - (4), (9) of the Indenture.  The Trustee shall apply (or cause a Paying Agent to apply) such proceeds received from the Escrow Agent to redeem the Notes (the “Special Mandatory Redemption”) on the third Business Day following the date of the Special Mandatory Redemption Event (the “Special Mandatory Redemption Date”) at a redemption price (the “Special Mandatory Redemption Price”) equal to 100% of the principal amount of the Notes, plus accrued and unpaid interest from the Issue Date or the most recent date to which interest has been paid or duly provided for on the Notes, as the case may be, to, but excluding, the Special Mandatory Redemption Date.  On the Special Mandatory Redemption Date, the Trustee will pay to the Company any Escrowed Property in excess of the amount necessary to effect the Special Mandatory Redemption.

8.           MANDATORY REDEMPTION.  Except under the circumstances set forth in paragraph 7 above, the Company shall not be required to make mandatory redemption or sinking fund payments with respect to the Notes.

9.           DENOMINATIONS, TRANSFER, EXCHANGE.  The Notes are in registered form without coupons in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof.  The transfer of Notes may be registered and Notes may be exchanged as provided in the Indenture.  As a condition of transfer, the Registrar and the Trustee may require a Holder, among other things, to furnish appropriate endorsements and transfer documents and the Company may require a Holder to pay any taxes and fees required by law or permitted by the Indenture.  The Company or the Registrar need not exchange or register the transfer of any Note or portion of a Note submitted for repurchase.

10.           SELECTION AND NOTICE OF REDEMPTION.  Notice of redemption will be mailed to the Holder’s registered address at least 30 days but not more than 60 days before the Redemption Date to each Holder of Notes to be redeemed.  If less than all Notes are to be redeemed, the Trustee shall select the Notes to be redeemed in minimum denominations of $2,000 or integral multiples of $1,000 in excess of $2,000 pro rata, by lot or by any other method that the Trustee considers fair and appropriate; provided that if the Notes are listed on any securities exchange, that such method complies with the requirements of such exchange.  Notes in denominations larger than $2,000 may be redeemed in part.  On and after the Redemption Date interest ceases to accrue on Notes or portions of them called for redemption (unless the Company shall default in the payment of the redemption price or accrued interest).

11.           PERSONS DEEMED OWNERS.  The registered Holder of a Note may be treated as its owner for all purposes.

12.           REPURCHASE AT OPTION OF HOLDER.

(a)           Upon the occurrence of a Change of Control, each Holder of Notes will have the right to require the Company to repurchase all or any part (equal to a minimum amount of $2,000 and integral multiples of $1,000 thereof) of such Holder’s Notes pursuant to a Change of Control Offer at an offer price in cash equal to 101% of the aggregate principal amount thereof plus accrued and unpaid interest and additional interest, if any, thereon, to the date of purchase.  Within 30 days following any Change of Control, the Company will mail a notice to each Holder describing, among other things, the transaction or transactions that constitute the Change of Control and offering to repurchase Notes on the date specified in such notice, which date shall be no earlier than 30 days and no later than 60 days from the date such notice is mailed, pursuant to the procedures required by the Indenture and described in such notice.

(b)           Within 365 days after the receipt of any Net Proceeds from an Asset Sale, the Company may apply such Net Proceeds at its option (1) to repay First Priority Obligations to the extent required by any Credit Facilities (with any such required prepayments to result in a permanent reduction of the First Priority Obligations under the Credit Facilities), (2) to repay other Indebtedness of the Company or any Subsidiary Guarantor (other than any Disqualified Stock or any Subordinated Obligations), other than Indebtedness owed to the Company by a Restricted Subsidiary; provided that the Company shall equally and ratably redeem or repurchase the notes as described above in paragraph 6 through open market purchases at or above 100% of the principal amount thereof or by making an offer (in accordance with the procedures set forth below for an Asset Sale Offer) to all holders to purchase the notes at 100% of the principal amount thereof, plus accrued and unpaid interest, if any, on the notes that would otherwise be prepaid, and/or (3) to purchase Replacement Assets or to make a capital expenditure or other investment in or that is used or useful in, a Permitted Business; provided that to the extent such Net Proceeds are received in respect of Collateral, such assets are pledged as Collateral under the Security Documents; provided, further, that such 365- day period shall be extended for an additional 120 days in the event the Company enters into a binding commitment to purchase Replacement Assets or make a capital expenditure or other investment in a Permitted Business prior to the end of such 365-day period.  Any Net Proceeds from Asset Sales that are not applied or invested as provided in the preceding paragraph shall constitute “Excess Proceeds.”  When the aggregate amount of Excess Proceeds exceeds $20.0 million, the Company shall make an “Asset Sale Offer” to all Holders of Notes, and (x) in the case of Net Proceeds from Collateral, to the holders of any other Permitted Additional Pari Passu Obligations containing provisions similar to those set forth in the indenture with respect to offers to purchase, prepay or redeem with the proceeds of sales of assets or (y) in the case of all other Net Proceeds, all holders of other Indebtedness that is pari passu with the Notes containing provisions similar to those set forth in this Indenture with respect to offers to purchase with the proceeds of sales of assets, in each case, to purchase the maximum principal amount of Notes and such other Permitted Additional Pari Passu Obligations or pari passu Indebtedness, as appropriate, that may be purchased out of the Excess Proceeds.  The offer price in any Asset Sale Offer shall be equal to 100% of principal amount plus accrued and unpaid interest and additional interest, if any, to the date of purchase, and shall be payable in cash.  If any Excess Proceeds remain after consummation of an Asset Sale Offer, the Company may use such Excess Proceeds for any purpose not otherwise prohibited by this Indenture.  If the aggregate principal amount of Notes and such other Permitted Additional Pari Passu Obligations or pari passu Indebtedness, as appropriate, tendered into such Asset Sale Offer exceeds the amount of Excess Proceeds, the Trustee shall select the Notes and the agent for such other Permitted Additional Pari Passu Obligations shall select such other Permitted Additional Pari Passu Obligations or pari passu Indebtedness, as appropriate, to be purchased on a pro rata basis based on the principal amount of Notes and such other Permitted Additional Pari Passu Obligations or pari passu Indebtedness, as appropriate, tendered.  Upon completion of each Asset Sale Offer, the amount of Excess Proceeds shall be reset at zero.

13.           AMENDMENTS AND WAIVERS.  Subject to certain exceptions set forth in the Indenture, (i) the Company, the Subsidiary Guarantors, if any, and the Trustee may amend the Indenture, the Notes, the Subsidiary Guarantees and the Security Documents with the written consent of the Holders of at least a majority in principal amount of the then outstanding Notes (including consents obtained in connection with a tender offer or exchange offer for Notes) and (ii) any existing default may be waived with the consent of Holders of a majority in aggregate principal amount of the then outstanding Notes.

The Company, the Subsidiary Guarantors, if any, and the Trustee may amend the Indenture or the Notes without notice to or the consent of any Holder of a Note to: (i) cure any ambiguity, defect or inconsistency; (ii) provide for uncertificated Notes in addition to or in place of certificated Notes; (iii) provide for the assumption of the Company’s or any Subsidiary Guarantor’s obligations to Holders of Notes in the case of a merger or consolidation or sale of all or substantially all of the Company’s or such Subsidiary Guarantor’s assets; (iv) make any change that would provide any additional rights or benefits to the Holders of Notes or that does not adversely affect the legal rights under the Indenture of any such Holder; (v) comply with requirements of the Commission in order to effect or maintain the qualification of the Indenture under the Trust Indenture Act; (vi) conform the text of the Indenture, the Subsidiary Guarantees, the Notes or the Security Documents to any provision of the “Description of Notes” section of the Offering Memorandum, to the extent that such provision in the “Description of Notes” section was intended to be a verbatim recitation of a provision of the Indenture, the Subsidiary Guarantees, the Notes or the Security Documents, which intent may be evidenced by an Officers’ Certificate to that effect; (vii) provide for the issuance of Additional Notes in accordance with the limitations described herein; (viii) allow a Subsidiary to execute a supplemental indenture for the purpose of providing a Subsidiary Guarantee in accordance with the provisions of the Indenture; (ix) comply with Section 4.18 of the Indenture; (x) evidence and provide for the acceptance of appointment by a successor Trustee; (xi) mortgage, pledge, hypothecate or grant any other Lien in favor of the Collateral Agent for the benefit of the Trustee on behalf of the holders of the notes, as additional security for the payment and performance of all or any portion of the Second Priority Obligations, in any property or assets, including any which are required to be mortgaged, pledged or hypothecated, or in which a Lien is required to be granted to or for the benefit of the Trustee or the Collateral Agent pursuant to the Indenture, any of the Security Documents or otherwise; (xii) provide for the release of Collateral from the Lien of the Indenture and the Security Documents when permitted or required by the Security Documents or the Indenture; or (xiii) secure any Permitted Additional Pari Passu Obligations or any additional First Priority Obligations that are permitted to be incurred under the Indenture, as applicable, under the Security Documents and to appropriately include the same in the Intercreditor Agreement.

Without the consent of each Holder of a Note affected, an amendment, supplement or waiver under Section 9.02 of the Indenture may not (with respect to any Notes held by a non-consenting Holder): (i) reduce the principal amount of Notes whose Holders must consent to an amendment, supplement or waiver; (ii) reduce the principal of or change the fixed maturity of any Note or alter the provisions, or waive any payment, with respect to the redemption of the Notes; (iii) reduce the rate of or change the time for payment of interest on any Note; (iv) waive a Default or Event of Default in the payment of principal of, or interest or premium or additional interest, if any, on the Notes (except a rescission of acceleration of the Notes by the Holders of at least a majority in aggregate principal amount of the Notes and a waiver of the payment default that resulted from such acceleration); (v) make any Note payable in money other than U.S. dollars; (vi) make any change in the provisions of the Indenture relating to waivers of past Defaults or the rights of Holders of Notes to receive payments of principal of, or interest or premium or additional interest, if any, on the Notes; (vii) release any Subsidiary Guarantor that is a Significant Subsidiary from any of its obligations under its Subsidiary Guarantee or the Indenture, except in accordance with the terms of the Indenture; (viii) impair the right to institute suit for the enforcement of any payment on or with respect to the Notes or the Subsidiary Guarantees; (ix) amend, change or modify the obligation of the Company to make and consummate an Asset Sale Offer with respect to any Asset Sale in accordance with Section 4.11 of the Indenture, the obligation of the Company to make an consummate an Event of Loss offer with respect to any Event of Loss in accordance with Section 4.21 of the Indenture or the obligation of the Company to make and consummate a Change of Control Offer in the event of a Change of Control in accordance with Section 4.16 of the Indenture, including, in each case, amending, changing or modifying any definition relating thereto; (x) amend or modify any of the provisions of the Indenture or the related definitions affecting the ranking of the Notes or any Subsidiary Guarantee in any manner adverse to the Holders of the Notes or any Subsidiary Guarantee; or (xi) make any change in the provisions of clauses (i) through (x) or in the waiver provisions of the Indenture.

In addition, any amendment to, or waiver of, the provisions of the Indenture or any Security Document that has the effect of releasing all or substantially all of the Collateral from the Liens securing the notes other than in accordance with the Indenture and the Security Documents or modifying the Intercreditor Agreement, other than in accordance with the terms of the Indenture or the Security Documents, in any manner adverse in any material respect to the holders of the notes will require the consent of the holders of at least 66 2/3% in aggregate principal amount of the notes and Permitted Additional Pari Passu Obligations then outstanding, voting as one class.

14.           DEFAULTS AND REMEDIES.  If an Event of Default (other than an Event of Default related to bankruptcy or insolvency of the Company, any Restricted Subsidiary that is a Significant Subsidiary of the Company or any group of Restricted Subsidiaries of the Company that, taken together as a whole, would constitute a Significant Subsidiary) under the Indenture occurs and is continuing, then and in every such case the Trustee or the Holders of not less than 25% in aggregate principal amount of the outstanding Notes may declare the unpaid principal of, premium, if any, and accrued and unpaid interest on, all the Notes then outstanding to be due and payable, by a notice in writing to the Company (and to the Trustee, if given by Holders) specifying the respective Event of Default and upon any such declaration such principal, premium, if any, and accrued and unpaid interest shall become immediately due and payable.  If an Event of Default related to bankruptcy or insolvency of the Company, any Restricted Subsidiary that is a Significant Subsidiary of the Company or any Restricted Subsidiaries of the Company that, taken together as a whole, would constitute a Significant Subsidiary occurs, all unpaid principal of, and accrued interest on, the Notes then outstanding will become due and payable immediately, without any declaration or other act on the part of the Trustee or any Holder.  Holders may not enforce the Indenture or the Notes except as provided in the Indenture.  The Trustee may require indemnity and security satisfactory to it before it enforces the Indenture or the Notes.  Subject to certain limitations, Holders of a majority in aggregate principal amount of the Notes may direct the Trustee in its exercise of any trust or power.

15.           TRUSTEE DEALINGS WITH THE COMPANY AND SUBSIDIARY GUARANTORS.  The Trustee or any of its Affiliates, in their individual or any other capacities may become the owner or pledgee of Notes and may otherwise deal with the Company, the Subsidiary Guarantors or their respective Subsidiaries or Affiliates with the same rights it would have if it were not Trustee.

16.           NO RECOURSE AGAINST OTHERS.  No director, officer, employee or shareholder, as such, of the Company, any Subsidiary Guarantor or the Trustee shall have any liability for any obligations of the Company, any Subsidiary Guarantor or the Trustee under the Notes or the Indenture or for any claim based on, in respect of or by reason of such obligations or their creation.  Each Holder by accepting a Note waives and releases all such liability.  The waiver and release are part of the consideration for the Notes.

17.           AUTHENTICATION.  This Note shall not be valid until authenticated by the manual signature of the Trustee or an authenticating agent.

18.           CUSIP NUMBERS.  Pursuant to a recommendation promulgated by the Committee on Uniform Security Identification Procedures, the Company will cause CUSIP numbers to be printed on the Notes as a convenience to Holders of the Notes.  No representation is made as to the accuracy of such numbers as printed on the Notes and reliance may be placed only on the other identification numbers printed hereon

19.           ABBREVIATIONS.  Customary abbreviations may be used in the name of a holder or an assignee, such as: TEN CO = tenants in common, TEN ENT = tenants by the entireties, JT TEN = joint tenants with right of survivorship and not as tenants in common, CUST = Custodian and U/G/M/A = Uniform Gifts to Minors Act.

20.           GOVERNING LAW.  THE INTERNAL LAW OF THE STATE OF NEW YORK SHALL GOVERN AND BE USED TO CONSTRUE THE INDENTURE BUT WITHOUT GIVING EFFECT TO APPLICABLE PRINCIPLES OF CONFLICTS OF LAW TO THE EXTENT THAT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION WOULD BE REQUIRED THEREBY.

The Company will furnish to any Holder upon written request and without charge to the Holder a copy of the Indenture which has in it the text of this Note in larger type.  Requests may be made to the Company at the address set forth for notice in the Indenture.

SCHEDULE OF EXCHANGES OF INTERESTS IN THE GLOBAL NOTE

The following exchanges of a part of this Global Note for an interest in another Global Note or for a Definitive Note, or exchanges of a part of another Global Note or Definitive Note for an interest in this Global Note, have been made:

Date of Transfer	Amount of Decrease in Principal Amount of this Global Note	Amount of Increase in Principal Amount of this Global Note	Principal Amount of this Global Note following such increase or decrease	Signature of Authorized Signatory of Trustee or Registrar

ASSIGNMENT FORM

To assign this Note, fill in the form below:

(I) or (we) assign and transfer this Note to

______________________________________________________________

(Insert assignee’s social security or tax I.D. no.)

______________________________________________________________

______________________________________________________________

______________________________________________________________

(Print or type assignee’s name, address and zip code)

and irrevocably appoint agent to transfer this Note on the books of the Company.  The agent may substitute another to act for him.

Your Signature: __________________________________________________
                                                             (Sign exactly as your name appears on the other side of this Note)

Date: _____________________

Medallion Signature Guarantee: ______________________________________

[FOR INCLUSION ONLY IF THIS NOTE BEARS A PRIVATE PLACEMENT LEGEND –] In connection with any transfer of any of the Notes evidenced by this certificate which are “restricted securities” (as defined in Rule 144 (or any successor thereto) under the Securities Act), the undersigned confirms that the Notes are being transferred:

CHECK ONE BOX BELOW

(1)	[ ]	to the Company or one of its subsidiaries; or

(2)	[ ]	pursuant to and in compliance with Rule 144A under the Securities Act of 1933; or

(3)	[ ]	pursuant to an exemption from registration under the Securities Act of 1933 provided by Rule 144 thereunder.

Unless one of the boxes is checked, the Registrar will refuse to register any of the Notes evidenced by this certificate in the name of any Person other than the registered Holder thereof; provided, however, that if box (2) or (3) is checked, the Trustee may require, prior to registering any such transfer of the Notes, such certifications and other information, and if box (3) is checked such legal opinions, as the Company has reasonably requested in writing, by delivery to the Trustee of a standing letter of instruction, to confirm that such transfer is being made pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act of 1933; provided that this paragraph shall not be applicable to any Notes which are not “restricted securities” (as defined in Rule 144 (or any successor thereto) under the Securities Act).

Your Signature: __________________________________________________
                                                             (Sign exactly as your name appears on the other side of this Note)

Date: _____________________

Medallion Signature Guarantee: ______________________________________

OPTION OF HOLDER TO ELECT PURCHASE

If you wish to elect to have this Note purchased by the Company pursuant to Section 4.11, Section 4.15 or Section 4.21 of the Indenture, check the applicable box:  [  ]

Section 4.11 [   ]                                           Section 4.15 [   ]                                           Section 4.21 [   ]

If you wish to elect to have only a portion of this Note purchased by the Company pursuant to Section 4.11, Section 4.15 or Section 4.21 of the Indenture, state the amount you elect to have purchased (in integral multiples of $1,000 in excess of $2,000):  $___________________.

Your Signature: __________________________________________________
                                                             (Sign exactly as your name appears on the other side of this Note)

Date: _____________________

Medallion Signature Guarantee: ______________________________________

EXHIBIT B

FORM OF CERTIFICATION
FOR TRANSFER

[Date]

U.S. Bank National Association
[   ]

Re:	7.125% Second-Priority Senior Secured Notes due 2021 (the “Notes”) of GenCorp Inc. (the “Company”)

Ladies and Gentlemen:

Reference is hereby made to the Indenture, dated as of January 28, 2013 (the “Indenture”), between GenCorp, Inc., an Ohio corporation (the “Company”), the Subsidiary Guarantors and U.S. Bank National Association, as trustee.  Capitalized terms used but not defined herein shall have the meanings given to them in the Indenture.

___________________ (the “Transferor”) owns and proposes to transfer the Note[s] or interest in such Note[s] specified in Annex A hereto, in the principal amount at maturity of $___________ in such Note[s] or interests (the “Transfer”), to  ___________________________ (the “Transferee”), as further specified in Annex A hereto.  In connection with the Transfer, the Transferor hereby certifies that:

[CHECK ALL THAT APPLY]

1.           ☐           Check if Transferee will take delivery of a beneficial interest in the 144A Global Note or a Definitive Note Pursuant to Rule 144A.  The Transfer is being effected pursuant to and in accordance with Rule 144A under the United States Securities Act of 1933, as amended (the “Securities Act”), and, accordingly, the Transferor hereby further certifies that the beneficial interest or Definitive Note is being transferred to a Person that the Transferor reasonably believed and believes is purchasing the beneficial interest or Definitive Note for its own account, or for one or more accounts with respect to which such Person exercises sole investment discretion, and such Person and each such account is a “qualified institutional buyer” within the meaning of Rule 144A in a transaction meeting the requirements of Rule 144A and such Transfer is in compliance with any applicable blue sky securities laws of any state of the United States.  Upon consummation of the proposed Transfer in accordance with the terms of the Indenture, the transferred beneficial interest or Definitive Note shall be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the 144A Global Note and/or the Definitive Note and in the Indenture and the Securities Act.

2.           ☐           Check if Transferee will take delivery of a beneficial interest in the Regulation S Global Note or a Definitive Note pursuant to Regulation S.  The Transfer is being effected pursuant to and in accordance with Rule 903 or Rule 904 under the Securities Act and, accordingly, the Transferor hereby further certifies that (i) the Transfer is not being made to a person in the United States and (x) at the time the buy order was originated, the Transferee was outside the United States or such Transferor and any Person acting on its behalf reasonably believed and believes that the Transferee was outside the United States or (y) the transaction was executed in, on or through the facilities of a designated offshore securities market and neither such Transferor nor any Person acting on its behalf knows that the transaction was prearranged with a buyer in the United States, (ii) no directed selling efforts have been made in contravention of the requirements of Rule 903(b) or Rule 904(b) of Regulation S under the Securities Act, (iii) the transaction is not part of a plan or scheme to evade the registration requirements of the Securities Act and (iv) if the proposed transfer is being made prior to the expiration of the restricted period as defined in Regulation S, the transfer is not being made to a U.S. Person or for the account or benefit of a U.S. Person (other than the Initial Purchasers).  Upon consummation of the proposed transfer in accordance with the terms of the Indenture, the transferred beneficial interest or Definitive Note shall be subject to the restrictions on Transfer enumerated in the Private Placement Legend printed on the Regulation S Global Note and/or the Definitive Note and in the Indenture and the Securities Act.

3.           ☐           Check and complete if Transferee will take delivery of a beneficial interest in a Definitive Note pursuant to any provision of the Securities Act other than Rule 144A or Regulation S.  The Transfer is being effected in compliance with the transfer restrictions applicable to beneficial interests in Restricted Global Notes and Restricted Definitive Notes and pursuant to and in accordance with the Securities Act and any applicable blue sky securities laws of any state of the United States, and accordingly the Transferor hereby further certifies that (check one):

(a)           ☐           such Transfer is being effected pursuant to and in accordance with Rule 144 under the Securities Act; or

(b)           ☐           such Transfer is being effected to the Company or a subsidiary thereof; or

(c)           ☐           such Transfer is being effected pursuant to an effective registration statement under the Securities Act and in compliance with the prospectus delivery requirements of the Securities Act; or

(d)           ☐           such Transfer is being effected to an Institutional Accredited Investor and pursuant to an exemption from the registration requirements of the Securities Act other than Rule 144A, Rule 144 or Rule 904, and the Transferor hereby further certifies that it has not engaged in any general solicitation within the meaning of Regulation D under the Securities Act and the Transfer complies with the transfer restrictions applicable to beneficial interests in a Restricted Global Note or Restricted Definitive Notes and the requirements of the exemption claimed, which certification is supported by (1) a certificate executed by the Transferee in the form of Exhibit D to the Indenture and (2) if the principal amount of Notes to be transferred is less than $100,000, an Opinion of Counsel provided by the Transferor or the Transferee (a copy of which the Transferor has attached to this certification), to the effect that such Transfer is in compliance with the Securities Act.  Upon consummation of the proposed transfer in accordance with the terms of the Indenture, the transferred beneficial interest or Definitive Note shall be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the Definitive Notes and in the Indenture and the Securities Act.

4.           ☐           Check if Transferee will take delivery of a beneficial interest in an Unrestricted Global Note or of an Unrestricted Definitive Note.

(a)           ☐           Check if Transfer is Pursuant to Rule 144.  (i) The Transfer is being effected pursuant to and in accordance with Rule 144 under the Securities Act and in compliance with the transfer restrictions contained in the Indenture and any applicable blue sky securities laws of any state of the United States and (ii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act.  Upon consummation of the proposed Transfer in accordance with the terms of the Indenture, the transferred beneficial interest or Definitive Note shall no longer be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the Restricted Global Notes, on Restricted Definitive Notes and in the Indenture.

(b)           ☐           Check if Transfer is Pursuant to Regulation S.  (i) The Transfer is being effected pursuant to and in accordance with Rule 903 or Rule 904 under the Securities Act and in compliance with the transfer restrictions contained in the Indenture and any applicable blue sky securities laws of any state of the United States and (ii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act.  Upon consummation of the proposed Transfer in accordance with the terms of the Indenture, the transferred beneficial interest or Definitive Note shall no longer be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the Restricted Global Notes, on Restricted Definitive Notes and in the Indenture.

(c)           ☐           Check if Transfer is Pursuant to Other Exemption.  (i) The Transfer is being effected pursuant to and in compliance with an exemption from the registration requirements of the Securities Act other than Rule 144, Rule 903 or Rule 904 and in compliance with the transfer restrictions contained in the Indenture and any applicable blue sky securities laws of any State of the United States and (ii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act.  Upon consummation of the proposed Transfer in accordance with the terms of the Indenture, the transferred beneficial interest or Definitive Note shall not be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the Restricted Global Notes or Restricted Definitive Notes and in the Indenture.

This certificate and the statements contained herein are made for your benefit and the benefit of the Company.

[Insert Name of Transferor]

By:
Name:
Title:

Dated:

ANNEX A TO CERTIFICATE OF TRANSFER

1.           The Transferor owns and proposes to transfer the following:

[CHECK ONE OF (a) OR (b)]

(A)           ☐           a beneficial interest in the:

(i)            ☐           144A Global Note (CUSIP __________); or

(ii)           ☐           Regulation S Global Note (CUSIP __________); or

(B)           ☐           a Restricted Definitive Note.

2.           After the Transfer the Transferee shall hold:

[CHECK ONE]

(A)           ☐           a beneficial interest in the:

(i)            ☐           144A Global Note (CUSIP __________); or

(ii)           ☐           Regulation S Global Note (CUSIP __________); or

(iii)          ☐           Unrestricted Global Note (CUSIP __________); or

(B)           ☐           a Restricted Definitive Note; or

(C)           ☐           an Unrestricted Definitive Note,

in accordance with the terms of the Indenture.

EXHIBIT C

FORM OF CERTIFICATE OF EXCHANGE

GenCorp Inc.
[   ]

CUSIP:  ______________

Re:	7.125% Second-Priority Senior Secured Notes due 2021

Reference is hereby made to the Indenture, dated as of January 28, 2013 (the “Indenture”), between GenCorp Inc., an Ohio corporation (the “Company”), the Subsidiary Guarantors and U.S. Bank National Association, as trustee.  Capitalized terms used but not defined herein shall have the meanings given to them in the Indenture.

__________________________ (the “Owner”) owns and proposes to exchange the Note[s] or interest in such Note[s] specified herein, in the principal amount at maturity of $____________ in such Note[s] or interests (the “Exchange”).  In connection with the Exchange, the Owner hereby certifies that:

1.           Exchange of Restricted Definitive Notes or Beneficial Interests in a Restricted Global Note for Unrestricted Definitive Notes or Beneficial Interests in an Unrestricted Global Note.

(a)           ☐           Check if Exchange is from beneficial interest in a Restricted Global Note to beneficial interest in an Unrestricted Global Note.  In connection with the Exchange of the Owner’s beneficial interest in a Restricted Global Note for a beneficial interest in an Unrestricted Global Note in an equal principal amount, the Owner hereby certifies (i) the beneficial interest is being acquired for the Owner’s own account without transfer, (ii) such Exchange has been effected in compliance with the transfer restrictions applicable to the Global Notes and pursuant to and in accordance with the United States Securities Act of 1933, as amended (the “Securities Act”), (iii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act and (iv) the beneficial interest in an Unrestricted Global Note is being acquired in compliance with any applicable blue sky securities laws of any state of the United States.

(b)           ☐           Check if Exchange is from beneficial interest in a Restricted Global Note to Unrestricted Definitive Note.  In connection with the Exchange of the Owner’s beneficial interest in a Restricted Global Note for an Unrestricted Definitive Note, the Owner hereby certifies (i) the Definitive Note is being acquired for the Owner’s own account without transfer, (ii) such Exchange has been effected in compliance with the transfer restrictions applicable to the Restricted Global Notes and pursuant to and in accordance with the Securities Act, (iii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act and (iv) the Definitive Note is being acquired in compliance with any applicable blue sky securities laws of any state of the United States.

(c)           ☐           Check if Exchange is from Restricted Definitive Note to beneficial interest in an Unrestricted Global Note.  In connection with the Owner’s Exchange of a Restricted Definitive Note for a beneficial interest in an Unrestricted Global Note, the Owner hereby certifies (i) the beneficial interest is being acquired for the Owner’s own account without transfer, (ii) such Exchange has been effected in compliance with the transfer restrictions applicable to Restricted Definitive Notes and pursuant to and in accordance with the Securities Act, (iii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act and (iv) the beneficial interest is being acquired in compliance with any applicable blue sky securities laws of any state of the United States.

(d)           ☐           Check if Exchange is from Restricted Definitive Note to Unrestricted Definitive Note.  In connection with the Owner’s Exchange of a Restricted Definitive Note for an Unrestricted Definitive Note, the Owner hereby certifies (i) the Unrestricted Definitive Note is being acquired for the Owner’s own account without transfer, (ii) such Exchange has been effected in compliance with the transfer restrictions applicable to Restricted Definitive Notes and pursuant to and in accordance with the Securities Act, (iii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act and (iv) the Unrestricted Definitive Note is being acquired in compliance with any applicable blue sky securities laws of any state of the United States.

2.           Exchange of Restricted Definitive Notes or Beneficial Interests in Restricted Global Notes for Restricted Definitive Notes or Beneficial Interests in Restricted Global Notes.

(a)           ☐           Check if Exchange is from beneficial interest in a Restricted Global Note to Restricted Definitive Note.  In connection with the Exchange of the Owner’s beneficial interest in a Restricted Global Note for a Restricted Definitive Note with an equal principal amount, the Owner hereby certifies that the Restricted Definitive Note is being acquired for the Owner’s own account without transfer.  Upon consummation of the proposed Exchange in accordance with the terms of the Indenture, the Restricted Definitive Note issued shall continue to be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the Restricted Definitive Note and in the Indenture and the Securities Act.

(b)           ☐           Check if Exchange is from Restricted Definitive Note to beneficial interest in a Restricted Global Note.  In connection with the Exchange of the Owner’s Restricted Definitive Note for a beneficial interest in the [CHECK ONE]

☐           144A Global Note,

☐           Regulation S Global Note

with an equal principal amount, the Owner hereby certifies (i) the beneficial interest is being acquired for the Owner’s own account without transfer and (ii) such Exchange has been effected in compliance with the transfer restrictions applicable to the Restricted Global Notes and pursuant to and in accordance with the Securities Act, and in compliance with any applicable blue sky securities laws of any state of the United States.  Upon consummation of the proposed Exchange in accordance with the terms of the Indenture, the beneficial interest issued shall be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the relevant Restricted Global Note and in the Indenture and the Securities Act.

This certificate and the statements contained herein are made for your benefit and the benefit of the Company.

[Insert Name of Transferor]

By:
Name:
Title:

EXHIBIT D

[FORM OF SUPPLEMENTAL INDENTURE

TO BE DELIVERED BY SUBSEQUENT GUARANTORS]

Supplemental Indenture (this “Supplemental Indenture”), dated as of __________, among GenCorp Inc. (the “Issuer”), __________________ (the “Guaranteeing Subsidiary”), a subsidiary of the Issuer, and U.S. Bank National Association, as trustee (the “Trustee”).

W I T N E S S E T H

WHEREAS, the Issuer has heretofore executed and delivered to the Trustee an Indenture (the “Indenture”), dated as of January 28, 2013, providing for the issuance of an aggregate principal amount of 7.125% Second Priority Senior Secured Notes due 2021 (the “Notes”);

WHEREAS, the Indenture provides that under certain circumstances the Guaranteeing Subsidiary shall execute and deliver to the Trustee a supplemental indenture pursuant to which the Guaranteeing Subsidiary shall unconditionally guarantee all of the Issuer’s Obligations under the Notes and the Indenture on the terms and conditions set forth herein and under the Indenture (the “Guarantee”); and

WHEREAS, pursuant to Section 9.01 of the Indenture, the Issuer and the Trustee are authorized to execute and deliver this Supplemental Indenture without the consent of Holders.

NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the parties mutually covenant and agree for the equal and ratable benefit of the Holders of the Notes as follows:

(1)           Capitalized Terms.  Capitalized terms used herein without definition shall have the meanings assigned to them in the Indenture.

(2)           Agreement to Guarantee.  The Guaranteeing Subsidiary hereby agrees as follows:

(a)           Along with all other Subsidiary Guarantors named in the Indenture (including pursuant to any supplemental indentures), to jointly and severally, unconditionally guarantee to each Holder of a Note authenticated and delivered by the Trustee and to the Trustee and its successors and assigns, that:

                (i)the principal of and interest and premium, if any, on the Notes shall be promptly paid in full when due, whether at maturity, by acceleration, redemption or otherwise, and interest on the overdue principal of and interest on the Notes, if any, if lawful, and all other obligations of the Issuer to the Holders or the Trustee thereunder shall be promptly paid in full or performed, all in accordance with the terms thereof; and

                (ii)in case of any extension of time of payment or renewal of any Notes or any of such other obligations, that same shall be promptly paid in full when due or performed in accordance with the terms of the extension or renewal, whether at stated maturity, by acceleration or otherwise.  Failing payment when due of any amount so guaranteed or any performance so guaranteed for whatever reason, the Subsidiary Guarantors and the Guaranteeing Subsidiary shall be jointly and severally obligated to pay the same immediately.  This is a guarantee of payment and not a guarantee of collection.

(b)           The obligations hereunder shall be unconditional, irrespective of the validity, regularity or enforceability of the Notes or the Indenture or the obligations of the Issuer hereunder or thereunder, the absence of any action to enforce the same, any waiver or consent by any Holder of the Notes with respect to any provisions hereof or thereof, the recovery of any judgment against the Issuer or any other Subsidiary Guarantor, any action to enforce the same or any other circumstance which might otherwise constitute a legal or equitable discharge or defense of a guarantor.

(c)           The Guaranteeing Subsidiary hereby waives:  diligence, presentment, demand of payment, filing of claims with a court in the event of insolvency or bankruptcy of the Issuer, any right to require a proceeding first against the Issuer, protest, notice and all demands whatsoever.

(d)           This Guarantee shall not be discharged except by complete performance of the obligations contained in the Notes, the Indenture and this Supplemental Indenture.  The Guaranteeing Subsidiary accepts all obligations applicable to a Subsidiary Guarantor under the Indenture, including Article XII of the Indenture (which is deemed incorporated in this Supplemental Indenture and applicable to this Guarantee) and, as applicable, Section 5.01 and Section 5.02 of the Indenture.  The Guaranteeing Subsidiary acknowledges that by executing this Supplemental Indenture, it will become a Subsidiary Guarantor under the Indenture and subject to all the terms and conditions applicable to Subsidiary Guarantors contained therein.

(e)           If any Holder or the Trustee is required by any court or otherwise to return to the Issuer, the Subsidiary Guarantors (including the Guaranteeing Subsidiary), or any custodian, trustee, liquidator or other similar official acting in relation to either the Issuer or the Subsidiary Guarantors, any amount paid either to the Trustee or such Holder, this Guarantee, to the extent theretofore discharged, shall be reinstated in full force and effect.

(f)           The Guaranteeing Subsidiary shall not be entitled to any right of subrogation in relation to the Holders in respect of any obligations guaranteed hereby until payment in full of all obligations guaranteed hereby.

(g)           As between the Guaranteeing Subsidiary, on the one hand, and the Holders and the Trustee, on the other hand, (x) the maturity of the obligations guaranteed hereby may be accelerated as provided in Article VI of the Indenture for the purposes of this Guarantee, notwithstanding any stay, injunction or other prohibition preventing such acceleration in respect of the obligations guaranteed hereby, and (y) in the event of any declaration of acceleration of such obligations as provided in Article VI of the Indenture, such obligations (whether or not due and payable) shall forthwith become due and payable by the Guaranteeing Subsidiary for the purpose of this Guarantee.

(h)           The Guaranteeing Subsidiary shall have the right to seek contribution from any non-paying Subsidiary Guarantor so long as the exercise of such right does not impair the rights of the Holders under this Guarantee.

(i)           Pursuant to Section 12.04 of the Indenture, after giving effect to all other contingent and fixed liabilities that are relevant under any applicable bankruptcy or fraudulent conveyance laws, and after giving effect to any collections from, rights to receive contribution from or payments made by or on behalf of any other Subsidiary Guarantor in respect of the obligations of such other Subsidiary Guarantor under Article XII of the Indenture, this new Guarantee shall be limited to the maximum amount permissible such that the obligations of such Guaranteeing Subsidiary under this Guarantee will not constitute a fraudulent transfer or conveyance.

(j)           Until released in accordance with Section 12.05 or Section 12.06 of the Indenture and Section 5 hereof, this Guarantee shall remain in full force and effect and continue to be effective should any petition be filed by or against the Issuer for liquidation, reorganization, should the Issuer become insolvent or make an assignment for the benefit of creditors or should a receiver or trustee be appointed for all or any significant part of the Issuer’s assets, and shall, to the fullest extent permitted by law, continue to be effective or be reinstated, as the case may be, if at any time payment and performance of the Notes are, pursuant to applicable law, rescinded or reduced in amount, or must otherwise be restored or returned by any obligee on the Notes and Guarantee, whether as a “voidable preference,” “fraudulent transfer” or otherwise, all as though such payment or performance had not been made.  In the event that any payment or any part thereof, is rescinded, reduced, restored or returned, the Note shall, to the fullest extent permitted by law, be reinstated and deemed reduced only by such amount paid and not so rescinded, reduced, restored or returned.

(k)           In case any provision of this Guarantee shall be invalid, illegal or unenforceable, the validity, legality, and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

(l)           This Guarantee shall be a general secured senior obligation of such Guaranteeing Subsidiary, ranking pari passu in right of payment with all existing and future senior Indebtedness of the Guaranteeing Subsidiary, if any.

(m)           Each payment to be made by the Guaranteeing Subsidiary in respect of this Guarantee shall be made without set-off, counterclaim, reduction or diminution of any kind or nature.

(3)           Execution and Delivery.  The Guaranteeing Subsidiary agrees that the Guarantee shall remain in full force and effect notwithstanding the absence of the endorsement of any notation of such Guarantee on the Notes.

(4)           Merger, Consolidation or Sale of All or Substantially All Assets.

(a)           Except as otherwise provided in Section 5.01 of the Indenture, the Guaranteeing Subsidiary may not consolidate or merge with or into or wind up into (whether or not the Guaranteeing Subsidiary is the surviving corporation), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets, in one or more related transactions, to any Person.

(b)           Upon any consolidation or merger, or any sale, assignment, transfer, lease, conveyance or other disposition of all or substantially all of the assets of the Issuer or a Subsidiary Guarantor in accordance with Section 5.01 of the Indenture, the successor corporation formed by such consolidation or into or with which the Issuer or such Subsidiary Guarantor, as applicable, is merged or to which such sale, assignment, transfer, lease, conveyance or other disposition is made shall succeed to, and be substituted for (so that from and after the date of such consolidation, merger, sale, lease, conveyance or other disposition, the provisions of the Indenture referring to the Issuer or such Subsidiary Guarantor, as applicable, shall refer instead to the successor corporation and not to the Issuer or such Subsidiary Guarantor, as applicable), and may exercise every right and power of the Issuer or such Subsidiary Guarantor, as applicable, under the Indenture with the same effect as if such successor Person had been named as the Issuer or a Subsidiary Guarantor, as applicable, herein; provided that any predecessor Issuer shall not be relieved from the obligation to pay the principal of and interest on the Notes except in the case of a sale, assignment, transfer, conveyance or other disposition of all of the Issuer’s assets that meets the requirements of Section 5.01 of the Indenture.

(5)           Releases.  The Guarantee of the Guaranteeing Subsidiary shall be automatically and unconditionally released and discharged, and no further action by the Guaranteeing Subsidiary, the Issuer or the Trustee is required for the release of the Guaranteeing Subsidiary’s Guarantee, upon satisfaction of all of the conditions set forth in Section 12.05 or Section 12.06 of the Indenture.

(6)           No Recourse Against Others.  No past, present or future director, officer, employee, incorporator or stockholder of the Issuer or the Guaranteeing Subsidiary shall have any liability for any obligations of the Issuer or the Subsidiary Guarantors (including the Guaranteeing Subsidiary) under the Notes, any Subsidiary Guarantees (including the Guarantee), the Security Documents, the Indenture or this Supplemental Indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation.  Each Holder by accepting Notes waives and releases all such liability.  The waiver and release are part of the consideration for issuance of the Notes.

(7)           Governing Law.  THIS SUPPLEMENTAL INDENTURE WILL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF NEW YORK.

(8)           Counterparts.  The parties may sign any number of copies of this Supplemental Indenture.  Each signed copy shall be an original, but all of them together represent the same agreement.  The exchange of copies of this Supplemental Indenture and of signature pages by facsimile or PDF transmission shall constitute effective execution and delivery of this Supplemental Indenture as to the parties hereto and may be used in lieu of the original Supplemental Indenture for all purposes.  Signatures of the parties hereto transmitted by facsimile or PDF shall be deemed to be their original signatures for all purposes.

(9)           Effect of Headings.  The Section headings herein have been inserted for convenience of reference only, are not considered a part of this Supplemental Indenture and shall in no way modify or restrict any of the terms or provisions hereof.

(10)           The Trustee.  The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Supplemental Indenture or for or in respect of the recitals contained herein, all of which recitals are made solely by the Guaranteeing Subsidiary.

(11)           Subrogation.  The Guaranteeing Subsidiary shall be subrogated to all rights of Holders of Notes against the Issuer in respect of any amounts paid by the Guaranteeing Subsidiary pursuant to the provisions of Section 2 hereof and Section 12.01 of the Indenture; provided that, if an Event of Default has occurred and is continuing, the Guaranteeing Subsidiary shall not be entitled to enforce or receive any payments arising out of, or based upon, such right of subrogation until all amounts then due and payable by the Issuer under the Indenture or the Notes shall have been paid in full.

(12)           Benefits Acknowledged.  The Guaranteeing Subsidiary’s Guarantee is subject to the terms and conditions set forth in the Indenture.  The Guaranteeing Subsidiary acknowledges that it will receive direct and indirect benefits from the financing arrangements contemplated by the Indenture and this Supplemental Indenture and that the guarantee and waivers made by it pursuant to this Guarantee are knowingly made in contemplation of such benefits.

(13)           Successors.  All agreements of the Guaranteeing Subsidiary in this Supplemental Indenture shall bind its successors, except as otherwise provided in Sections 5.01, 5.02, 12.05 and 12.06 of the Indenture or elsewhere in this Supplemental Indenture.  All agreements of the Trustee in this Supplemental Indenture shall bind its successors.

(14)           Except as expressly amended hereby, the Indenture is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect.  This Supplemental Indenture shall form a part of the Indenture for all purposes, and every Holder of Notes heretofore or hereafter authenticated and delivered shall be bound hereby.

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed, all as of the date first above written.

[GUARANTEEING SUBSIDIARY]

By:
Name:
Title:

U.S. BANK NATIONAL ASSOCIATION,
as Trustee

By:
Name:
Title:

GENCORP INC.,
as Issuer

By:
Name:
Title: